Exhibit 99.9

TOROMOCHO PROJECT

TECHNICAL REPORT

Prepared For

Peru Copper, Inc.

Prepared By

March 22, 2006

TABLE OF CONTENTS

1.0	SUMMARY		1-1

2.0	INTRODUCTION AND TERMS OF REFERENCE		2-1

3.0	RELIANCE ON OTHER EXPERTS, DISCLAIMER.		3-1

4.0	PROPERTY DESCRIPTION AND LOCATION		4-1

5.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY		5-1

6.0	HISTORY		6-1

7.0	GEOLOGICAL SETTING		7-1

8.0	DEPOSIT TYPES		8-1

9.0	MINERALIZATION		9-1

10.0	EXPLORATION		10-1

11.0	DRILLING		11-1

12.0	SAMPLING METHODS AND APPROACH		12-1

13.0	SAMPLE PREPARATION, ANALYSES AND SECURITY		13-1

14.0	DATA VERIFICATION		14-1
	14.1	PCI Data Verification	14-1
	14.2	Old Drilling Verification	14-5
	14.3	Data Selection for Resource	14-9

15.0	ADJACENT PROPERTIES		15-1

16.0	MINERAL PROCESSING AND METALLURGICAL TESTING		16-1
	16.1	Overview	16-1
	16.2	Metallurgical Development Program	16-3

17.0	MINERAL RESOURCES AND MINERAL RESERVES ESTIMATES		17-1
	17.1	Block Model	17-1
	17.2	Mineral Reserve	17-6
	17.3	Mineral Resources	17-16
	17.4	Vocabulary	17-18

TABLE OF CONTENTS

- Continued -

18.0	OTHER RELEVANT DATA		18-1

19.0	INTERPRETATION AND CONCLUSIONS		19-1

20.0	RECOMMENDATIONS		20-1

21.0	REFERENCES		21-1

22.0	DATE AND CERTIFICATES OF AUTHORS		22-1

23.0	ADDITIONAL REQUIREMENTS		23-1
	23.1	Mining and Processing Operations	23-1
	23.2	Recoverability	23-3
	23.3	Markets	23-4
	23.4	Contracts	23-4
	23-5	Environmental and Community Relations	23-5
	23-6	Taxes	23-8
	23-7	Capital and Operating Costs	23-9
	23-8	Economic Analysis	23-14
	23-9	Payback Period	23-19
	23-10	Mine Life	23-19

1-1

1.0 SUMMARY

This Technical Report summarizes the results of the recently completed prefeasibility study of the Toromocho Project for Peru Copper Inc. (PCI). The primary author of this report has been Independent Mining Consultants, Inc. (IMC) with assistance from Minerals Advisory Group, Inc. (MAG).

The Toromocho deposit is a porphyry copper deposit with the mineralization hosted in both intrusives and contact metamorphic units. The majority of copper mineralization is in the form of chalcopyrite and chalcocite. Molybdenum (moly) and silver are also present as byproduct credits.

The Toromocho project is located in central Peru, approximately 140 km east of Lima in the Morococha mining district, Yauli Province, Junin Department (Figure 4-1). The mining town of Morococha is roughly 2 km from the center of the deposit. The paved Central Highway from Lima passes through Morococha. Power is available within 15 to 20km distance and there appears to be sufficient water resources in the immediate area of the deposit for any potential operation.

The deposit outcrops and is amenable to conventional open pit mining methods. Process testing has confirmed that the flotation process will produce a marketable concentrate.

The prefeasibility study was completed by SNC-Lavalin, Chile, S.A. (SNC) with input from a number of contractors including IMC, MAG, and MWH. (See Section 2). The data verification, block model, mine plan, mine capital and operating costs, and the mineral reserves and resources were the responsibility of IMC. The concentrator, infrastructure and prefeasibility assembly were the responsibility of SNC.

This Technical Report summarizes the prefeasibility study. There are however, some changes from the prefeasibility study as summarized below:

1)	The prefeasibility study was based on an August 2005 drill data base, a September 2005 block model and a December 2005 mine plan. This Technical Report presents a more recent data set and mine plan.

2)	This Technical Report is based on drilling completed by late October 2005, a January 2006 block model, and a February 2006 mine plan. The primary change resulting from this mine plan was to increase mill ore tonnage by about 4% and slightly reduce the strip ratio when compared with the prefeasibility mine plan.

1-2

The mine plan was designed to produce 150,000 tonnes per day (54,750 ktonnes/yr) of ore to a conventional crush, grind, and flotation mill complex. In the process, the mine delivers material to the following destinations:

Mined Material:

54,750 ktonnes/yr to the sulfide mill

(included in the Mineral Reserves)

5,000 ktonnes/yr (+-) to a high grade ROM leach pad.

(included in the Mineral Reserves)

Low grade mill ore to a stockpile.

This is rehandled to the mill at the end of the mine life.

(included in the Mineral Reserves)

Low grade leachable or millable material to a stockpile.

This material is rehandled to the leach pad throughout the mine life to provide a consistent feed rate to the pad.

(included in the Mineral Reserves)

Process Facilities include:	A sulfide mill and A heap leach facility with SXEW treatment of the heap liquor.

The products will include:	Copper concentrates to a smelter Moly concentrates to a roaster EW copper from the SXEW plant

Table 1-1 summarizes the mine plan and production schedule. The material delivered to each process and destination is summarized on the table.

Figure 1-1 provides a general overview of the project.

The mine plan was based on measured and indicated category material which due to the successful completion of the feasibility study now reports and proven and probable Mineral Reserves. Within the mine plan, inferred category material is treated as waste.

Table 1-2 summarizes the Mineral Reserves and Mineral Resources of the Toromocho project. The Mineral Reserve is the total of the ores planned for processing within the mine plan. Cutoff grades for the Mineral Reserve were based on NSR calculations and net of process values (NSR-process costs) to determine the best process (mill or leach) for each block within the mine plan.

The Mineral Resource was also developed by using the floating cone pit design algorithm. However, the resource floating cone was not constrained by the national highway or by surface ownerships that PCI believes can be acquired in the future. The mine plan and Mineral Reserve was constrained by the surface infrastructure and property ownership.

The economics and recoveries applied to the determination of resources are the same as those used in the reserve cones as illustrated on Table 17-4. In developing the resource cones, IMC applied economic benefit to blocks of the measured and indicated category only. Once a theoretical pit geometry was developed, the material inside that pit was tabulated inclusive of the contained inferred category mineralization.

1-3

This resource is preliminary in nature and includes inferred mineral resources that are considered to speculative to have economic considerations applied to them. There is no certainty that this resource will be converted to reserve.

The resource cone contained both the prefeasibility mine plan and the Mineral Reserve in their entirety. So once the large cone was established, the incremental Mineral Resource was established by subtracting the Mineral Reserve from the resource cone tabulation.

Mineral Resources are based on different cutoff grade criteria than the Mineral Reserves. A simple equivalent copper equation was used based on: $1.00/lb Copper, $10.00/lb Moly, and $5.50/oz Silver which results in an equation of: Eqcu = copper + 9.7 x moly + 0.007 x silver.

The basic metal prices and cutoff grades for determination of Mineral Reserves and Mineral Resources are also included within the notes on Table 17-2.

1-4

Table 1-1

Toromocho Production Schedule

February 23, 2006

	Mill Ore									HG ROM Leach				LG to Mill Stkp at $1.20/T Net Cutoff				LG Leach Stkp			Waste Ktonnes	Total Material Ktonnes
Year	Cutoff Net $	Ktonnes	Total Cu %	Moly %	Silver gm/t	Zinc %	Arsenic %	Lead %	% Soluble Cu	Cutoff Net $	Ktonnes	Total Cu %	% Soluble Cu	Ktonnes %	Total Cu %	Moly %	Silver gm/t	Ktonnes %	Total Cu %	%Sol Cu
Preprod	$2.75	1,473	0.439	0.022	7.04	0.043	0.025	0.041	64.1%	1.50	4,739	0.474	75.0%	2,311	0.279	0.022	5.329	7859	0.214	69.5%	45,618	62,000
1	$2.75	53,277	0.622	0.016	6.97	0.097	0.028	0.015	57.2%	5.00	5,457	0.771	70.1%	6,612	0.365	0.009	4.677	39569	0.355	65.0%	23,085	128,000
2	$2.75	54,750	0.616	0.018	7.98	0.164	0.028	0.025	55.8%	2.75	5,288	0.626	71.3%	14,621	0.359	0.010	5.381	21826	0.254	67.0%	27,515	124,000
3	$2.75	54,750	0.650	0.018	6.79	0.131	0.024	0.019	42.5%	1.75	5,342	0.415	73.3%	7,674	0.378	0.011	4.666	10374	0.231	69.6%	41,860	120,000
4	$2.50	54,750	0.673	0.019	7.81	0.144	0.023	0.017	48.3%	2.00	5,679	0.505	70.6%	13,109	0.352	0.006	5.551	15211	0.262	62.7%	31,251	120,000
5	$2.50	54,750	0.552	0.013	8.19	0.285	0.025	0.019	34.1%	0.00	5,308	0.304	65.3%	25,643	0.357	0.007	5.752	1343	0.362	48.9%	32,956	120,000
6	$2.00	54,750	0.549	0.018	5.78	0.187	0.017	0.019	30.7%	1.50	7,117	0.466	61.3%	5,959	0.334	0.000	5.919	8823	0.269	55.8%	43,351	120,000
7	$1.75	54,750	0.533	0.015	6.85	0.254	0.025	0.025	32.4%	0.25	6,029	0.548	43.5%	13,314	0.335	0.007	6.996	3372	0.316	44.0%	42,535	120,000
8	$1.75	54,750	0.560	0.018	6.06	0.228	0.018	0.018	27.0%	0.00	366	1.117	53.8%	9,022	0.324	0.004	5.571	38	0.539	30.0%	35,824	100,000
9	$1.75	54,750	0.538	0.019	6.17	0.203	0.015	0.014	24.2%	0.00	3,050	0.546	49.7%	4,313	0.300	0.006	6.881	443	0.397	42.2%	37,444	100,000
10	$1.75	54,750	0.524	0.019	7.35	0.225	0.021	0.017	26.5%	0.00	4,865	0.411	48.1%	4,639	0.326	0.008	6.895	2425	0.317	45.4%	33,321	100,000
11	$1.75	54,750	0.571	0.021	7.11	0.170	0.019	0.013	25.4%	0.00	2,133	0.668	49.5%	4,627	0.313	0.009	6.130	1043	0.311	45.6%	37,447	100,000
12	$1.50	54,750	0.533	0.034	6.44	0.153	0.015	0.007	20.7%	0.00	1,346	0.465	51.4%	1,586	0.293	0.001	5.858	135	0.360	39.8%	42,183	100,000
13	$1.50	54,750	0.496	0.013	7.53	0.287	0.023	0.018	23.2%	0.00	1,194	0.535	38.1%	2,553	0.321	0.013	4.620	533	0.524	32.3%	40,970	100,000
14	$1.50	54,750	0.547	0.016	6.66	0.199	0.017	0.020	20.8%	0.00	706	0.967	44.9%	1,031	0.334	0.016	3.385	201	0.367	39.7%	43,312	100,000
15	$1.50	54,750	0.537	0.010	8.65	0.258	0.021	0.027	20.7%	0.00	1,240	0.357	49.3%	2,158	0.329	0.010	3.721	494	0.267	44.8%	41,358	100,000
16	$0.50	54,750	0.589	0.020	8.00	0.188	0.014	0.006	20.5%	0.00	465	0.213	49.5%					64	0.233	42.3%	9,718	64,997
17	$0.50	54,750	0.418	0.035	6.59	0.095	0.012	0.004	17.2%	0.00	550	0.211	46.0%					154	0.242	41.3%	5,457	60,911
18	$0.50	54,750	0.415	0.019	4.85	0.115	0.011	0.009	17.8%	0.00	961	0.226	45.6%					348	0.239	43.4%	8,975	65,034
19	$0.50	54,750	0.567	0.020	8.33	0.088	0.014	0.004	14.3%												5,721	60,471
20	$0.50	39,443	0.439	0.033	8.61	0.087	0.012	0.001	16.0%												5,725	45,168

Total		1,079,693	0.548	0.020	7.12	0.179	0.019	0.015	29.0%		61,835	0.508	60.9%	119,172	0.344	0.008	5.700	114,255	0.294	63.2%	635,626	2,010,581

All Mill and Leach Ores on this table are measured and indicated category (Proven and Probable) reserves.

1-5

Laguna Huacracocha
374,000 E
375,000 E
376,000 E
377,000 E
378,000 E
8,718,000 N
8,717,000 N
8,716,000 N
8,715,000 N
8,714,000 N
8,713,000 N
8,712,000 N
8,711,000 N
Open Pit
Low Grade
Southwest Waste
Crusher
East Waste
Low Grade / Leach
Plant Area
ROM Leach Dump
SX/EW
Tailings
N
0 250 500
METERS

Figure 1-1, Facilities Locations

1-6

Table 1-2

Toromocho Project

Mineral Reserves and Resources as of 20 March 2006

This Tabulation May Not Meet U.S. SEC Definitions

Mineral Reserves to Flotation including Low Grade Stockpile						Mineral Reserves to Heap Leach
Category	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%
Proven	418,318	0.581	0.022	6.47	0.84	47,066	0.433	0.011	7.14	0.43
Probable	780,547	0.500	0.017	7.25	0.72	129,024	0.346	0.008	7.78	0.35

Proven + Probable	1,198,865	0.528	0.019	6.98	0.76	176,090	0.369	0.009	7.61	0.37

	Total Mineral Reserves
Category	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%
Proven	465,384	0.57	0.021	6.54	0.80
Probable	909,571	0.48	0.016	7.33	0.67

Proven + Probable	1,374,955	0.51	0.018	7.06	0.71

	Mineral Resources in Addition to Reserves
Category 0.27% Equ Cutoff	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%
Measured	64,049	0.41	0.013	6.55	0.58
Indicated	537,312	0.37	0.016	6.85	0.57
Measured + Indicated	601,361	0.37	0.016	6.82	0.57

Inferred	151,000	0.46	0.010	7.85	0.61

Notes:

Metal Prices for Mineral Reserves and Resources $.90/lb Copper, $.00/lb Moly, $.50/Oz Silver

Cutoff Grades for Mineral Reserves Vary by Year Flotation Cutoffs, $.22 to $.52 NSR / Tonne Leach Cutoffs, 0.44% to 0.085% Soluble Copper

Cutoff Grades for Resources 0.27% Equivalent Copper

Equivalent Copper on this Table based on Copper + 9.70 x Moly + 0.007 x Silver ($.00/lb Copper, $0.00/lb Mo, $.50/oz Silver)

Heap Leach Ore receives no credit for Moly or Silver in Equivalent Copper Calculation.

1-7

Project capital and operating costs were estimated for all areas of the project during the prefeasibility process. Operating costs were estimated on an annual basis for the mine, process plants, and tailing facilities. Initial and sustaining capital was estimated on an annual basis throughout the mine life.

The following table summarizes the estimated project capital costs:

CAPITAL COST ESTIMATE SUMMARY REPORT BY AREA / FACILITY

AREA	DESCRIPTION	Labor, C.Eqt. & Contracts (k USD)	Equipment & Materials (k USD)	TOTAL (k USD)
D	DIRECT COSTS

000	GENERAL AREA	2,917	6,313	9,230
100	PRIMARY CRUSHING, COARSE ORE HANDLING, & STOCKPILE	79,574	41,191	120,764
200	GRINDING PLANT	90,189	175,316	265,506
300	FLOTATION & REGRINDING PLANT	27,802	47,943	75,745
400	MOLY PLANT	4,075	5,793	9,869
500	CONCENTRATE THICKENING, FILTRATION & STORAGE	5,729	9,497	15,225
600	TAILINGS THICKENING & WATER RECOVERY	13,705	11,689	25,395
710	PLANT INFRASTRUCTURE	25,598	196	25,794
720	SERVICES	50,122	42,340	92,462
730	TRANSPORTATION & PORT FACILITIES	0	0	0
740	MINE INFRASTRUCTURE	21,625	8,422	30,047

	SUBTOTAL - DIRECT COSTS	321,337	348,701	670,037

	SUBTOTAL - INDIRECT COSTS			207,491

	SUBTOTAL - DIRECT and INDIRECT COSTS			877,528

17.0%	CONTINGENCY			149,500

910	OWNER’S COST			87,918
910	MINE			209,982
10.4%	OWNER’S COST & MINE CONTINGENCY			30,930
	TAILINGS DAM (Contingency Included)			106,377
	ROM LEACHING & SXEW (15,000 t/y) (Contingency Incl.)			61,800

	TOTAL INVESTMENT ESTIMATE			1,524,037

The above capital costs are estimated to be within a –10% to +25% range.

1-8

Project operating costs are broadly summarized as follows:

ITEM	US$/t of Ore (Average)	Source
Concentrator	2.92	SNC-L
Tailing Dam	0.22	MWH
Mine	0.911 (per tonne of total material)	PCI
ROM Leach SX-EW	1.81	MAG-IMC-PCI

OTHER COSTS

Smelter Deducts - Metal Content
Copper	96.50%
Silver	10.00%	12 gr/t
Molybdenum	1.50%	2 lb/t

Refining
Treatment	70	$/dmt Cu Conc.
Copper	0.07	$ per lb
Copper Price Participation +$0	0.1
Silver	0.25	$ per ounce
Molybdenum	0.5	$ per lb

Concentrate & Cathode
Rail Transport - Port	8.49	$/wmt conc. & cathode
Port Handling & Loading	7.18	$/wmt conc. & cathode
Handling Losses Concentrate	0.50%
Insurance	0.08%	of net payable

Centromin Royalty
	0.51% of NSR	Cu <=0.8
	1.31% of NSR	0.8 < Cu <= 1.09
	1.71% of NSR	Cu>=1.10

Mine operating costs vary substantially by year depending on the haulage distance and the amount of material hauled to each destination. Mine operating costs presented above are an average of all years of mining. Mine operating costs vary from a low of $0.608/tonne to a high of $1.307 per tonne over the course of the mine life. Mine operating costs include delivery of high grade ROM leach to the leach pad, and delivery of waste rock to the tailing dam during preproduction construction.

Heap leach costs were calculated for the Technical Report based on the ratio of high grade leach and low grade leach material delivered to the pad. The cost of leach was estimated by MAG to be $1.267/tonne. Rehandle of the low grade leach stockpile to the pad was estimated by IMC at $0.83/tonne.

1-9

SNC prepared a discounted cash flow analysis of the Toromocho project as part of the pre-feasibility study. IMC obtained a copy of that spreadsheet and completed a spot check of the calculations and procedures within the table. In particular, Year 5 was traced through from the mining plan through application of all mining and processing costs to confirm the calculated cash flow.

IMC modified the input parameters to the cash flow table to reflect the February 2006 mine plan and the corresponding mineral reserves presented in this Technical Report. Consequently, there are minor differences between the SNC cash flow statement and the cash flow statement presented in this Technical Report.

IMC made the following changes to the cash flow calculation:

1)	The mine plan input data was modified to match the February 2006 mine plan.

2)	Minor costs of $1.05 and $1.08 per tonne of concentrate were added to the smelter charges for years 1 and 2 to reflect potential arsenic penalties. This calculation was completed by IMC based on the same criteria for smelter charges as used in the mine plan development.

3)	Heap leach recovery by year was modified by IMC to reflect inventory in pad and residual leach. Overall recovery matched that estimated by MAG.

4)	Heap leach operating costs were redeveloped for the new schedule based on the updated ratio of high grade versus low grade leach to the pad.

All other unit costs were kept identical to those in the prefeasibility study and the prefeasibility cash flow table. Those unit costs have been applied to the new material tonnages from the new mine plan. IMC holds the opinion that the minor differences between the old and new mine plans allow the original unit costs to continue to be used.

The base case financial evaluation of the project utilized metal prices of $1.10/lb copper, $10.00/lb moly, and $6.50/oz silver. Those metal prices are higher than those used for development of the mine plan. This does not imply that the mine plan is inappropriate. IMC holds the opinion that the allocation of material to the process plants would not change significantly with the increased metal prices. Further, the final pit geometry for the mine plan and Mineral Reserve would not increase substantially as it is physically limited by infrastructure and property constraints.

The base case metal prices result in a project ROI of 16.7% after tax. At 8% discount rate, an NPV of $921.7 million is obtained. IMC completed a sensitivity check of the project as summarized on Figure 1-2. As an indication of the robust character of the deposit, application of metal prices of $0.90/lb copper, $6.00/lb moly, and $5.50/oz silver would result in a project ROI of 9.1%.

1-10

Figure 1-2

Economic Sensitivity Summary

2-1

2.0 INTRODUCTION AND TERMS OF REFERENCE

This Technical Report summarizes the results of the recently completed prefeasibility study of the Toromocho Project for Peru Copper Inc. (PCI). The primary author of this report has been Independent Mining Consultants, Inc. (IMC) with assistance from Minerals Advisory Group, Inc. (MAG).

The corporate responsibilities for the prefeasibility study area summarize as follows:

Concentrator Facilities

Project Infrastructure Facilities

ROM Leach and SXEW Plant

Mine Plan and Mine Costs

Pit Slope Design

Geology

Hydrology

Environmental and Permit Issues

Tailing Dam and Water Reclaim

Community Relations

SNC-Lavalin Chile, S.A. (SNC) SNC MAG IMC Call & Nicholas, Inc. (CNI) PCI and IMC Errol Montgomery & Associates Knight Piesold, Chile S.A. (KP) MWH PCI

The Qualified Person within IMC responsible for this report is John M. Marek P.E. of Independent Mining Consultants, Inc. Mr. Marek was assisted in the review and interpretation of the available metallurgical testing information by Mr. Martin Kuhn of Minerals Advisory Group, Inc. (MAG) of Tucson, Arizona.

In addition, Mr. James W. Gulyas P.Eng. of SNC-Lavalin Chile has acted as the Qualified Person regarding the major prefeasibility work components completed by SNC.

John Marek visited the Toromocho site during September of 2003 and during July of 2005. Both new and old drill core were studied during the site visit and a thorough tour of the property was made in order to understand the rock units, potential operating conditions, and potential mine and infrastructure locations on the property. Visits were made to the CIMM Peru S.A. sample preparation and assay facilities used by PCI for assay of the new drill holes.

M. Kuhn has made multiple site visits and has been responsible for coordination of the metallurgical testing completed in Peru and elsewhere.

This report is in metric units. Tonnes means metric tons and Ktonnes means 1000 metric tonnes. Metal grades of copper and molybdenum are in percent by weight. Silver and gold are reported in grams per metric tonne. All tonnages reported in this document are in dry tonnes unless noted otherwise.

3-1

3.0 RELIANCE ON OTHER EXPERTS, DISCLAIMER

IMC has relied on the work of other contractors and the client in the preparation of this Technical Report. The contractors were listed in Section 2. Where possible, IMC has confirmed the information provided by comparison against other data sources, comparisons with other projects, or by field verification.

Where checks and confirmations were not possible, IMC has assumed that all information supplied is complete and reliable within normally accepted limits of error. During the normal course of the review, IMC has not discovered any reason to doubt that assumption. In forming this opinion, IMC has relied on information provided by PCI and all of the contractors listed in Section 2.0

IMC has not specifically reviewed or audited the property ownership documents at Toromocho. However, PCI has informed IMC that they have acquired the mineral claims required for the orebody, and substantial surface holdings for plant, tailing, infrastructure, and support requirements. Information regarding the property situation at Toromocho within this report has been provided by PCI as required under Ni-43-101. IMC has not offered a professional opinion regarding the property situation.

IMC has not reviewed the environmental situation at the property. IMC has assumed that any operating permit and reclamation requirements are properly accounted for in the information supplied by the client, and that any potential future operations will not be prejudiced by environmental, permitting or related constraints.

IMC has not audited the proposed expenditure budgets provided by PCI and has not offered a professional opinion regarding the reliability of future PCI budgets.

IMC has not audited the process plant or infrastructure designs or capital and operating costs. The opinions of MAG and SNC have been relied on in the preparation of this document.

IMC has not audited the project financial analysis prepared by SNC and or PCI. IMC has checked the SNC financial analysis and found the check results to be positive. As such, IMC has modified the input to the SNC cash flow table to reflect the most recent mine plan.

4-1

4.0 PROPERTY DESCRIPTION AND LOCATION

Some of the information within this section is paraphrased from the Information Memorandum on Toromocho prepared by Credit Suisse, First Boston for Centromin during 1998. That document was prepared as part of the general bid package associated with the Centromin privatization offering of Toromocho. IMC has not audited or reviewed the status of PCI control of the property. PCI personnel and contractors are currently in the process of acquiring minority land holdings within the Toromocho surface rights area. PCI has informed IMC that the mineral concessions that contain the Toromocho deposit are under an option agreement between PCI or its subsidiaries, and Centromin (a Peruvian government mining entity) or are secured by private contracts between PCI or its subsidiaries and Sociedad Minera Corona S.A.

The Toromocho project is located in central Peru, approximately 140 km east of Lima in the Morococha mining district, Yauli Province, Junin Department (Figure 4-1). The mining town of Morococha is roughly 2km from the deposit. The paved main highway from Lima passes through Morococha. The region has steep topography with elevations over the deposit ranging from 4700 to over 4900m above sea level. The valleys in the area are of glacial origin.

Figure 4-2 illustrates the topography and some of the infrastructure in the immediate area of Morococha and the surrounding area. The Toromocho pit area is indicated on the map. Contour intervals on that map are 50m.

The surface property status at the time of this writing is summarized on Figure 4-3. This figure was provided to IMC by PCI during December of 2003. The descriptions of the concessions are summarized below.

Name	List of Surface Rights Registration	Hectares
Sub lote 2 A Pucara	As. C-1 Ficha 002253 Of. R. Tarma	2782.0321
Sub lote 2 B Pucara	As. C-1 Ficha 002254 Of. R. Tarma	2509.6745

The mineral concessions are summarized on Figure 4-4. The three lots labeled Toromocho 1, 2, and 3 contain the open pit area as currently perceived by IMC and PCI. The mineral concessions are held as an option agreement between MPCS and the Peruvian government mining entity called Centromin. The list of the mineral concessions is on the following page.

The option agreement is an option to develop the project. Permits to develop the project are required by Peruvian law. However the permit process is straight forward with definite steps and time lines. Execution of the items laid out in the option agreement will result in the go ahead for eventual production.

4-2

The general requirements that MPCS must meet as set out in the option agreement are as follows:

1.	Year 1 of the option, Complete $1 million USD of work on the project

2.	Year 2 of the option, Complete $2 million USD of work on the project

3.	Year 3 of the option, Complete $3 million USD of work on the project

4.	Year 4 of the option, Complete $3 million USD of work on the project

5.	Year 5 of the option, Complete $3 million USD of work on the project

6.	Completion of a Bankable Feasibility Study

The total outlay over the 5 year period is $12 million USD plus the cost of a bankable feasibility study.

There are three minor claim holdings in the Toromocho 2 area on Figure 4-4 that are not Centromin claims but rather are held by Sociedad Minera Corona S.A. (Corona). PCI and Corona have a signed contract that states that upon execution of the PCI option to produce ore from Toromocho, a land swap will occur whereby the Corona claims inside Toromocho 2 will be transferred to PCI in exchange for land in Toromocho 3 that is not within the planned Tormocho pit.

Minera Corona is currently producing small tonnages of ore from the Natividad central shaft located northeast of the Toromocho resource center in an area under exploration by PCI. The surface land rights in this area were granted to PCI in the agreement with Centromin. The Centromin agreement with PCI also states that the development of the Toromocho project has preference. Consequently, the Corona-Natividad operations should not negatively impact the development of the Toromocho project.

The Mineral Concessions contained within PCI option agreement with Centromin area listed on Table 4-1

4-3

Table 4-1

Toromocho Mineral Concessions

Concession	Code	Entry	Record	Hectares
Alianza	08001063Y01	6	197479	2.8224
Thispa	08001496Y01	6	199003	2.0000
El Azul del Canubio	08001349Y01	6	8021	6.0000
El Martillo	08001394Y01	6	199049	2.3813
Fortaleza	08001143Y01	5	199009	2.8200
Independencia	08005477Y01	5	198215	1.5875
Junin	08001124Y01	5	197471	6.0000
La Comision	08001807Y01	6	198255	2.4755
La Defensa	08001757Y01	6	198227	1.5636
La Perlita	08001391Y01	6	198241	1.6187
Madam Grimaneza	08001869Y01	8	41389	4.0000
Montana 87	08016662X01	7	6317	3.0000
San Roman	08000740Y01	6	199037	4.0000
Suerte	08001495Y01	6	198287	4.0000
Vecina	08001479Y01	5	198235	1.6100
Vecina Segunda	08001996Y01	5	198279	0.1005
Yankee	08001824Y01	5	64081	2.5519
Toromocho Uno *				247.1093
Morococha 3C	0804354LY01	1	16322	7.4662
Morococha 3D	0804354MY01	1	16323	0.0513
Toromocho Dos *				289.4109
Morococha 4K	0804355SY01	1	16333	0.0719
Morococha 4L	0804355TY01	1	16334	0.0650
Morococha 4M	0804355UY01	1	16335	0.0698
Morococha 4N	0804355VY01	1	16336	3.1840
Morococha 4N	0804355WY01	1	16337	0.4579
Morococha 4O	0804355XY01	1	16338	0.8315
Toromocho Tres *				113.6633
Morococha 6C	0804357IY01	1	16009	2.2825
Morococha 6D	0804357JY01	1	16010	3.1830
Morococha 6F	0804357LY01	1	16012	0.2121
Morococha 6G	0804357MY01	1	16013	0.4663
Toromocho Cuatro *				483.0939
Morococha 7 *	0804358CY01	1	16023	3.3399
Morococha 8	10212693	1	13234	200.0000
Muchoapata 4	0804358AY01	1	15276	1.9454
Muchoapata 5	0804358BY01	1	15277	10.9405
			Total	1248.024

4-4

Figure 4-1

Property Location in Peru

National Geographic Society, South America, 1992

4-5

Figure 4-2

Local Area Topography

4-6

Figure 4-3

Surface Properties

4-7

Figure 4-4

Mineral Concessions

MINERA PERÚ COPPER SYNDICATE S.A.
CONCESIONES MINERAS
PROYECTO TOROMOCHO
MINERA CORONA
SOC. AUSTRIA DUVAZ
CENTRAMINAS
CIA MINERA VOLCAN
CONDOMINIO
SOC. MINERA RESP. LTDA.
SOCIEDAD ANÓNIMA
OTROS
POSIBLE AREA DE TOROMOCHO A NEGOCIAR CON MINERA CORONA
APPROXIMATE IMC PIT LIMIT
UTM COORDINATES
TOROMOCHO 1
TOROMOCHO 2
TOROMOCHO 3
TOROMOCHO 4
Morococha 1
Morococha 2
Morococha 3
Morococha 3-E
Morococha 6
Morococha 7
Morococha 9
Centromin 20
BARBAS 4
BARBAS 5A
M1A
M1D
M5A
M5B
M5C

5-1

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, PHYSIOGRAPHY

Accessibility

Access to the Toromocho project is by both the paved Central Highway and the Central Railway which connect the Morococha mining district to both Lima and La Oroya. The center of the Toromocho deposit is about 2.5 km from the town of Morococha in the Morococha Mining District. Lima to Morococha is about 142 km by road and about 173 km by rail. The distance east to La Oroya is about 32 km by road and 35 km by rail. The Doe Run company operates a custom smelter in the town of La Oroya.

Climate

The climate has two well defined seasons. The wet season is from November to April and has frequent hail and snowfalls with temperatures ranging from 3 to 20 degrees C. Total wet season precipitation averages 650 mm. The rest of the year is reasonably dry with sporadic and sudden rain squalls. Temperatures range from –4 to 14 degrees C. The wind is generally from a northerly direction with a maximum recorded speed of 30 km/hr.

Local Resources

The town of Morococha is reasonably typical of a small Andean mining camp. Centromin reported in 1998 that there were 657 houses in Morochocha, and 20 additional units in Tuctu. Tuctu is located just across the highway to the north from Morococha and is the location of the offices and core storage facilities currently in use by PCI.

IMC understands that Corona/Pan American Silver and Austria-Duvaz are currently operating small underground mines in the Morococha area that will be curtailed when required by the Toromocho project. IMC visited two operating sulfide flotation mills in the Toromocho district. Their production levels are small (about 1500 tpd) when compared against the potential for a large open pit.

A large part of the population of the Morococha district works in the mining industry. The neighboring areas could provide a pool of skilled and experienced labor.

5-2

Infrastructure

Power is currently available in Morococha, however additional power lines for the scale of the Toromocho project will be required. The power source identified in the feasibility study is the National Interconnected Electrical Grid and the connection will be at the 220 kV substation at Pachachaca . A 9 km single circuit transmission line will be built from Pachachaca (southeast of the project) to the project site.

Several potential water sources are available to the project. The Kingsmill tunnel underlies most of the Toromocho mining area drains most of the district to the southeast. Studies by Errol Montgomery and Associates indicates that the Kingsmill tunnel provides sufficient water to meet the project needs. However, that water would need to be treated prior to use in the process plant.

The tailing facilities are currently planned to be approximately 5km south of the open pit along the Quebrada Tunshuruco Valley. Additional tailing locations are being considered as part of continued project optimization.

Waste and stockpile storage is available immediately south and southwest of the Toromocho pit area. A second large waste storage area is planned to be east of the mine.

Physiography

The area around the Toromocho pit is characterized by steep mountainous terrain with glacial valleys. Elevations range from 4700 to over 4900m above sea level in the mine area. The center of the Toromocho deposit sets in a broad valley or basin that opens to the south. Topography climbs to the west, north, and east away from the center of the deposit. Figure 4-2 provides a reasonable illustration of the terrain due to the 50m contour interval on the figure.

6-1

6.0 HISTORY

The information on project history has been excerpted from the Toromocho Information Memorandum from Centromin in 1998 and from the Kaiser feasibility study of 1982. The earliest recorded information on the Toromocho deposit dates from 1928 when a low grade copper zone was discovered on the edge of the monzonite stock of the San Francisco peak along with several other low grade blocks.

Between 1954 and 1955, Cerro de Pasco Corporation carried out an exploration program that indicated the presence of mineralization but without recognizing the potential of the district. After 1963, Cerro de Pasco geologists initiated an angle drill hole from the top of San Francisco peak that found oxidized material, but did not confirm the main deposit. In 1966, a campaign of vertical holes was begun. Most of these 33 holes penetrated about 400m deep and many stopped in ore grade material. The results of this campaign were reported during 1968.

A second Cerro de Pasco campaign was not begun until May 1970. The second campaign completed 39 holes with a maximum depth of about 300m. This program was completed in 1971. In June 1972 more work was completed (10 holes) along with a small test pit.

On May 18, 1973, the Peruvian Government declared all mining rights in Toromocho as obsolete and transferred the properties to Centromin a Peruvian government entity. From April 1974 to January 1976, Centromin carried out the last phase of major exploration drilling. The mid-1970’s work by Centromin completed another 61 holes.

In August 1980, Centromin hired Kaiser Engineers International, Inc. (Kaiser) to prepare a detailed feasibility study of the project. That work planned for a conventional open pit delivering 30,000 tpd of ore to a flotation concentrator along with a low grade heap leach operation. Some of the information presented in this document regarding history, climate, etc. draws from the previous work by Kaiser.

PCI and their subsidiary MPCS acquired the option on the property from Centromin during 2003 and drilled 5 diamond holes to twin earlier Cerro de Pasco (2) and Centromin (3) drill holes. The PCI holes were HQ diameter and drilled with split inner barrels and face discharge bits. Core logging, sampling, sample preparation, and assaying were completed incorporating the best available techniques for copper exploration and estimation. PCI continued drilling through October of 2005. This report summarizes the resource, reserve, and prefeasibility status of the deposit based on all previous data combined with the most recent information from PCI and their contractors.

Although Kaiser declared reserves at Toromocho in 1982, IMC and PCI hold the opinion that additional support information is required in order to meet the NI43-101 requirements for a reserve. Completion of the drilling program, metallurgical testing, and analysis by PCI and their contractors have resulted in the completion of a pre-feasibility study. That study provides the basis for the current declaration of mineral reserves at Toromocho.

7-1

7.0 GEOLOGICAL SETTING

The description of the geologic setting is based on historic information prepared by the PCI geologic staff and on discussions with geologic contractors working with PCI.

The Morococha area is characterized by a series of folded paleozoic and mesozoic rocks, primarily calcareous sediments with some lesser intercalcated volcanic flows. This sequence has been intruded with multiple events. The intrusives helped to prepare the area for mineralization and also provided the source for the hydrothermal mineralization.

The limestone sediments have been folded into an anticline structure with a general north-northwest trend so that the limbs dip roughly east and west. There are four main units of the sediments. From youngest to oldest, they are: the Mitu group, Pucara group, Goyllarisquizga group, and the Machay group. The unit in the immediate area of the Toromocho deposit is the Pucara group of Jurassic age dolomites, and siliceous limestones, with intercalated basalt and trachyite flows. This unit is estimated to be 430m thick.

Figure 7-1 is a PCI developed geologic map of the area of the Toromocho deposit. Figure 7-2 is a SW to NE section looking northerly, and Figure 7-3 is a SE to NW section looking westerly. These sections have been prepared by PCI geologists. The pit outline shown on the sections represents an earlier resource declaration and is not intended to match the current reserve open pit designs.

Intrusions in the Toromocho deposit area are tertiary in age with several textural compositions. At the contact between the intrusions and the limestones, contact metamorphic skarns, tactites and hornfels have been formed. Within this text, the use of the word “skarn” means the combined contact metamorphic package of skarns, tactites, and hornfels.

Hydrothermal mineralization is hosted in both the intrusive and skarn rock types. The skarns are generally somewhat higher grade. Careful logging of the PCI drill holes indicates that much of the mineralization is hosted in a breccia. The breccia crosses the rock type boundaries so that clasts can be predominately intrusive, skarn, or a mixture. Recent work by PCI geologists and consultants indicate that the breccia character of the rock mass may be due to anhydrite depletion from the rock matrix and subsequent partial collapse. Detailed logging indicates that the breccia can have different intensity throughout the deposit. The more subtle breccia textures probably represent the anhydrite depleted zones. More intense brecciation could be mechanical contact breccia or hydrothermal breccia.

7-2

Figure 7-1

Surface Geology, Toromocho Area by PCI

7-3

Figure 7-2

SW-NE Cross Section, Drill Section 43, by PCI

Looking North

7-4

Figure 7-3

SW-NE Cross Section, Drill Section 27, by PCI

Looking West

8-1

8.0 DEPOSIT TYPES

Toromocho is porphyry copper deposit containing a complex assemblage of mineralized veins, veinlets, and stockworks.

The Toromocho mineralization is hosted in Jurassic limestones of the Pucara formation and in Tertiary intrusives including diorites, granodiorites, quartz, monzonites and quartz porphyries. A contact metamorphism is related to the intrusive activity and extensive bodies of skarn are present at the contacts between intrusive and calcareous host units.

Broad areas of the deposit are brecciated with various levels of intensity. The breccia texture crosses all rock types in the central portion of the deposit.

9-1

9.0 MINERALIZATION

The Toromocho deposit is a copper – moly porphyry system hosted in both sediments and contact metamorphic skarns. The deposit has been subject to secondary enrichment forming a thick zone of mixed chalcocite and chalcopyrite in the upper zones of the deposit.

The hydrothermal mineralization of the Toromocho deposit is well zoned. The metal zonation crosses rock type boundaries although the skarn units are better hosts than the intrusives. The deposit shows well developed concentric silicate alteration along with the metal zoning. There is a central potassic zone with secondary biotite, quartz and pyrite which is surrounded by a phyllic zone with quartz, sericite. The outer zone is propylitic with epidote, chorite, calcite, and sphene.

The concentric metal zoning at Toromocho is well developed with a central zone of disseminated copper-moly surrounded by an almost complete ring of lead-zinc, mostly as vein deposits, but including possible bulk disseminated zinc bodies. This zone, in turn, is surrounded by a zone of lead-silver vein deposits. In total there are over 20 significant veins that have been mined off and on for 100 years as the Morococha mining district. The metal zoning has some significance from the standpoint of Toromocho development because ultimate back slopes for a Toromocho pit will extend into the vein zone

The Toromocho deposit is a roughly vertical cylindrical shaped mass, but in detail it has a complex shape. Intrusive bodies cut dipping limestone beds forming calc-silicate metamorphics. The copper grade is usually higher in the skarn forming large higher grade zones. All of the rock units can be brecciated to various degrees.

Some enargite has been found in the highest part of Toromocho, usually in high grade veins, with an general east northeast trend, but it is not present in most of the orebody. Then enargite will be minimized in the flotation plant feed by careful ore control.

The distribution of chalcocite in the deposit is not typical for a porphyry copper. Chalcocite enrichment blankets in other porphyry coppers seldom exceed 100 to 200 meters in thickness and the primary chalcopyrite is usually all replaced by chalcocite. At Toromocho chalcocite is distributed vertically over at least 250 meters, but some chalcopyrite remains throughout much of this interval. Sequential assays completed by PCI on the recent drilling and sequential reassays of historic drilling have confirmed this occurrence and provide a sound basis for interpretation of copper mineral species throughout the deposit.

The PCI interpretation of the primary Toromocho ore control is evolving toward a sub-vertical mass of copper, moly, silver mineralization that is coincident with the general geometry of the brecciation. Sub-horizontal mineralized skarn zones occur that are somewhat distal from the central core of the deposit that are copper, zinc, and silver rich and are controlled by the Pucara bedding and structure.

10-1

10.0 EXPLORATION

Toromocho has been explored by detailed geological mapping, diamond drilling, a small open pit and, underground development. Bulk samples were collected for assays and metallurgical tests during the Cerro de Pasco and Centromin time frames. Large diameter “PQ” core been drilled by PCI for the current metallurgical test program.

The Cerro de Pasco Corporation and Centromin carried out four diamond drilling (DDH) campaigns (1966-68, 1970-71, 1972-73, 1974-76). Historic references indicate a total of 143 holes were completed, totaling 55,204 meters. However, the electronic drill hole data base from Centromin contains 139 original holes. PCI records indicate that they have added 191 holes during 2003 through 2005 for a total of 334 holes.

Exploration Campaigns – Diamond Drilling

Company	Date	Drill Holes	Drilling (meters)
Cerro de Pasco Corp.	August 1966	33	11,316
Cerro de Pasco Corp.	May 1970	39	7,498
Cerro de Pasco Corp.	June 1972	10	1,437
Centromin	April 1974	61	22,143
PCI	July 2003-Oct 2005	191	90,072

Total Through October, 2005		334	132,466

Notes:

1)	Data for four reported historic holes have not been found.

2)	The IMC copy of the PCI drill data base contains 186 holes and 89,071 meters of drilling. There were likely some PCI geotechnical holes in the drill history records not used by IMC for assembly of the block model.

Historic ore extraction from the underground mine northeast of Toromocho required the construction of crosscuts and drifts below and northeast of the Toromocho deposit down to about the 4230m elevation. These openings have provided PCI with access and information to identify the potential continuity of copper mineralization below the limit of the old drill data from the 4380 down to the 4230m elevation (400 level underground).

Some of the drifts and crosscuts below the planned Toromocho open pit are accessible and can be used to conduct exploration campaigns exclusively aimed at confirming Toromocho’s potential and prospective mineralization between the 4380 and 4230m elevations.

Mapping of some of the underground openings have been used within the geologic interpretation.

The Natividad Central Shaft (Pique Central) is located about 3/4 km north-northeast of the center of the Toromocho deposit. PCI has surface rights to the land around Natividad’s central shaft and PCI has the contractual right to access the Natividad central shaft under the agreement with Centromin. PCI drilled several diamond drill holes from both the surface and underground locations near the shaft.

11-1

11.0 DRILLING

The history of the Toromocho drill campaigns was summarized in Section 10.0 regarding the exploration history of the project. For clarity, IMC will refer to the drill hole data with the following convention:

1)	The Cerro de Pasco and Centromin drilling will be called “Old Holes”

2)	The PCI drilling completed from 2003 – 2005 will be called “PCI Holes”.

Old Holes and PCI Holes

All information available to IMC indicates that all of the Old Holes provided by Centromin to PCI and IMC are diamond drill holes of various diameters from NX to BX (55 to 42 mm diameter). Core recovery was variable in the Old Holes with average core recoveries for both programs reported as 80%. IMC personnel observed a number of places in Old Holes where the adjacent from-to blocks in the core tray representing 1 to 1.5 m have no core between them.

The Old Hole information was provided by Centromin to PCI as 10m bench composites. These composites were not calculated from the individual assay intervals, but rather assays of pulp weight composites where pulps of representative weight were combined to form a single pulp representing the 10m bench interval. IMC has no documentation regarding the procedures used to make up the pulp weight composites. IMC obtained paper copies of the original interval by interval (about 1.3m long) assay results for five of the Old Holes that were twined with first five PCI Holes (2003). IMC then calculated conventional 10m composites for the 5 twinned Old Holes for comparison against the pulp weight composites over the same intervals. The results of that check indicate that the Old Hole pulp weight composites are comparable to calculated composites.

The current understanding of the Centromin and Cerro de Pasco procedures for Old Holes is as follows. Old Holes were split with half the core going to assay and the other half retained in the core tray. The split core was reduced to pulps before assaying for total copper. Occasional assays for zinc, molybdenum, and “oxide copper” were also recorded. The pulps were then composited as outlined above to generate 10m pulp weight composites of total copper assay. The total copper assay procedure was reportedly the short iodide method.

The Old Holes and PCI Holes are located on an exploration drill grid that is rotated about 21 degrees counterclockwise from UTM. IMC and PCI have rotated all of the data into the UTM system and IMC has assembled the block model in the UTM system. The drill hole naming convention utilizes two hyphenated numbers. The first is the original easting to the nearest 100m, the second is the northing to the nearest 100m. The original exploration grid rotation is evident on the UTM system drill hole location map on Figure 11-1.

11-2

375,000 E
375,500 E
376,000 E
8,718,000 N
8,717,500 N
8,717,000 N
8,716,500 N
8,716,000 N
Red = PCI Holes
Blue = Old Holes
Old Assays
Green = Old Holes
Reassayed
North
500m

Figure 11-1
Hole Location Map

11-3

The Old Holes are generally on a 100 to 120m spaced drill grid with more infill drilling in the central area of the deposit as indicated on Figure 11-1.

The PCI Holes during 2003 through 2005 were generally HQ core (63.5mm diameter), recovered with face discharge bits and split inner barrels. Every effort was made to maximize core recovery. A few PCI holes are PQ diameter for metallurgical sample purposes.

Within the PCI Holes, every interval was assayed for total copper and occasional additional metals. Weight composites were also generated for the new holes and those composites were then sequential assayed as follows:

Total copper,

Acid soluble copper, (nominal room temperature dissolution)

Cyanide soluble copper, on the acid soluble reject

Total copper tail, on the cyanide soluble reject.

Additional assays completed on the New 10m pulp weight composites were:

Gold

Silver

Zinc

Molybdenum

Iron

Arsenic

The procedure for combining the Old Holes and the PCI holes is outlined in a subsequent section. This procedure also addresses the issues raised when there are 1.5m assay intervals and 10m assay intervals within the same holes as well as multiple assays within each interval.

12-1

12.0 SAMPLING METHOD AND APPROACH

The drill holes were sampled by splitting the core with subsequent preparation of samples for assay. The precise procedures applied by Cerro de Pasco and Centromin for splitting and sampling for the Old Holes are not known to IMC. PCI personnel have found 2100 of the old sample pulps from Centromin and Cerro de Pasco. Those pulps have been reassayed as a check on the old methods. Use of the combined original and reassay information will be discussed in subsequent sections. Split core is still available for many of the Old Holes.

PCI Sampling Procedures

The sampling of the PCI Holes has been completed under the control of PCI personnel. The core is split by diamond sawing at the core shed in Tuctu located about 3 km from Toromocho. The core handling procedures at site are generally as follows:

HQ and PQ Core is boxed in wooden boxes at the drill rig

The core is transported to the PCI core logging facility at Tuctu

The core is washed and photographed

Geotechnical logging is completed on whole core

Geologic logging is completed on the whole core

The core is dry sawn lengthwise

Half core is retained at the PCI core shed at Tuctu.

Half core is sent to CIMM Peru S.A. in Lima for sample preparation and assay

Split core is transported to the sample prep lab by PCI personnel.

Sample intervals lengths for the PCI Holes are generally 1.50 to 1.55 m in length corresponding to a 5 ft drill run. No effort was made with the new drilling to break the sample at geologic contacts. Sample lengths for the Old Holes generally average round 1.30m in length although they vary significantly. Many shorter intervals are apparent in the Old Holes. These were likely a function of drilling problems rather than an effort to match geologic contacts.

PCI has embarked on additional sampling of underground drifts in the area of Toromocho by channel sampling the drifts. That information is being used as part of the regional exploration by MPCS to determine the potential for more mineralization in the district. Drift and channel data have not been used by IMC in establishing this statement of resources.

The electronic copy of the Old Holes obtained by IMC represented bench interval composites that were 10m long. Basic statistics summary of the 10m Old Hole data is:

139 holes with 4157 composites with values averaging 0.425% total copper

For comparison, the following statistics for 10m composites of PCI Holes:

186 holes with 8515 composites with values average 0.45% total copper, plus multiple accessory minerals

13-1

13.0 SAMPLE PREPARATION, ANALYSIS AND SECURITY

The sample preparation of the Old Holes by Cerro de Pasco and Centromin is unknown to IMC other than a finely ground pulp was prepared from split drill core. The sample preparation and handling of the PCI Holes have been under the control of PCI personnel or their contractor lab CIMM Peru S.A. (CIMM) in Lima. Consequently, the relative reliability of the Old Holes will be established by comparison to the New Holes in Section 14.

The core handling and sample preparation procedures applied to the PCI holes are addressed in this section and summarized on Figure 13-1. IMC has visited the PCI core handling facilities at Tuctu, near Toromocho and the sample preparation lab in Lima during September 2003 and confirmed the application of the procedures on Figure 13-1.

The core handling through sawing is completed by PCI personnel at Tuctu. The half core is then transported to the CIMM sample preparation and assay lab in Lima by PCI personnel. The sample preparation is completed as shown on the Figure by CIMM under contract to PCI.

Proper cleaning and maintenance of sample preparation equipment is practiced by the CIMM lab. IMC personnel have not visited a sample preparation facility that is as clean and well organized as the CIMM facilities.

The PCI samples are dried at 100 deg C. for 6 to 8 hours upon arrival at CIMM. They are then crushed in a jaw crusher to nominally 90% passing  1/4 inch (5 to 6mm). Barren Qtz is run between samples to clean the jaws of the crusher. The unit is also cleaned with compressed air between samples with a well designed air injection lid on the crusher associated with a dust collection system installed to minimized airborne contamination dust. All sizing units at CIMM are installed with a dust collection system.

The sample is then split with a riffle splitter and the coarse reject saved for future use. The other half of the split is next roll crushed to 90% passing 10 mesh. A second riffle split is completed in two passes in order to establish about 1000 gm for pulverizing.

Pulverizing is completed with ring and puck pulverizers. As of September 2003, CIMM had both an LM-2 and an LM-5 pulverizer. Internal laboratory quality controls screen 2% of pulps to assure that the pulps average 96 to 98% passing 150 mesh. Screen analysis results were provided to IMC for review.

The pulps are blended and split into 4 pulps of about 250 grams each. One of the pulps is assayed for copper and arsenic. Composites of the pulps are used to make up a composite pulp that represents 10m bench intervals. These are developed by precise weighing of each of the component pulps in the same ratio as the component of the drill sample within the 10m interval. The composites are assayed sequentially for copper and other elements as outlined in Section 11.

13-2

Figure 13-1

Toromocho Project

Core Handling and Sample Preparation Protocol

PCI Drill Holes

13-3

The total copper assay procedure at CIMM is an aqua regia digestion followed by AA analysis. Acid soluble assays are based on a nominal room temperature sulfuric acid dissolution, followed by AA. The acid soluble rejects are rinsed dried, and dissolved in cyanide solution followed by AA to estimate the amount of chalcocite and other cyanide soluble species.

AA Assay procedures at CIMM are prepared in batches or trays holding 50 samples. Within each tray there are: 1 commercial standard, 1 blank, and 3 duplicates. The internal lab QAQC analysis of the standards, blanks, and duplicates are available on request for review.

PCI procedures for QAQC are to send 1 out of every 10 pulps out for external assay at ALS Chemex assay laboratory. IMC has analyzed the results of these check assays and found them to be proper confirmation. The results of that confirmation are presented in Section 14.0.

The CIMM Peru S.A. and ALS Chemex labs have been awarded ISO-9002 certification. The CIMM lab also has accreditation NTP-ISO/IEC 17025 from Indecopi.

The assay method for the Old Holes by Cerro de Pasco and Centromin were reported as the short iodide method. IMC understands that this is a titration process. The verification comparisons will illustrate that the Old Holes appear to overestimate copper grade in the less than 0.20% copper range. The titration chemistry that seeks the copper ion will instead report the Fe++ ion when copper values are low and Fe values are high. This situation certainly occurs in the leach cap environment at Toromocho.

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14.0 DATA VERIFICATION

The structure of the Toromocho data base necessitates a number of comparisons for data base verification. The comparisons that follow establish the rules for commingling of the data base sources and multiple assays. Most of the statistical analysis results are presented in text. However, some support analysis are not presented in detail but are summarized in order to streamline this text.

Tables 14-1 summarizes the results of the selection and merger of assay procedures for use in estimation of resources.

Initial discussion in this section will focus on the check assays and the comparison of the calculated composites versus weight composites for the PCI drill data. Once the basis of PCI composite selection is established, that data will be used to check the Old Drilling data on a nearest neighbor basis.

10m composites were utilized for grade estimation and resource tabulation due to the established procedures of utilizing weight composites on a 10m basis for grade estimation. These composites were not further composted to match the 15m bench height as typically practiced at other projects. As such, the basis of testing and support of the drill data was focused on the reliability of 10m composite values used in grade estimation.

14.1 PCI Data Verification

Outside Checks Assays of PCI Drilling

The primary lab for PCI assaying is the CIMM lab in Lima, Peru. Duplicate pulps are sent to the ALS-Chemex lab in Canada for check assays. PCI reports sending the duplicate pulps out for check assay on approximately a 1 out of 10 basis.

Figure 14-1 presents the results of the check assays for total copper. The results indicate sound comparison between the CIMM lab and the outside lab for total copper assay. The table below summarizes the results of the other mineral check assays that were run on the 1.5m assay interval basis.

Check Assay Results, Statistical Hypotheisis Test Results at 95% Confidence Level

Metal	Number of Checks	CIMM Mean Grade	ALS-Chemex Mean Grade	T -Test Of Means	Paired T	Binomial Test	KS Distribution Test
Copper %	4514	0.455	0.448	Pass	Fail	Fail	Pass
Moly %	212	0.017	0.015	Pass	Fail	Fail	Pass
Silver gm/t	560	6.302	6.084	Pass	Fail	Fail	Fail
Zinc %	560	0.253	0.25	Pass	Pass	Fail	Pass
Arsenic %	147	0.008	0.009	Pass	Fail	Pass	Fail

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Table 14-1

December 2005 - Summary of Available Assays and Final Data Merge

PCI Drilling

All Assays at CIMM Lab in Lima

Metal	1.5m Assay Intervals	Numeric 10m Composite of 1.5m Assays	Assay of 10m Weight Composites	Final Composites for Resource Estimation
Cu N=	58654	8515	8363	8515
Mean%	0.445	0.446	0.449	0.446

AsCu N=			8363
Mean%			0.043

CnCu N=			8363
Mean%			0.113

% Soluble	(AsCu+CnCu)/Totcu)			8363
Mean%				33.9%

Pb N=	8123	1098	3030	1098
Mean%	0.027	0.026	0.022	0.026

Zn N=	8123	1098	7368	8372
Mean%	0.226	0.224	0.156	0.163

Ag N=	9273	1271	7238	8415
Mean g/t	6.22	6.11	6.317	6.290

Au N=	330	38	8325	8325
Mean g/t	0.026	0.026	0.018	0.179

Mo N=	3213	455	8045	8409
Mean%	0.025	0.026	0.015	0.016

As N=	4530	643	8045	8409
Mean%	0.022	0.022	0.021	0.021

Old Drilling (Centrimin - Cerro de Pasco)

Old Assay and CIMM Assay

Metal	Assay of 10m Weight Composites CDP-Cent Assay	Reassay of 10m Weight Composites CIMM Assay	Final Composites for Resource Estimation
Cu N=	4072	2100	4143
Mean%	0.425	0.377	0.424

AsCu N=	2414	2100
Mean%	0.028	0.069

CnCu N=		2100
Mean%		0.097

% Soluble	(AsCu+CnCu)/Totcu)		2100
Mean%			44.3%

Pb N=	2793	NA	2793
Mean%	0.031		0.031

Zn N=	3888	2100	3612
Mean%	0.14	0.141	0.138

Ag N=	3879	2100	2100
Mean g/t	7.746	6.660	6.660

Au N=	28	2100	2100
Mean g/t	0.228	0.017	0.017

Mo N=	3255	1906	3051
Mean%	0.015	0.012	0.014

As N=	1947	2100	2100
Mean%	0.047	0.027	0.027

Final 10m Composites

Old + PCI Drilling

Metal	Combined Final Composites for Resource Estimation
Cu N=	12658
Mean%	0.439

% Soluble	10463
Mean%	0.360

Pb N=	3891
Mean%	0.030

Zn N=	11984
Mean%	0.156

Ag N=	10515
Mean g/t	6.365

Au N=	10425
Mean g/t	0.146

Mo N=	11460
Mean%	0.015

As N=	10509
Mean%	0.022

14-3

Figure 14-1

Total Copper Check Assays PCI Drilling

N = 4514 check pulps

CIMM Avg = 0.455% Cu

ALS Chemex Avg = 0.448% Cu

14-4

The results for all check assay values are sound. The failures indicated on the table are due to tight variances within all the check assays. The means of the tested results are quite close as indicated by the T-test and population tests on the means are acceptable with the KS test.

PCI Drilling Pulp Weight Composites vs Calculated Composites

PCI assays every 1.5m interval at the CIMM lab for total copper with occasional assays for arsenic, moly, zinc, and silver. After preparation of the individual pulps for assay, pulp weight composites are made up to reflect 10m bench interval composites. In sub-horizontal holes, the composites are 10m down hole intervals. The pulp weight composites are then assayed at the CIMM labs for:

Total copper, Acid soluble copper, Cyanide soluble copper on the acid reject

Lead, Zinc, Moly, Arsenic, Silver, and Gold.

IMC compared the calculated composites for copper, zinc, moly, and silver that were based on several 1.5m assays against the single 10m composite assay based on the pulp weight composites. This test accomplishes two goals: 1) Tests the reliability of the preparation of the 10m pulp weight composites, and 2) Checks the repeatability of the CIMM assay process.

The table below summarizes the results of the comparison between calculated composites and pulp weight composite values. All results comfortably pass the various statistical hypothesis tests with a 95% confidence level.

PCI Drilling, Calculated Composites vs 10m Pulp Weight Composites, CIMM Assays

Metal	Number of Checks	Calculated Composite Mean Grade	Weight Composite Mean Grade	T -Test Of Means	Paired T	Binomial Test	KS Distribution Test
Copper %	8345	0.448	0.449	Pass	Pass	Fail	Pass
Zinc %	94	0.368	0.365	Pass	Pass	Pass	Pass
Silver gm/t	94	5.300	5.651	Pass	Pass	Pass	Pass
Moly %	91	0.012	0.013	Pass	Pass	Pass	Pass
Arsenic %	279	0.028	0.027	Pass	Pass	Pass	Pass

The results of the comparisons between calculated composites and pulp weight composites has led IMC to form the opinion that the two forms of data can be commingled within the PCI drill data.

When both composites are available, calculated composites are used preferentially by IMC due to the additional assay support included within each composite mean.

14-5

14.2 Old Drilling Verification

Reassay of Old Drilling Pulps at CIMM

The term “Old Drilling” is used in this text to reference the drilling completed by Centromin and Cerro de Pasco in the late 1960’s and early 1970’s. Computer coding of this data carried the prefix within the IMC system of “Cdp”.

Over 2000 of the original Old Drilling pulp weight composites of 10m intervals were found within the archives of Centromin by PCI personnel. These pulps were reassayed at the CIMM lab as a check on the original assay results by Centromin and Cerro de Pasco. These reassays do not provide any information or checks on the sample collection and preparation used to prepare the pulps.

The Old Drilling pulps were reassayed for the following metals:

Total copper, Acid soluble copper, Cyanide soluble copper on the acid reject

Lead, Zinc, Moly, Arsenic, Silver, and Gold.

It should be noted that the acid soluble result will likely have oxidized to some degree since the original drilling 30 years ago. It has been IMC experience that the total of the acid soluble and cyanide soluble assays are relatively stable over time. Simply put, material that would have reported as CN soluble will tend to migrate to Acid soluble over time. Consequently, IMC has estimated the sum of the two sequential assays within the block model as the total percent soluble.

The table below summarizes the statistical hypothesis test results comparing the Old Drilling original assays vs the CIMM reassays.

Old Drilling, 10m Pulp Weight Composites, Original Assays vs CIMM Reassays

Metal	Number of Checks	Old Drilling Composite Mean Grade	CIMM Reassay Mean Grade	T -Test Of Means	Paired T	Binomial Test	KS Distribution Test
Copper %	2014	0.375	0.380	Pass	Pass	Pass	Pass
AsCu %	939	0.026	0.111	Fail	Fail	Fail	Fail
Moly %	1634	0.014	0.013	Pass	Pass	Fail	Fail
Silver gm/t	1990	8.391	6.590	Fail	Fail	Fail	Fail
Arsenic %	1649	0.048	0.027	Fail	Fail	Fail	Fail
Zinc %	1994	0.145	0.144	Pass	Pass	Fail	Fail
Gold gm/t	18	0.251	0.014	Fail	Fail	Fail	Fail

IMC developed graphic XY and QQ plots of the above tests. The plots illustrate the same result as the table above. As a result of these comparisons, IMC has formed the opinion that the Old Drilling results for acid soluble copper, silver, gold, and arsenic are not reliable for resource estimation. Arsenic could be used if the intent is to overvalue arsenic on a conservative basis for checks of potential smelter issues. IMC has chosen not to use the old values for arsenic in the resource estimate.

Copper, zinc, and moly from the Old Drilling can be commingled with recent assays and used for resource estimation.

14-6

Nearest Neighbor Comparison, Old Drilling to PCI Drilling

In order to check the sampling and assay results between the Old Drilling and the PCI Drilling, the 10m composites were paired and compared when they were close to each other within the deposit. This procedure makes sound use of the twin holes that have been drilled, but also takes advantage of the recent angle holes that cross Old Drilling by providing additional pairs for comparison.

The table below summarizes the hypothesis test results of the comparisons. In some cases, (Orig Assay) the comparison is between Old Assays in Old Drilling versus the CIMM assays in PCI drilling. In that case, the test provides an overall measure of the impact of both historic assaying and historic drilling and sampling.

In other cases, the CIMM reassay of the Old Drilling is all that is available in sufficient quantities for comparison against the PCI drilling. In this case the comparison is a measure of the drilling and sampling of the Old Drilling since both assays are from the current lab.

Old Drilling vs PCI Drilling, Nearest Neighbor Composties, 20m Maximum Separation

Metal	Number of Checks	Old Drilling Source Assay	Old Drilling 10m Comp Mean Grade	PCI Drilling 10m Comp. Mean Grade	T -Test Of Means	Paired T	Binomial Test	KS Distribution Test
Copper %	348	Orig Assay	0.531	0.532	Pass	Pass	Pass	Pass
Soluble %	141	CIMM Reassay	49.7%	50.0%	Pass	Pass	Pass	Pass
Zinc %	343	Orig Assay	0.090	0.127	Pass	Fail	Fail	Fail
Silver gm/t	141	CIMM Reassay	5.842	6.476	Pass	Pass	Pass	Pass
Moly %	252	Orig Assay	0.018	0.020	Pass	Pass	Pass	Fail
Arsenic %	141	CIMM Reassay	0.030	0.030	Pass	Pass	Pass	Pass

Soluble% = (AsCu+CnCu)/TotalCu

The copper grade comparison between the Old Drilling with the original assays and the PCI drilling with CIMM assays are a close comparison. Figure 14-2 illustrates that trend.

The moly results indicate that the Old Drilling with original assays is low when compared with PCI drilling and CIMM assays. This is likely due to core loss causing metal loss in the Old Drilling, particularly for moly. Hypothesis tests indicate that the population means and the differences between individual samples are sufficiently close that the data can be commingled. However, there are differences in the population distributions as indicated by the binomial and KS tests.

The XY and QQ plots for copper and moly follow as Figures 14-2, and 14-3.

14-7

Figure 14-2

Nearest Neighbor Pairs

Copper

Old Drilling and Assay

Versus

PCI Drilling and CIMM Assay

N = 348 Pairs

Old Drill Mean = 0.531% Cu

PCI Drill Mean = 0.532% Cu

All Hypothesis Tests Passed

14-8

Figure 14-8

Nearest Neighbor Pairs

Moly

Old Drilling and Assay

Versus

PCI Drilling and CIMM Assay

N = 252 Pairs

Old Drill Mean = 0.018% Zn

PCI Drill Mean = 0.020% Zn

Hypothesis Test of Means and Paired T are Passed

Old Data is Conservative

14-9

14.3 Data Selection for the Block Model

The final selection of data for estimation of the Tormocho resource is summarized below. The data selection was guided by the results of the analysis presented in this section. A number of metals are estimated within the model that are not of particular economic interest. They are estimated for use in process plant flowsheet determination and cost estimation.

The Old Drilling and the PCI drilling were merged on a 10m composite basis. The rules for data use and merger between Old and PCI are summarized below:

Copper,

If PCI Drilling, use the calculated composites from individual assay.

If Old Drilling, use the CIMM reassays on weight composites.

If Old Drilling and CIMM reassays are not available,

Use the Old copper assays if greater than 0.0

Otherwise, set unassigned composites to a code for “No Assay”

Soluble%

Use the CIMM weight composite results for Old and PCI

Soluble as a fraction = (CIMM Ascu+CIMM CnCu)/(CIMM TotCu)

Otherwise, set unassigned composites to a code for “No Assay”

Molybdenum

If PCI Drilling, use the CIMM assay of weight composites

If Old Drilling, use the CIMM reassay of the original composite.

IF Old Drilling, and CIMM reassays are not available,

Use the Old moly assays if greater than 0.0

Otherwise, set unassigned composites to a code for “No Assay”

Zinc

If PCI Drilling, use the calculated composites from individual assay.

IF PCI Drilling, and there is no calculated composite,

use the CIMM assay of the weight composite.

If Old Drilling, use the CIMM reassays of the original composite.

If Old Drilling and CIMM reassays are not available

Use the Old zinc assays if greater than 0.0

Otherwise, set unassigned composites to a code for “No Assay”.

Arsenic

If PCI Drilling, use the CIMM assay of weight composites.

If Old Drilling, use the CIMM reassay on the original composite.

If Old Drilling, and CIMM reassays are not available,

Set the interval to a code for “No Assay”

Do not use the Old assay data.

Otherwise set unassigned composites to a code for “No Assay”

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Silver

If PCI Drilling, use the CIMM assay of weight composites.

If Old Drilling, use the CIMM reassay on the original composite.

If Old Drilling, and CIMM reassays are not available,

Set the interval to a code for “No Assay”

Do not use the Old assay data.

Otherwise set unassigned composites to a code for “No Assay”

Gold

If PCI Drilling, use the CIMM assay of weight composites.

If Old Drilling, use the CIMM reassay on the original composite.

If Old Drilling, and CIMM reassays are not available,

Set the interval to a code for “No Assay”

Do not use the Old assay data.

Otherwise set unassigned composites to a code for “No Assay”

Lead

If PCI Drilling, use the calculated composites from individual assay.

If Old Drilling, use the original Old assay.

Otherwise set unassigned composites to a code for “No Assay”

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15.0 ADJACENT PROPERTIES

Other major land holders in the Morococha district are Sociedad Minera Corona S.A. and Sociedad Minera Austria Duvaz S.A. These companies have mining concessions adjacent to the Toromocho Project. Society Minera Corona has been acquired by Pan American Silver, however the original agreements between Corona and subsidiaries of PCI are still in effect.

There are other holdings such as: Sociedad Minera de Responsabilidad Limitada, Sociedad Anonima, and Condominium, which are organizations that also have mining concessions adjacent to the project. There are other companies in the area with these types of holdings such as Volcan Mining, and MARSA.

One kilometer from the western limit of the Tomorocho deposit is another company that holds mining concessions named Volcan Compania Minera S.A.A.

PCI has negotiated contracts with Sociedad Minera Corona S.A. regarding three claims that would fall within the Toromocho pit. The contract agreement provides for a land swap with Corona when the Toromocho project develops toward production.

There are no other properties within the planned pit area that are not covered by the Centromin option agreement or the above mentioned contract.

PCI is negotiating to obtain surface access to some surface properties adjacent to the PCI holdings at this time.

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16.0 MINERAL PROCESSING AND METALURGICAL TESTING

16.1 Overview

In late 2004 Minerals Advisory Group (MAG) was commissioned by Peru Copper Inc. (PCI) to provide guidance to and oversight of the Toromocho metallurgical development program, in progress at METCON Research in Tucson, Arizona. MAG summarized the metallurgical development work conducted at METCON and other service provider facilities in a January 2006 report entitled “Summary of Metallurgical Investigations-R1, Martin C. Kuhn, PhD, PE. The data and conclusions presented in the report formed the basis of the “Process Design Criteria” used in the SNC prefeasibility document. The analyses provided are based upon data produced by METCON and others. MAG has appended to the report much work produced by others. METCON has provided a series of reports covering its work from 2004 to date. This Section 16.0 was written by Dr. Kuhn of MAG.

The Toromocho deposit has been investigated by Cerro De Pasco Corp., (1966, 1970 and 1972), Centromin (1974 and 1975) and recently Minera Peru Copper Syndicate S.A. (Peru Copper Inc.) (2003-date). As a result of these investigations, a great deal of metallurgical data was produced. An abbreviated summary of the historical data is presented in Table 16.1.1.

Table 16.1.1: Summary of Historical Conventional Flotation of Toromocho Ores.

Description	Year	Product	Wt	Wt	Assay (%/oz/t)			Distribution (%)
			t	%	Cu	Zn	Ag	Cu	Zn	Ag
J.W. Zegarra Thesis	1969	Final Concentrate		3.4	23.9	9.7		86.6	72.0
		Head		100.0	0.94	0.10		100.0	100.0

Morococha Pilot Plant	1968	Final Concentrate	65		25.0			89.3

Morococha Pilot Plant	1968	Final Concentrate	65		25.0			87.6

Morococha Pilot Plant	1968	Final Concentrate	65		21.8			91.0

Morococha Pilot Plant	1968	Final Concentrate	65		26.8			85.0

Morococha Pilot Plant	1968	Final Concentrate	65		28.0			89.2

Grind/Recovery PP	1975	Final Concentrate			19-36	6-16		70-90

Artisted Concentrator		Final Concentrate						67-72

Susana Concentrator		Final Concentrate						60-67

San Expedito Concentrator		Final Concentrate			24-31	2-16		81-86

Concentrators Casapalca & Morococha	1995	Final Concentrate	9,504		21.84		531	82.15		91.57
		Head	255,779		0.99		22.0

Concentrators Casapalca & Morococha	1996	Final Concentrate	7,204		21.50		689	83.01		81.00
		Head	183,300		1.02		26.0

Concentrators Casapalca & Morococha	1997	Final Concentrate	8,230		22.04		487.0	82.00		97.00
		Head	251,069

Toromocho ores were processed by conventional flotation technology to produce a final copper/silver concentrate. Although molybdenum also floated into the final copper/silver

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concentrate, its recovery was not attempted in the pilot plant tests and in the full scale concentrator operations. A review of the data summarized in Table 16.1.1 suggests conventional flotation will produce copper concentrate grades of 22-28% at copper recoveries of 80-88%. The reagents used in the historical testwork were for the most part standard dithiophosphates and xanthates as collectors, sodium cyanide and lime as depressants for pyrite with sodium silicate and dextrin used to control insoluble silicates.

The PCI commissioned work at METCON identified a cause of the variability in flotation results and developed a conventional flotation flow sheet to resolve the issue. In summary, some of the historic low concentrate grades were apparently caused by the presence of talc or talc like minerals within the deposit. The presence of these naturally floatable silicate minerals in the concentrate contributes to lower concentrate grades.

The early METCON test work identified a reagent, sodium carboxymethylcellulose (CMC), capable of suppressing the talc during the flotation process. CMC and other similar reagents such as dextrin and quar gum have been used successfully to depress talc in Cu/Ni/Pt/Pd process plants but is not a common reagent in copper plants. The use of CMC results in the unintended depression of molybdenite requiring a preferential flotation separation between molybdenite and the layered silicate minerals such as talc.

Process recovery testing has focused on the recovery of the economically interesting metals of copper, molybdenum and silver. The impacts of zinc and arsenic on the process have also been investigated. Arsenic values are such that in-pit blending will keep arsenic heads sufficiently low that smelter penalties should not be an issue. Zinc grades in the main pit area are sufficiently low that penalties in concentrate may not be a major issue. The northeast extension zone of the deposit has sufficient zinc grades that zinc suppression and/or recovery may be required and/or desirable. The ability to depress zinc will be dependent on the zinc mineralogy and liberation size.

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16.2 Metallurgical Development Program

PCI selected metallurgical drill holes for testing a METCON. Split core was segregated by selected footage increments placed in 55 gallon barrels and air freighted to Tucson, Arizona. METCON received the samples and prepared composite samples for test work. A summary of metallurgical drill holes submitted for test work is given in Table 16.2.1.

Table 16.2.1: Metallurgical Holes Provided METCON.

No	HOLE	WEIGHT	NUMBER OF SAMPLES	FROM	TO	ZONE	DIAMETER	DATE OF RECEPTION
1	31-50N-6 (REJECTS)	782.1	330	6.00	502.00	NE	HQ	6/11/2004
2	25-43-6	2008.0	333	1.50	501.00	IMC	PQ	5/13/2004
3	24-42-1-6	1468.8	149	1.50	376.00	IMC	PQ	6/24/2004
4	25-42-6	1835.8	247	0.00	374.00	IMC	PQ	5/15/2004
5	27-41-6	2259.8	258	3.00	390.00	IMC	PQ	7/3/2004
6	24-43-6	2566.3	372	0.00	558.00	IMC	PQ	7/13/2004
7	26-40-6	2376.2	323	0.00	484.50	IMC	PQ	8/2/2004
8	31-44-6	2429.2	354	11.50	542.50	IMC	PQ	9/16/2004
9	27-45-6	2692.9	390	1.00	586.00	IMC	PQ	8/28/2004
10	29-44-6	2014.8	400	0.00	600.00	IMC	PQ	9/3/2004
11	34-48SE-1-6	1155.0	228	10.50	353.20	NE	HQ	10/23/2004
12	31-49SW-400	1569.0	473	0.00	709.50	NE	HQ	10/25/2004
13	24-40-6	1843.4	214	0.50	321.50	IMC	PQ	9/28/2004
14	30-46-6	1326.7	292	0.00	404.00	IMC	PQ	9/28/2004
15	30-45-6	1880.3	202	0.00	303.00	IMC	PQ	9/29/2004
16	27-46-6	2003.3	371	3.00	559.50	IMC	PQ	11/1/2004
17	31-49SW-1000 (REJECTS)	830.5	267	0.00	401.00	NE	HQ	10/20/2004
18	31-45-6	1037.0	316	5.00	500.00	IMC	PQ
19	32-42-6					IMC	PQ
20	25-46-6 (T6-1)					IMC	PQ
		32079.0	5519

TOTAL IMC AREA: 16 (13 IN EE.UU)

TOTAL NORTHEAST AREA : 4

Numerous composites were prepared for testing using fresh drill core. Table 16.2.2 summarizes those composites used in the flowsheet development programs.

The metallurgical holes selected by PCI for the test program are believed by the PCI geology staff to be representative of the flotation ore within the mine plan. Those composites shown as “A,” “B” and “C” were prepared by IMC (“A”) and PCI (“B” and “C”) for definitive metallurgical testing.

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Table 16.2.2: Principal Composites Tested to Produce Engineering Data.

Composite Designation	Data Derived From Composites
A Prepared from Fresh Drill Core Prepared by METCON Research Intervals for Composite by IMC (I+20,I-20,IB+20,S+20,SB-20,S+20,S-20)

Conventional Flowsheet Optimization

Float/Leach/Float Flowsheet Optimization

Conventional Locked Cycle Flotation Grade/Recovery Data

Float/Leach/Float Grade/Recovery Data

Ball Mill Wi, Rod Mill Wi, Abrasion Index Determinations

B 1/4” Reject from PCI Geology Prepared by METCON Intervals for Composites by PCI (I+20,I-20,IB+20,IB-20,S+20,S-20,SB+20,SB-20)	Conventional Flotation Parameters for Water Tests Preparation of Tailings and Concentrate Samples for Pocock Engineering-Settling and Filtration Data Hazen Research Autoclave Study

C Assay Reject from PCI Geology Prepared by PCI Intervals for Composites by PCI Intervals Identical to (B) Above (I+20,I-20,IB+20,IB-20,S+20,S-20,SB+20,SB-20)	Comparative Water Study La Oroya, Peru Bottled Drinking Water Laguna Huacracocha Water Kings Mill Tunnel Water

The “A” through “C” composites were developed based upon rock alteration type, metallurgical type (% of copper as cyanide soluble by sequential copper assay) and degree of brecciation. Table 16.2.3 shows the composite terminology used.

The degree of sequential cyanide soluble copper (20%) was selected based on a natural break in the sequential copper assays reported from geological sampling of the core. If greater than 20% cyanide soluble the ores tend to contain significant secondary copper mineralization. If less than 20% cyanide soluble copper, the ores tend to contain primary copper mineralization, mainly chalcopyrite. The Toromocho resource can be generally described in the eight composites. The IB+20 composite was difficult to formulate, since it represents a very small amount within the resource (<5%). Definitive metallurgical testing was performed on these composites.

Table 16.2.3: Composite Breakdown as a Function of Alteration/Metallurgical Type/Brecciation.

Error

Composite	Intrusive	Skarn	Brecciated	Non-brecciated	>20% CN cu	<20% CN cu
I+20	I				+20

I-20	I					-20

IB+20	I		B		+20

I-20	I		B			-20

S+20		S			+20

S-20		S				-20

SB+20		S	B		+20

SB-20		S	B			-20

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On 1 December 2005, PCI submitted an estimate of tonnage represented by composite rock type. The rock types, tonnages and brief descriptions are given in Table 16.2.4.

Table 16.2.4: Approximate tonnage and description of composite rock types from PCI

Composite	Tonnage (mt)%		Type of Rock
I+20 & IB+20	191,365,300	19.42	Granodiorita/Porfido Feldspatico
I-20	285,536,550	28.98	Diorita/Porfido Feldspatico
S+20 & SB+20	164,567,850	16.70	Skarn/Skarn Brechado
SB-20	293,206,050	29.76	Skarn Brechado
S-20	50,571,750	5.13	Skarn (Serpentina, Calcopirita, Magnetita)

Total	985,246,500	100.00

The 2004 development work was principally done on Composites 1-15 as supplied by PCI. The work developed two different flowsheets to treat Toromocho ores. Conventional froth flotation on the composites yielded generally low grade concentrates with low copper recoveries. A second flowsheet was developed to capitalize on the readily soluble copper in secondary copper minerals such as chalcocite, diginite, bornite and covellite. Composites 1-15 were prepared by PCI from assay reject samples. These samples were thought to be representative of the core of the IMC proposed pit area.

The mill/leach (float/leach/float) flowsheet (see METCON reports for details) utilized conventional froth flotation of the ore followed by one (1) rougher concentrate cleaning stage to produce a concentrate for ferric sulfate leaching. A low temperature-atmospheric six-hour leach yielded about 39% of the total copper in the pregnant leach solution (PLS). The solid residue remaining after leach was subjected to pH adjustment and flotation (initially without regrind) to recover a high grade chalcopyrite concentrate. The chalcopyrite concentrate was very low in copper content. The results from METCON’s mill/leach flowsheet demonstrated very high copper recovery in the leach solution and residue flotation concentrate; however the reside flotation concentrate grade was exceptionally low. These metallurgical results were used by MAG in the production of estimates of recovery and grade for insertion in the September 2004, 43-101 published Preliminary Assessment. For the purposes of that preliminary assessment, MAG assumed a joint recovery of copper of 87.5% (leach + residue flotation concentrate) and a 18% Cu residue flotation concentrate grade (MAG assumed residue regrind). Based on Cerro De Pasco and CENTROMIN pilot plant and milling experience, MAG assumed conventional flotation would yield 85% Cu recovery into a 25% copper concentrate grade.

Mineralogy

Optimization of both the conventional and mill/leach flowsheets continued through 2004 and 2005. The early Cerro De Pasco and CENTROMIN studies used dextrin and sodium silicate to control floating silicate minerals. METCON submitted samples of final concentrates to the PMET analytical laboratories to find out what minerals were diluting the final copper

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concentrates. The results of X-Ray Diffraction (XRD) analyses from PMET demonstrated that layered silicate minerals such as talc, phlogopite and chlorite were floating naturally in rougher flotation and contaminating the rougher concentrate.

PMET’s mineralogy also describes copper mineralization of the Toromocho ores as a function of composite designation. The composites with <20% cyanide soluble copper content demonstrate very high chalcopyrite contents in final concentrates. For composites I-20, SB-20 and S-20 the final concentrates contained by weight 76.9, 82.8 and 78.5% chalcopyrite. Chalcopyrite exists in all of the composites however increases with depth. Digenite is more predominant in the >20% composites and the quantity of secondary copper minerals decreases with depth. The weight percent digenite in the >20% cyanide soluble copper composites reporting to final concentrate for IB+20, I+20, SB+20 and S+20 was 12.4, 9.4, 8.5 and 5.8% respectively whereas for the <20% cyanide soluble composites I-20, SB-20 and S-20 the weight percent digenite was 0.4, 0.7 and 0.5% respectively.

Sulfosalt minerals such and enargite, tetrahedrite, tennantite and famatinte (Cu3SbS4) react to a froth flotation environment as would any copper mineral. Therefore if present in the ore, these minerals will float and contribute significant arsenic and antimony values to the flotation concentrate. Toromocho has significant quantities of arsenic and lesser values of antimony in the deposit. Arsenic is a problem since it represents a potential smelter penalty if its concentration is too high in the concentrate. The flotation development program undertaken at METCON identified significant arsenic reporting to some of the composite final copper concentrates. Specifically I+20, SB+20 and S+20 copper concentrates contained arsenic values of 3.4, 0.52 and 1.1%. All of these concentrates exceeded 0.2% arsenic, thought to be the greatest amount of arsenic before smelter penalties are applied. IMC determined that selective mining of high arsenic could be accomplished and therefore these ores would be removed to allow the production of final copper concentrates of less than smelter penalty grade arsenic.

Conventional Flotation

A considerable amount of laboratory work has been completed on fresh drill core at METCON Research in Tucson, Arizona. A number of different samples and composites have been tested and a conventional copper flotation flowsheet developed capable of processing the identified alteration/ore types previously described (I+20, IB+20, S+20, SB+2, I-20, SB-20 and S-20). The flowsheet developed is shown in Figure 16.2.1.

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Figure 16.2.1: Simplified Block Flow Diagram of Conventional Flotation

The block flow diagram given in Figure 16.2.1 represents the flowsheet used in locked cycle flotation testing of Composite “A”, La Oroya testing of potential water sources Composite “C” and other materials. The process uses standard off-the-shelf chemicals. A listing of the chemicals used follows:

•	Cytec A-238-Dithiophosphate

•	PAX-Potassium Amyl Xanthate

•	SEX-Sodium Ethyl Xanthate

•	#2 Fuel Oil

•	MIBC-Methyl Isobutyl Carbinol

•	Cytec Aerofroth 65

•	CMC-Sodium Carboxymethylcellulose

•	CaO-Lime

•	NaHS-Sodium Hydrogen Sulfide

A chronological summary of metallurgical results in METCON testing is given in Table 16.2.5.

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Table 16.2.5: Summary of Conventional Flotation and Mill/leach Testing at METCON.

Test Description	Composite	Product	Assay (%, g/t, g/L)				Distribution %			CMC g/t
			Cu %	Mo %	Ag g/t	Insol %	Cu %	Mo %	Ag %
Conventional Flotation	1-15	2nd Cl. Concentrate	23.54		166.3		80.31		66.14	157
2 Cleaners Open Cycle		Head	0.74	0.022	5.6
Mill/Leach	1-15	PLS					38.95
2 Cleaners on Residue		Residue Concentrate	13.2				45.23		54.95	239
53.66% Cyanide Sol. Cu		Head	0.67	0.022	5.3
Conventional Flotation	Composite A	2nd Cl. Concentrate	24.52	0.183	244.0		83.39	19.72	54.05	93
2 Cleaners Open Cycle		Head	0.62	0.020	7.1
Conventional Flotation	NE Extension	2nd Cl. Concentrate	24.7				75.29			206
2 Cleaners Open Cycle	31-50N-6	Head	0.71	0.002	5.1
Conventional Flotation	Composite	2nd Cl. Concentrate	28.8			12.2	81.87
2 Cleaners Open Cycle	23-45-6	Head	0.9	0.020	6.6
Conventional Flotation	Composite	2nd Cl. Concentrate	27.9	0.920		18.8	84.26	73.47
2 Cleaners Open Cycle	25-42.6	Head	0.82	0.030	6.6
Mill/Leach	Composite A	PLS					30.52
2 Cleaners Open Cycle		Residue Concentrate	23.79	0.40	227.0		55.90	29.67	40.61	80
		Head	0.62	0.020	7.1
Conventional Flotation	Composite A	2nd/3rd Cl. Concentrate	26.87	0.159	203.0	11.8	85.72	20.75	55.52	84
Locked Cycle Test		Head	0.59	0.018	7.0
Conventional Flotation	Composite B	3rd Cl. Concentrate	26.06	0.170	238.9	12.0	86.50	8.57	61.13	89
3 Cleaners Open Cycle		Head	0.66	0.036	8.2

The presence of talc in Toromocho flotation feed varies within the deposit. Intrusive materials for the most part appear to contain little talc; however, certain skarn alteration types such as serpentines and to a lesser extent tremolites and actinolites contain talc mineralization. If talc is present in the ore, unless depressed, it will report to the final copper/molybdenum concentrate. A high feed concentration of talc lowers the grade of copper in the final concentrate.

Toromocho ores respond well to CMC as a talc depressant. Its use in the early stages of development resulted in better concentrate grades but generally lower copper and molybdenum recoveries. Common industry practice suggests CMC addition to the regrind circuit, however more detailed study of where and how to add CMC to the circuit yielded more satisfactory results through its addition to the second cleaner feed. The 1st cleaner is used to reject pyrite from the circuit using lime (CaO) for pH adjustment. The second and third cleaners are used to reject insol from the circuit. The tests shown in Table 16.2.5 are in chronological order and demonstrate the improved metallurgical results with optimized CMC usage. CMC allowed good final copper concentrate grades at good copper recoveries. It appears that naturally floating minerals such as talc and molybdenite are affected identically with CMC.

Based on the flowsheet introduced in Figure 4.2.1 composite “A” materials were tested in locked cycle flotation. Flotation waters and a 2nd or 3rd cleaner scavenger concentrate were recycled from the first flotation cycle to each succeeding cycle to test the affect of water recycle as well as solids recycle.

A summary of the locked cycle results is given in Table 16.2.6.

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Table 16.2.6: Summary of Locked-cycle Tests on Composite “A” Materials.

Composite	Final Cu Concentrate	Weight %	Assay								Recovery							CMC	Lime*
			Cu %	Ag g/t	Mo %	Fe %	Zn %	As %	Mg %	Insol %	Cu %	Ag %	Mo %	Fe %	Zn %	As %	Mg %	Addition g/t	Addition kg/t
I+20	2nd Cl. Concentrate	1.98	26.62	269.80	0.391	20.94	0.64	3.43	0.28	12.82	88.20	60.64	56.85	6.00	57.64	72.81	0.26	25	3.6
	Calculated Head	100.00	0.60	8.80	0.014	6.91	0.02	0.09	2.09
IB+20	2nd Cl. Concentrate	2.12	25.99	142.90	0.493	27.37	0.40	0.03	0.28	7.24	89.46	69.55	67.28	8.76	48.57	3.37	0.34	0	3.9
	Calculated Head	100.00	0.62	4.40	0.016	6.63	0.02	0.02	1.70
I-20	3rd Cl. Concentrate	2.20	24.03	171.90	0.047	24.05	1.19	0.03	0.34	18.46	92.13	54.61	2.94	6.17	25.51	3.66	0.35	125	2.1
	Calculated Head	100.00	0.57	6.90	0.036	8.57	0.10	0.02	2.15
S+20	3rd Cl. Concentrate	1.89	27.51	226.36	0.012	22.44	3.63	1.06	0.45	7.45	80.59	58.60	2.45	4.83	75.10	43.47	0.20	125	5.5
	Calculated Head	100.00	0.65	7.30	0.009	8.79	0.09	1.05	4.23
SB+20	3rd Cl. Concentrate	1.54	27.03	169.90	0.043	17.01	0.58	0.52	0.38	22.48	76.52	47.85	6.02	2.65	43.80	25.39	0.24	140	5.4
	Calculated Head	100.00	0.54	5.50	0.011	9.87	0.02	0.03	2.39
S-20	3rd Cl. Concentrate	1.76	27.07	220.60	0.025	24.85	5.23	0.09	0.67	8.35	84.04	46.69	3.16	4.57	44.87	7.89	0.34	125	3.2
	Calculated Head	100.00	0.57	8.30	0.014	9.60	0.21	0.02	5.85
SB-20	3rd Cl. Concentrate	1.70	29.86	220.90	0.104	27.44	1.41	0.01	0.15	5.59	89.09	49.98	6.52	5.02	40.59	0.98	0.10	50	2.6
	Calculated Head	100.00	0.57	7.50	0.027	9.27	0.06	0.01	2.45
Average	Final Cu Concentrate	1.88	26.87	203.19	0.159	23.44	1.87	0.74	0.36	11.77	85.72	55.42	20.75	5.43	48.01	22.51	0.26	84	3.8
Average	Calculated Head		0.59	6.96	0.018	8.52	0.07	0.18	2.98
Average**	Final Cu Concentrate		26.54	202.28	0.153						87.21	57.12	22.17

*	Lime Addition includes excess lime of about 1 kg/t due to overnight maintenance of recycling solutions and products.
**	Average of final 3 cycles

Note: The average grade and recovery given assumes all composites are of equal weight. The results change substantially when estimated resource tonnages of each composite are used to calculate final Cu concentrate grade and recovery.

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Results from locked cycle testing can be interpreted in several different ways. The above table reports the results based on a full mass balance of all products from the tests assuming all composites are of the identical contribution to the total mineable resource. Most often a locked cycle test is interpreted by examining the last cycles wherein the recycling waters and solids have appeared to come into equilibrium. Table 16.2.7 demonstrates the different results of how to interpret the results. MAG prefers to average the final cycles after equilibrium, in this case the last three cycles of the test.

Table 16.2.7: Comparison of locked cycle results a complete mass balance of all cycles versus the last three (3) cycles. (arithmetic average)

Composite A	Calc Hd Cu	Grade (% Cu)		Recovery (%Cu)		CMC g/t	CaO kg/t
		All	Last 3	All	Last 3
I+20	0.60	26.62	27.83	88.20	89.21	25	3.6
IB+20	0.62	25.99	25.40	89.46	88.56	0	3.9
I-20	0.57	24.03	22.80	92.13	94.75	125	2.1
S+20	0.65	27.51	27.53	80.59	81.85	125	5.5
SB+20	0.54	27.03	23.87	76.52	81.23	140	5.4
S-20	0.57	27.07	29.10	84.04	83.74	125	5.3
SB-20	0.57	29.86	29.23	89.09	91.12	50	2.6

Average	0.59	26.87	26.54	85.72	87.21	84	3.8

The arithmetic average of the last three cycles of the locked cycle tests results in a decrease of final copper concentrate grade from 26.87% to 26.54% and an increase in copper recovery from 85.72% to 87.21% respectively. The average results assume an equal weight distribution for the seven composites (7) within the mineable reserve. The flowsheet used for locked cycle testing purposely directed molybdenum depression to the 2nd and/or 3rd cleaner tailing in order to make it available for recovery through separate processing.

Much of the engineering data for the feasibility study used Composite “B” as its feed source. Blends of brecciated and non-brecciated skarns and intrusives were made and tested using the established flowsheet on Composite “B”. The results from this testing are shown in Table 16.2.8.

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Table 16.2.8: Summary of Open Cycle Tests on Composite “B” Samples.

	Flotation Test Conditions				Concentrate
Test ID	Test Description	Reagent	Reag. Dosage g/tonne	CaO kg/t	Time (min)	Products	Weight Cuml. (%)	Cuml. Assays (%)								Distribution (%)
								Cu	Ag (g/t)	Mo	Fe	Zn	As	Mg	Insol	Cu	Ag	Mo	Zn	As	Fe
CF18-I+20B/NB-01	Composite I+20 B/NB	AF-238	12	3.49	5	3rd. Cleaner Concentrate	1.49	30.90	350.0	0.480	21.30	1.12	1.49	0.18	9.80	84.10	68.95	17.60	28.57	10.84	5.08
		PAX	10		6	2nd. Cl. Conc. (calc.)	2.05	23.14	269.0	0.468	1.21	0.85	1.18			86.84	73.08	23.68	29.89	11.89	6.39
	Grind size: 80% passing 150 mesh	Frothers	81		7	1st. Cl. Concentrate (calc.)	3.33	14.59	173.8	0.315	18.09	0.55	0.86			89.07	76.77	25.91	31.70	14.02	9.67
	Rougher Flotation pH = 10.5	SEX	15		10	Ro. Concentrate (calc.)	11.84	4.24	52.6	0.119	18.81	0.19	0.46			91.92	82.47	34.74	39.46	26.58	35.74
	1st., 2nd. And 3rd. Cl. Flot. pH = 11.8	CMC 7M	30		4	2nd. Cl. Scavenger Conc.	0.26	1.77	44.0	0.150	19.70	0.13	0.53			0.85	1.53	0.97	0.58	0.68	0.83
	1st., 2nd. And 3rd. Scav. Flot. pH = 11.5	Na2SiO3	0		5	1st. Cl. Scavenger Conc.	0.89	0.55	14.0	0.060	17.30	0.08	0.40			0.90	1.66	1.32	1.23	1.75	2.48
	CMC 7M at 2nd. And 3rd. Cl. Flotation	Diesel	85		3	3rd. Cl. Scav. Conc.	0.14	3.44	72.0	0.710	20.20	0.19	0.62			0.86	1.31	2.40	0.45	0.42	0.45
						Calc. Head	100.00	0.55	7.6	0.041	6.27	0.06	0.21	1.42		100.00	100.00	100.00	100.00	100.00	100.00

CF18-I-20B/NB-01	Composite I-20 B/NB	AF-238	12	2.16	6	3rd. Cleaner Concentrate	2.63	24.60	225.0	0.120	27.20	2.74	0.52	0.30	13.00	90.13	60.13	7.65	36.60	4.10	6.50
		PAX	10		6	2nd. Cl. Conc. (calc.)	3.12	20.99	201.0	0.131	0.41	2.46	0.49			91.24	63.72	9.95	39.02	4.59	7.03
	Grind size: 80% passing 150 mesh	Frothers	89		7	1st. Cl. Concentrate (calc.)	5.38	12.53	133.5	0.363	20.63	1.75	0.46			93.80	72.90	47.32	47.74	7.38	10.08
	Rougher Flotation pH = 10.5	SEX	15		10	Ro. Concentrate (calc.)	12.85	5.39	66.5	0.186	25.25	0.92	0.50			96.36	86.73	57.76	60.20	19.15	29.47
	1st., 2nd. And 3rd. Cl. Flot. pH = 11.8	CMC 7M	125		4	2nd. Cl. Scavenger Conc.	0.25	3.11	145.0	0.390	22.00	3.59	0.67			1.08	3.68	2.36	4.55	0.50	0.50
	1st., 2nd. And 3rd. Scav. Flot. pH = 11.5	Na2SiO3	0		5	1st. Cl. Scavenger Conc.	0.57	1.04	57.0	0.150	24.70	2.83	0.61			0.83	3.33	2.09	8.26	1.05	1.29
	CMC 7M at 2nd. And 3rd. Cl. Flotation	Diesel	160		3	3rd. Cl. Scav. Conc.	0.04	4.67	220.0	0.340	24.20	3.73	0.78			0.26	0.89	0.33	0.75	0.09	0.09
						Calc. Head	100.00	0.72	9.9	0.041	11.07	0.20	0.34	2.20		100.00	100.00	100.00	100.00	100.00	100.00

CF18-S+20B/NB-01	Composite S+20 B/NB	AF-238	12	4.61	5	3rd. Cleaner Concentrate	2.71	21.50	195.0	0.080	23.50	2.04	0.88	0.50	17.90	85.97	67.24	8.63	59.90	16.06	6.07
		PAX	10		6	2nd. Cl. Conc. (calc.)	4.48	13.26	121.9	0.125	0.31	1.25	0.57			87.46	69.33	22.21	60.46	17.04	6.82
	Grind size: 80% passing 150 mesh	Frothers	97		6	1st. Cl. Concentrate (calc.)	8.31	7.33	69.3	0.080	12.41	0.69	0.35			89.66	73.11	26.53	61.71	19.28	9.81
	Rougher Flotation pH = 10.5	SEX	15		10	Ro. Concentrate (calc.)	17.73	3.55	35.1	0.049	15.89	0.34	0.24			92.73	79.09	34.61	64.39	28.08	26.81
	1st., 2nd. And 3rd. Cl. Flot. pH = 11.8	CMC 7M	125		4	2nd. Cl. Scavenger Conc.	1.06	0.55	8.5	0.050	6.72	0.03	0.08			0.86	1.15	2.12	0.35	0.57	0.68
	1st., 2nd. And 3rd. Scav. Flot. pH = 11.5	Na2SiO3	0		5	1st. Cl. Scavenger Conc.	1.48	0.76	13.0	0.030	13.30	0.06	0.24			1.66	2.44	1.76	0.96	2.39	1.87
	CMC 7M at 2nd. And 3rd. Cl. Flotation	Diesel	160		3	3rd. Cl. Scav. Conc.	0.41	1.20	17.0	0.470	7.06	0.06	0.19			0.73	0.89	7.68	59.90	0.53	0.28
						Calc. Head	100.00	0.68	7.9	0.025	10.59	0.09	0.15	2.97		100.00	100.00	100.00	100.00	100.00	100.00

CF18-S-20B/NB-01	Composite S-20 B/NB	AF-238	12	2.85	6	3rd. Cleaner Concentrate	1.83	31.00	190.0	0.080	29.10	1.74	0.26	0.55	7.10	85.09	47.78	3.85	17.85	3.59	4.00
		PAX	10		6	2nd. Cl. Conc. (calc.)	3.58	16.14	103.3	0.153	0.48	1.00	0.14			86.50	50.70	14.41	19.97	3.74	4.28
	Grind size: 80% passing 150 mesh	Frothers	105		7	1st. Cl. Concentrate (calc.)	7.37	8.03	56.1	0.103	10.55	0.59	0.09			88.71	56.71	19.99	24.44	4.79	5.83
	Rougher Flotation pH = 10.5	SEX	15		10	Ro. Concentrate (calc.)	14.99	4.11	34.5	0.084	11.26	0.40	0.09			92.36	70.85	33.06	33.41	10.43	12.66
	1st., 2nd. And 3rd. Cl. Flot. pH = 11.8	CMC 7M	75		4	2nd. Cl. Scavenger Conc.	1.22	0.68	19.0	0.090	3.37	0.38	0.03			1.24	3.18	2.88	2.59	0.28	0.31
	1st., 2nd. And 3rd. Scav. Flot. pH = 11.5	Na2SiO3	0		5	1st. Cl. Scavenger Conc.	1.57	0.94	31.0	0.240	8.31	0.52	0.13			2.21	6.68	9.89	4.57	1.54	0.98
	CMC 7M at 2nd. And 3rd. Cl. Flotation	Diesel	113		3	3rd. Cl. Scav. Conc.	0.24	2.06	39.0	0.360	3.75	1.03	0.03			0.73	1.26	2.23	1.36	0.05	0.07
						Calc. Head	100.00	0.67	7.3	0.038	13.43	0.18	0.13	4.65		100.00	100.00	100.00	100.00	100.00	100.00

	Head Grade Weight Average Results							26.06	244.75	0.24	23.28	1.95	0.70			86.50	61.13	9.60	35.26	6.77	5.66

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The copper head grade averaged results from this open cycle Composite “B” series compare favorably with the locked cycle results on Composite “A”. Molybdenum and arsenic assays for this series are believed to be incorrect and are being repeated. The comparison of open cycle results to previous locked cycle results reinforce the confidence in assuming a resource wide final copper concentrate grade and recovery.

Silver recovery into final copper concentrates equates to about 60% when averaging both the Composite “A” and “B” results.

On December 1st, 2005, Mr. Angel Alvarez of PCI summarized the estimated tonnage of ores represented by the 7 major composites (Alvarez memorandum to D. Thomas, GER-EXPL-1113-05) used to represent the mineable resource at Toromocho. This breakdown of tonnage in the composites is given in Table 16.2.4. MAG’s original analysis is given in Table 16.2.7. These results have been modified and are compared in Table 16.2.9.

Table 16.2.7: Comparison of locked cycle results between mass balance of all cycles or only last 3 cycles (weighted head grade average).

Composite	Calc Hd Cu	Grade (%Cu)	Last 3	Recovery (%Cu)	Last 3	CMC g/t	CaO kg/t
		All		All
I+20	0.60	26.62	27.83	88.20	89.21	25	3.6
IB+20	0.62	25.99	25.40	89.46	88.56	0	3.9
I-20	0.57	24.03	22.80	92.13	94.75	125	2.1
S+20	0.65	27.51	27.53	80.59	81.85	125	5.5
SB+20	0.54	27.03	23.87	76.52	81.23	140	5.4
S-20	0.57	27.07	29.10	84.04	83.74	125	5.3
SB-20	0.57	29.86	29.23	89.09	91.12	50	2.6

Average	0.59	26.87	26.57	85.75	87.18	83	4.1

The reported metallurgical results from Composite “B” given in Table 16.2.6, were recast using the PCI composite weight distribution given in Table 3.0.6 shown on page 12, and are reported in Table 16.2.8.

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Table 16.2.8: Open circuit copper, silver and zinc recoveries and grades from Composite “B” materials, based on estimated rock type distributions.

Test Description	Composite % Total Ore	Products	Weight Cuml. (%)	Cuml. Assays (%)			Distribution (%)			CMC g/tonne	CaO kg/t
				Cu	Ag (g/t)	Zn	Cu	Ag	Zn
Composite I+20 B/NB	19.42	3rd. Cleaner Concentrate	1.49	30.90	350.0	1.12	84.10	68.95	28.57	30	3.49
		Calc. Head	100.00	0.55	7.6	0.06	100.00	100.00	100.00
Composite I-20 B/NB	28.98	3rd. Cleaner Concentrate	2.63	24.60	225.0	2.74	90.13	60.13	36.60	125	2.16
		Calc. Head	100.00	0.72	9.9	0.20	100.00	100.00	100.00
Composite S+20 B/NB	16.70	3rd. Cleaner Concentrate	2.71	21.50	195.0	2.04	85.97	67.24	59.90	125	4.61
		Calc. Head	100.00	0.68	7.9	0.09	100.00	100.00	100.00
Composite S-20 B/NB	34.89	3rd. Cleaner Concentrate	1.83	31.00	190.0	1.74	85.09	47.78	17.85	75	2.85
		Calc. Head	100.00	0.67	7.3	0.18	100.00	100.00	100.00
Head Grade Weight Average Results		3rd. Cleaner Concentrate	2.14	27.54	232.06	1.96	86.51	58.72	32.39	89	3.07
Head Grade Weight Average Results		Calc. Head	100.00	0.66	8.23	0.15	100.00	100.00	100.00

Open circuit results are expected to change when tested in locked cycle. If consistent with the results from locking the cycles on Composite “A” materials, the respective recoveries are expected to increase whereas the respective grades are expected to decrease on the “B” composite materials.

Assuming the breakout of contribution from composite rock type materials is representative of the mineable resource, MAG believes the use of the estimated composite weights to distribute the total copper resource at the tested grades should yield the most probable results for financial analysis.

The calculated increase in global copper recovery, when using the new ore distributions by rock type, is heavily influence by the high percentage of ore contained in the I-20 and SB-20 rock types. These two represent almost 60% of the ore to be processed and exhibit the highest recovery into final concentrate of the seven composites. The calculated recoveries and grades are global and do not represent the expected recoveries and grades for each year of production. Generally it appears from the ore distribution by composite that the early years of mining +20 ores will yield copper recoveries of about 85.2% at copper grades of about 26.2%; whereas the later years, mining -20 ores will yield copper recoveries of about 92% at copper grades of about 26.2%. A best practice for economic evaluation of the Toromocho deposit should consider the affect of differing rock types as a function of metallurgical performance and mining schedule.

Molybdenum Recovery

Molybdenum in the form of molybdenite is conventionally recovered from non-talc bearing ores. Ores containing talc require CMC addition in order to achieve an acceptable final copper concentrate grade. The use of CMC does not have a significant adverse affect on copper recovery, however it does result in the depression of molybdenite as previously discussed. The current approach to molybdenite recovery centers on conventional recovery from intrusive ores with little to no talc and recovery of molybdenite from 2nd and 3rd cleaner tailings where significant talc is present in the ore. CMC is added to the 2nd and 3rd cleaner stages and depresses molybdenite along with the talc. MAG has quantified the amount of molybdenite directed to these two products and calculated grades and recoveries in the tailings. Due to the very small weights of molybdenum products to work with in the laboratory, the selected source for quantification is the locked cycle testwork on Composite “A”.

MINERALS ADVISORY GROUP, LLC

16-14

Laboratory testwork continues on the Mo recovery issue. For the purposes of the feasibility study, Mo recovery has been assumed to be 51.5% from the above calculation. PCI is currently assessing the total amount of high talc skarn material in the mineable reserve. A preliminary figure of about 88 million tonnes of skarn material may contain high talc has been calculated by PCI. If this represents about 8% of the mine life mill feed, then it may be reasonable to assume about 92% of the Mo will be recovered through conventional means (92% of 62.14% with 90% cleaner recovery or 51.5% total Mo recovery) negating the need of the roasting plant. The preceding logic was used by SNC-L to estimate molybdenum recovery of 52.3%. More work is necessary to quantify molybdenum metallurgy.

Determination of Toromocho Ore Specific Engineering Parameters

The metallurgical program developed for Toromocho ores included definition of engineering parameters specific to the ore to allow for process design and scale up. Specific parameters were determined for:

•	Crushing Index for crusher sizing

•	Ball Mill Grinding Index for ball mill sizing

•	Rod Mill Grinding Index

•	Abrasion Index for mill liner and ball wear rates

•	Settling rates for rougher/cleaner tails thickener sizing

•	Settling rates for final concentrate thickener sizing

•	Filtration rates for final concentrate filter sizing

•	Rheology for tailings pond design

•	JKSimMet grinding parameters for mill sizing for SAG mill and circuit sizing

•	Rougher and cleaner flotation times for flotation cell sizing

•	Reagent identification and consumptions for operating cost determination

The Toromocho ore specific engineering data was provided by METCON and outside consulting firms. METCON and PCI provided samples for testing and outside consultants provided further testing and reporting.

Water Amenability Testing

Minerals Advisory Group and METCON carried out a water amenability testing program using local water sources, identified by E. L. Montgomery & Associates, Inc. as potential process waters sources. The program was conducted in the La Oroya, Peru metallurgical research laboratories. Waters from Laguna Huacracocha and Kingsmill Tunnel were tested and compared against bottled drinking water. Ore samples were provided by PCI and were designated Composite “C” samples.

A locked cycle test procedure was adopted to allow the cleaning of local waters and the generation of process water. The suitability of process water thus generated was determined by comparing the metallurgical results obtained in the locked cycle test program as a function of water used. Figure 16.2.2 describes the test procedure used.

MINERALS ADVISORY GROUP, LLC

16-15

Figure 16.2.2: Simplified Block Flow Diagram of Water Testing of Selected Composites

The previously developed conventional flowsheet was used for water testing. Control tests were conducted at METCON in Tucson and the METCON reagent combination used for the first cycle of the locked cycle test program at La Oroya. Generally more CMC was required in the locked cycle program when compared to Tucson tap water. All other reagents remained constant. The copper, iron, arsenic, zinc and insol assays are remarkably similar. For the most part copper recoveries were also very similar. The most surprising results were noted in using the most polluted water source, Kingsmill Tunnel outflow. The treated Kingsmill Tunnel waters consistently produce the highest copper grade final concentrates. Although the molybdenum grades and recoveries in the final copper concentrate appear to be markedly different for drinking water as apposed to the other water sources, they are similar in the first cycle and then begin to vary with the use of higher doses of CMC for the local water sources. An anomaly was noted in the 4th cycle on composite S+20 using both Laguna Huacracocha and Kingsmill Tunnel waters. For some unexplained reason the final copper concentrate weight increased in the 4th cycle. The concentrate weight increase is attributed to a less effective depression of talc at the CMC dosage tested.

Column Leach Program on Toromocho Ores

Large tonnages of ore containing significant levels of cyanide soluble copper have been identified for heap and/or dump leaching within the mineable resource at Toromocho. These ores are not only low grade dump leach ores but also high copper grade ores of high arsenic content. The PCI drilling and assaying program used sequential cyanide soluble copper assays to delineate copper values amenable to recovery by heap/dump leaching. Sequential

MINERALS ADVISORY GROUP, LLC

16-16

cyanide soluble copper is defined as (acid soluble copper + residue cyanide soluble copper)/total copper as a percentage. The assay differentiates between leachable secondary sulfide minerals (chalcocite, digenite, covellite, bornite etc) and non-leachable primary copper minerals such as chalcopyrite. Although indicative of the amount of copper recoverable through acid leaching on heaps or dumps, the assay also tends to recover some copper from chalcopyrite. The achievable recovery is dependent upon rock porosity, particle size, leach time, mineralogy, temperature, heap/dump permeability, oxygen availability in the heap/dump, microbial activity, ferric iron availability and other leach solution chemistry.

A large scale column leach program has been initiated at C. A. Plenge Laboratories in Lima to determine the leachability of skarn and intrusive ores containing high cyanide soluble copper contents. The program is also studying the leachability of high arsenic content ores.

The program has not progressed far enough to make any definitive statements of eventual recovery.

MINERALS ADVISORY GROUP, LLC

17-1

17.0 MINERAL RESERVES AND RESOURCES

The Mineral Reserves and Mineral Resources were estimated at Toromocho based on all available drilling information through October 2005, a block model, a mine plan, and the resulting prefeasibility study. This section will describe the block model, the mine plan, and the determination of the Mineral Reserves and Resources. Additional information regarding the prefeasibility study is presented in Section 16 regarding the process design, and Section 23 which addresses Additional Requirements.

17.1 Block Model

The block model was developed using blocks sized 20 x 20m in plan and 15m high. The selection of the 15m bench height was based on the expectation that a deposit of this scale would be mined with large cable shovels which typically operate in 15m benches. The 15m block grades are estimated with 10m drill hole composites as detailed in Section 14.

The model area was established to contain all possible open pit configurations and all of the drilling information. The total model size and block size is summarized as follows:

Toromocho Model Size

Block Size Block and Bench Height			20 x 20 meters 15 meters

Northing Range	8,715,500 m	8,718,700 m	= 160 blocks
Easting Range	373,600 m	377,000 m	= 170 Bocks
Elevation Range	3,870 m	4,995 m	= 75 Benches

The model was assembled in the UTM coordinate system and is parallel to UTM grid. Topographic information was assigned to the model based on recent electronic maps provided by PCI. That topographic information was from a mid-2005 aerial survey. IMC compared the topographic information to surveyed drill hole collars and found an acceptable match.

Rock Type and Population Boundaries

A detailed geologic interpretation of the Toromocho deposit was developed by PCI personnel in conjunction with PCI contractor, John Hunt. That work resulted in a series of drill grid sections oriented NW-SE and NE-SW relative to UTM north. Those sections have been continually updated and modified as the drilling continues. The section status during September 2005 was used by the geotechnical contractor Call & Nicholas, Inc. (CNI) to develop a wire frame model of the rock types based on the interpreted cross sections.

IMC obtained a copy of the CNI wire frames and assigned them to the block model on a nearest whole block basis. Cross sections through the block model were plotted and compared against the logged geologic information in the drill hole data base.

17-2

The drill hole data base for this model was based on all PCI drilling completed in late October 2005. Consequently, there was additional drill hole information available that was not used in the cross section or wire frame interpretation used for this model.

The IMC comparison found the block model assignments from the wire frames to be a reasonable representation of the geology as presented in the more recent drill hole data base. In order to use all of the drill hole data in the block grade estimate, IMC assigned the rock type of the block model to late drilling that did not have geologic logging complete.

The CNI interpretation of the PCI cross sections combined a number of the calc-silicate metamorphic rocks into a category labeled as skarn. Discussions with PCI and J. Hunt indicated that the segregation of hornfels and magnetite skarn from the generic calc-silicate assemblage could improve the reliability of block grade estimation.

IMC interpreted rock type codes for the Magnetite Skarn, and the Hornfels within the larger calc-silicate package based on an indicator estimate. For example, drill hole composites assigned as Hornfels were coded with a 1, and all other calc-silicate blocks were coded with a 0. Those values were used to assign a fraction to each block by kriging. If the fraction were greater than 0.50, the block was recoded to hornfels. The same procedure was applied to Magnetite Skarn. The resulting assignments were checked on section and on plan.

The final rock types assigned to the block model were as follows:

Model Code	Number of Blocks	Description
1	108569	Diorite/Andesite Porphyry
2	102057	Granodiorite
3	126635	Feldspar Porphyry
4	10781	Quartz Porphyry
5	5061	Dacite Porphyry
10	6118	Hornfels
11	224217	Skarn
12	216	Magnetite Skarn
13	977	Montero Basalt
14	16442	Calcareous Sediments
16	80240	Andesite / Catalina Volcanics
17	7932	Anhydrite / Gypsum

The cross sections presented in Section 7.0 are examples of the original interpreted sections used to develop the wire frames and the rock type assignments to the blocks.

An additional code was assigned to the model to reflect the boundary between the leach cap and interesting mineralization. This procedure was accomplished by scanning vertically down each drill hole until the first total copper value of 0.15% copper. Those coordinates were stored within each drill hole and used to generate a surface contour map. That map was then applied to the model. Material above the 0.15% copper surface was coded as leached cap within the block model. The resulting leach cap code was also used as a boundary for grade assignment to the model blocks.

17-3

A series of statistical calculations were performed to determine which rock types should be boundaries for grade estimation. Basic statistics by rock type were completed on composites as well as nearest neighbor comparisons across rock type boundaries. Most rock types were treated as hard boundaries although some were combined as summarized on Table 17-1.

The leached versus fresh rock boundary based on 0.15% copper was used as a hard boundary for all metals during the grade estimation process.

Block grade estimation utilized conventional linear kriging. The constraints on each population and the estimation methods for each of the populations are summarized on Table 17-1. Variography results suggested that longer ranges and searches could be applied to moly than those shown on Table 17-1. Moly estimation was kept with the same search parameters as the other metals so there were no blocks were moly was assigned and other metals were not.

Densities are assigned based on the leach cap surface. The supporting information for density estimation were the historic density sample measurements recorded by Centromin. IMC understands that PCI has updated the density data with additional density test results.

Block Density Assignments

Leach Cap Material above the 0.15% Cu Surface:	2.355 dry tonnes / cubic meter
Elsewhere in the model	2.57 dry tonnes / cubic meter

17-4

Table 17-1

Summary of Block Grade Estimation Procedures

Population Boundaries

Rock Type or Zone	Model Rock Type	Rock Types Used for Estimation
Leached	Diorite Granod. Felds Por Qtz Porph Dacite Hornfels Skarn Mag. Skarn Basalt Calc Seds Volcanics Gypsum	Diorite Granodiorite Felds Por+Hornfels Qtz Porph Dacite Hornfels+Felds Por. Skarn+Gypsum Magnetite Skarn Basat Calc Seds+Lutite Volcanic Gypsum+Skarn

Fresh Below Lch Cap	Diorite Granod. Felds Por Qtz Porph Dacite Hornfels Skarn Mag. Skarn Basalt Calc Seds Volcanics Gypsum	Diorite Granodiorite Felds Por+Hornfels Qtz Porph Dacite Hornfels+Felds Por. Skarn+Gypsum Magnetite Skarn Basat Calc Seds+Lutite Volcanic Gypsum+Skarn

Kriging Parameters in All Populations

Composite Count
Max	Min	Max per Hole
10	1	3

Search
Horizontal Meters	Vertical Meters
150	55

Variogram
Horizontal Meters	Vertical Meters	Nugget Co	Total Sill C0+C1
200	75	0.30	1.00

Minerals Estimated:

Total Copper

Soluble Copper = (Ascu+Cncu)/Totcu

Moly

Zinc

Arsenic

Silver

Lead

Gold

Tab17-1

17-5

Classification of Blocks

Each block in the model was assigned a code to classify the relative confidence into the categories of measured, indicated, and inferred as defined under NI-43-101 guidelines.

The procedure for classification is as follows:

Inferred:
Block grade estimated by the parameters on Table 17-1

Indicated:
Kriged standard deviation < = 0.81 and 3 Composites used to estimate the block

Measured:
Kriged standard deviation based on PCI Vertical holes < = 0.50 10 composites used from PCI Vertical Holes

Kriged standard deviation is the square root of the kriged variance. It should be noted that the total sill for all variograms was 1.00.

The requirement for Indicated category places a horizontal limit on extrapolation from the outside holes of about 75 to 80m out of the total 150m search radius. Almost all blocks within the drill grid are of the Indicated category and the Inferred blocks are those where the estimate moves from interpolation to extrapolation at the edges of the deposit.

Measured requires that 10 composites be available within the search radius that are all PCI holes that are vertically oriented. Old Drilling cannot contribute to the measured category on its own. IMC has eliminated the use of PCI angle holes due to errors in the down hole survey data base that were corrected by IMC. Until higher reliability of down hole survey is available, IMC does not feel comfortable using angle holes to support measured category estimates.

17-6

17.2 Mineral Reserve

The Mineral Reserve at Toromocho is the total of all ores planned for processing within the mining plan. The pre-feasibility study mine plan was based on a block model assembled in August of 2005. The mine plan was updated, based on the model assembled in January of 2006 and described earlier in this section. The updated mine plan and production schedule is the basis for the Mineral Reserves. The changes from the prefeasibility mine plan to the plan presented in this text are: 1) the addition of about 4% more ore, and 2) a reduction in average mine life strip ratio from 0.7 to 0.6.

The mine production schedule is summarized on Table 17-2. The schedule delivers a nominal 150,000 tpd (54,750 ktonnes per year) of sulfide mill ore to the primary crushers. Low grade mill ore that is hosted in calc-silicates (skarn) is stockpiled to a low grade mill ore stockpile for processing at the end of the pit life. Intrusive hosted ores are considered for heap leach based on the relative costs and recoveries of milling versus leaching. Roughly 5,000 kt/yr of the best grade leachable ore is delivered to a heap leach pad. Low grade ore that could be leached or milled is stockpiled south of the mine. The low grade mill ore stockpile is planned for rehandle to the mill at the end of the mine life. The low grade leach stockpile could potentially be heap leached or milled but the prefeasibibilty study plans to rehandle sufficient material from the stockpile to provide for a consistent 8,215 ktonnes per year of heap leach feed. Consequently, the low grade leach stockpile material is part of the Mineral Reserve.

The resulting mill feed schedule including the rehandle of the low grade mill ore stockpile is summarized on Table 17-3. Figure 17-1 is a graphic representation of the material movements and head grades. Figure 17-2 illustrates the mine, waste storage, and stockpiles at the end of the open pit life. Reclamation of the low grade mill stockpile to the mill has not occurred on Figure 17-2. Reclamation of the low grade leach stockpile to the leach pad is also not shown.

Figure 17-2 illustrates that the mine plan does encroach on the town of Morococha. However, the national highway is respected by an offset of about 150m. Property constraints provided by PCI personnel were also respected in the design of the open pit. Slope angle recommendations from Call & Nicholas, Inc. (CNI) were utilized in the pit design.

This mine plan utilizes mineralization that is classified as measured and / or indicated. Inferred mineral resource is treated as waste within the Mineral Reserve mine plan and the pre-feasibility study.

17-7

Table 17-2

Toromocho Production Schedule

October 2005 Drill Data - December 2005 Block Model

February 23, 2006

	Mill Ore									HG ROM Leach				LG to Mill Stkp at $1.20/T Net Cutoff				LG Leach Stkp				Total
Year	Cut off Net $	Ktonnes	Total Cu %	Moly %	Silver gm/t	Zinc %	Arsenic %	Lead %	% Soluble Cu	Cut off Net $	Ktonnes	Total Cu %	% Soluble Cu	Ktonnes %	Total Cu %	Moly %	Silver gm/t	Ktonnes %	Total Cu %	% Sol Cu	Waste Ktonnes	Material Ktonnes
Preprod	$2.75	1,473	0.439	0.022	7.04	0.043	0.025	0.041	64.1%	1.50	4.739	0.474	75.0%	2,311	0.279	0.022	5.329	7859	0.214	69.5%	45,618	62,000
1	$2.75	53,277	0.622	0.016	6.97	0.097	0.028	0.015	57.2%	5.00	5,457	0.771	70.1%	6,612	0.365	0.009	4.677	39569	0.355	65.0%	23,085	128,000
2	$2.75	54,750	0.616	0.018	7.98	0.164	0.028	0.025	55.8%	2.75	5,288	0.626	71.3%	14,621	0.359	0.010	5.381	21826	0.254	67.0%	27,515	124,000
3	$2.75	54,750	0.650	0.018	6.79	0.131	0.024	0.019	42.5%	1.75	5,342	0.415	73.3%	7,674	0.378	0.011	4.666	10374	0.231	69.6%	41,860	120,000
4	$2.50	54,750	0.673	0.019	7.81	0.144	0.023	0.017	48.3%	2.00	5,679	0.505	70.6%	13,109	0.352	0.006	5.551	15211	0.262	62.7%	31,251	120,000
5	$2.50	54,750	0.552	0.013	8.19	0.285	0.025	0.019	34.1%	0.00	5,308	0.304	65.3%	25,643	0.357	0.007	5.752	1343	0.362	48.9%	32,956	120,000
6	$2.00	54,750	0.549	0.018	5.78	0.187	0.017	0.019	30.7%	1.50	7,117	0.466	61.3%	5,959	0.334	0.000	5.919	8823	0.269	55.8%	43,351	120,000
7	$1.75	54,750	0.533	0.015	6.85	0.254	0.025	0.025	32.4%	0.25	6,029	0.548	43.5%	13,314	0.335	0.007	6.996	3372	0.316	44.0%	42,535	120,000
8	$1.75	54,750	0.560	0.018	6.06	0.228	0.018	0.018	27.0%	0.00	366	1.117	53.8%	9,022	0.324	0.004	5.571	38	0.539	30.0%	35,824	100,000
9	$1.75	54,750	0.538	0.019	6.17	0.203	0.015	0.014	24.2%	0.00	3,050	0.546	49.7%	4,313	0.300	0.006	6.881	443	0.397	42.2%	37,444	100,000
10	$1.75	54,750	0.524	0.019	7.35	0.225	0.021	0.017	26.5%	0.00	4,865	0.411	48.1%	4,639	0.326	0.008	6.895	2425	0.317	45.4%	33,321	100,000
11	$1.75	54,750	0.571	0.021	7.11	0.170	0.019	0.013	25.4%	0.00	2,133	0.668	49.5%	4,627	0.313	0.009	6.130	1043	0.311	45.6%	37,447	100,000
12	$1.50	54,750	0.533	0.034	6.44	0.153	0.015	0.007	20.7%	0.00	1,346	0.465	51.4%	1,586	0.293	0.001	5.858	135	0.360	39.8%	42,183	100,000
13	$1.50	54,750	0.496	0.013	7.53	0.287	0.023	0.018	23.2%	0.00	1,194	0.535	38.1%	2,553	0.321	0.013	4.620	533	0.524	32.3%	40,970	100,000
14	$1.50	54,750	0.547	0.016	6.66	0.199	0.017	0.020	20.8%	0.00	706	0.967	44.9%	1,031	0.334	0.016	3.385	201	0.367	39.7%	43,312	100,000
15	$1.50	54,750	0.537	0.010	8.65	0.258	0.021	0.027	20.7%	0.00	1.240	0.357	49.3%	2,158	0.329	0.010	3.721	494	0.267	44.8%	41,358	100,000
16	$0.50	54,750	0.589	0.020	8.00	0.188	0.014	0.006	20.5%	0.00	465	0.213	49.5%					64	0.233	42.3%	9,718	64,997
17	$0.50	54,750	0.418	0.035	6.59	0.095	0.012	0.004	17.2%	0.00	550	0.211	46.0%					154	0.242	41.3%	5,457	60,911
18	$0.50	54,750	0.415	0.019	4.85	0.115	0.011	0.009	17.8%	0.00	961	0.226	45.6%					348	0.239	43.4%	8,975	65,034
19	$0.50	54,750	0.567	0.020	8.33	0.088	0.014	0.004	14.3%												5,721	60,471
20	$0.50	39,443	0.439	0.033	8.61	0.087	0.012	0.001	16.0%												5,725	45,168

Total		1,079,693	0.548	0.020	7.12	0.179	0.019	0.015	29.0%		61,835	0.508	60.9%	119,172	0.344	0.008	5.700	114,255	0.294	63.2%	635,626	2,010,581

All Mill and Leach Ores on this table are measured and indicated category (Proven and Probable) reserves.

17-8

Table 17-3

Toromocho, Mill Feed Schedule with Stockpile Rehandle

Measured and Indicated Mineralization Only

	Mill Ore
Year	Cutoff Grade Net $	Ktonnes	Total Cu %	Moly %	Silver gm/t	Zinc %	Arsenic %	Lead %	% Soluble Cu
Preprod
1	$2.75	54,750	0.617	0.016	6.972	0.096	0.028	0.016	57.4%
2	$2.75	54,750	0.616	0.018	7.98	0.164	0.028	0.025	55.8%
3	$2.75	54,750	0.650	0.018	6.79	0.131	0.024	0.019	42.5%
4	$2.50	54,750	0.673	0.019	7.81	0.144	0.023	0.017	48.3%
5	$2.50	54,750	0.552	0.013	8.19	0.285	0.025	0.019	34.1%
6	$2.00	54,750	0.549	0.018	5.78	0.187	0.017	0.019	30.7%
7	$1.75	54,750	0.533	0.015	6.85	0.254	0.025	0.025	32.4%
8	$1.75	54,750	0.560	0.018	6.06	0.228	0.018	0.018	27.0%
9	$1.75	54,750	0.538	0.019	6.17	0.203	0.015	0.014	24.2%
10	$1.75	54,750	0.524	0.019	7.35	0.225	0.021	0.017	26.5%
11	$1.75	54,750	0.571	0.021	7.11	0.170	0.019	0.013	25.4%
12	$1.50	54,750	0.533	0.034	6.44	0.153	0.015	0.007	20.7%
13	$1.50	54,750	0.496	0.013	7.53	0.287	0.023	0.018	23.2%
14	$1.50	54,750	0.547	0.016	6.66	0.199	0.017	0.020	20.8%
15	$1.50	54,750	0.537	0.010	8.65	0.258	0.021	0.027	20.7%
16	$0.50	54,750	0.589	0.020	8.00	0.188	0.014	0.006	20.5%
17	$0.50	54,750	0.418	0.035	6.59	0.095	0.012	0.004	17.2%
18	$0.50	54,750	0.415	0.019	4.85	0.115	0.011	0.009	17.8%
19	$0.50	54,750	0.567	0.020	8.33	0.088	0.014	0.004	14.3%
20	$0.50	54,750	0.412	0.026	7.80	0.127	0.014	0.006	21.5%
21	Stkp	54,750	0.344	0.008	5.70	0.229	0.018	0.019	35.6%
22		49,115	0.344	0.008	5.70	0.229	0.018	0.019	35.6%

Total		1,198,865	0.528	0.019	6.98	0.184	0.019	0.015	29.6%

17-9

Figure 17-1

Graphic Illustration of Mine and Mill Production Schedule

17-10

Figure 17-2 Final Pit and Material Storage

17-11

Floating Cones

IMC utilized the floating cone algorithm to provide guidance to the design of the final pit and to establish the best extraction order for the mine life. Approximate costs and recoveries were developed as input to the floating cone. These input parameters do not reflect the final costs and recoveries for the project but were used as the initial starting point for mine design.

Table 17-4 summarizes the input information used for mill ore. The heap leach process was not incorporated into the floating cone economic input. It was incorporated later in the development of the mine production schedule.

IMC applies a bench discounting process to the floating cones as an approximation of the time value of money. The costs and benefits for each block are discounted at 1% compound interest per bench from the top of the model downward.

The final pit floating cones were modified during mine planning to respect the national highway to the north and property constraints to the south. Consequently, the external constraints had more impact on final pit design than the floating cone results.

All floating cones applied economic value to measured and indicated category mineralization only. Inferred category mineralization was treated as waste.

17-12

Table 17-4

Toromocho Project

Floating Cone Economic Input Parameters for Phase Design

Estimated Cost Parameter		Units
Mining Cost	$0.70	$ / tonne total material
Haulage Increment Bench	4700	meter elevation
Increment per 15m Bench	0.01	$ / tonne total material
Average of Haul Increment	$0.06	$ / tonne total material

Processing Cost per tonne	$3.02	$ / tonne ore

Process Recoveries
Copper	85%
Moly	60%
Silver	60%

Mine Site General And Admin	$0.50	$ / tonne ore

Treatment and Refining Charges
Copper Smelting, Refining, Freight	$0.281	$ / lb copper
Moly Roasting	$0.50	$ / lb moly
Silver Refining	$0.35	$ / oz silver
** Arsenic Penalties Not Incorporated into Cones.
Recovery in Smelter or Refinery
Copper	96.15%	Smelter Recovery
Moly	100.00%	Assumed losses included in mill recov.
Silver	95.00%

Slope Angles All Cases	38	degrees

Depth Discounting, % per bench	1.0%

Maximum Prices to Set Cone Limits
Copper Price	$0.90	/ lb copper, Varied Down to $0.50/lb
Moly	$6.00	/lb Moly
Silver	$5.58	/oz Silver

Calculated Cutoff Grades at $0.90/lb Cu	Equiv Copper%	NSR and Net of Process Cutoffs
Breakeven Varies by Bench of Depth	0.38	$4.28 NSR With Avg Haul Increment $1.25 Net of Process / tonne
Internal with G&A	0.32	$3.52 NSR Cutoff = 0.50 Net of Process $0.50 Net of Process / tonne
Internal No G&A	0.27	$3.02 NSR Cutoff 0.00 Net of Process / tonne

17-13

Phase Designs

The floating cones were used as a guide to develop a series of 6 phase designs for the Toromocho Pit. Phases or pushbacks are practical expansions of the mine that develop the highest value ore early in the mine life. All practical mining constraints such as operating room and access roads are incorporated into the phase design.

Phases are designed independent of time although they do set extraction order. At any point in time, the mine will be a combination of several phases. For example, during year 2, ore is being produced from Phase 1 while waste removal is accomplished in Phases 2 and 3.

The following parameters were used as input to the pushback designs:

Slope Angles from CNI

Intrusive units:	40 - 45 degree interramps, depending on location.
Skarn units:	33 - 34 degree interramps.
Haul Roads

Maximum Gradient	10%
Road Width	30 meters

The final pit design respected all property boundary constraints as specified by PCI personnel. A buffer of 150m on the northwest side was also left between the national highway and the pit crest.

Production Schedule

The production schedule presented on Table 17-2 is the result of multiple iterations. The cutoff grades used for mill ore were established to maximize project return on investment. The economic parameters presented on Table 17-5 were used for economic comparison of alternative production schedules and to set an economic criteria to segregate mill ore and leach ore. Arsenic penalties were incorporated into the smelter cost estimate where required.

Mill cutoff grades for the first 15 years of the mine life are above the breakeven value. Any mill ore between breakeven cutoff and mill cutoff was stockpiled for later treatment.

The High Grade ROM Leach material is hauled over the ridge to the south to a planned dedicated leach pad. This material is the best grade 5 million tonnes of leachable ore per year.

The Low Grade to Mill Stockpile is comprised of the low grade skarn ores at breakeven cutoff that are stockpiled to the east of the pit and are reclaimed to the mill after the pit is exhausted.

The Low Grade Leach Stockpile is intrusive hosted material that could be leached or milled. All of this stockpile could be milled. However, this material could provide improved cash flow if leached early, consequently it is rehandled to the leach pad throughout the mine life as capacity is available on the pad.

17-14

Table 17-5

Economic Input to Production Schedules

Mill Processing Schedule Input Parameters

Estimated Cost Parameter	Costs or Recovery	Units
Mining Cost	$0.76	$ / tonne total material, Includs Haul Inc.

Mine Mobile Capital Cost	1.50	$ / tonne total material capacity

Processing Cost per tonne	$3.02	$ / tonne ore

Flotation Process Recoveries
Copper	85%
Moly	60%
Silver	60%

Mine Site General And Admin	$0.50	$ / tonne, $27.4 million / yr

Treatment and Refining Charges
Copper Smelting, Refining, Freight	$0.281	$ / lb copper, If No Arsenic
Average Concentrate Grade	26.0%	copper in concentrate
Arsenic Penalty	$3.00	per 0.1 As between 0.20 and 1% As
	$4.00	per 0.1 As greater than 1% As See Text for Explanation of As Calc
Moly Roasting	$0.50	$ / lb moly
Silver Refining	$0.35	$ / oz silver

Recovery in Smelter or Refinery
Copper	96.15%	Smelter Recovery
Moly	100.00%	Assumed losses included in mill recov.
Silver	90.00%

Metal Prices, as basis for Schedule
Copper Price	$0.90	/ lb copper
Moly	$6.00	/ lb moly
Silver	$5.50	/ oz silver

Leach Processing Schedule Input Parameters

Estimated Cost Parameter	Costs or Recovery	Units
Leach Process for Intrusive Rocks
Intrusive Rocks	$1.19	$ / tonne leach ore (includes acid)
Skarn Rocks	$8.34	$ / tonne leach ore (includes acid)

SXEW Costs per Lb Cu	$0.23	$ / lb Cu

Leach Recovery
Total Recovery Estimate	100%	of Soluble Copper over 7 years
Discounted Recovery	95%	of Soluble Copper to Reflect an Estimated 7 yr Leach Recovery Curve

17-15

The Mineral Reserves are the total of all ores planned for processing from the production schedule on Table 17-2. All ore and low grade material on Table 17-2 is measured and indicated category mineralization which is reported on Table 17-6 and proven and probable Mineral Reserves.

The Mineral Reserves include:

1)	All direct mill feed ore

2)	The low grade mill stockpile ore that is rehandled to the mill in years 20 – 22.

3)	The high grade heap leach ores.

4)	The low grade heap leach ores.

The low grade leach stockpile is included within the Mineral Reserves. This low grade material could be dump leached or processed by flotation. The prefeasibility study rehandles this material throughout the mine life in order to deliver a consistent 8,251 ktonnes/yr to the leach pad. This material was not included in the press release of 6 March 2006. It has been added to the reserve after evaluation of the economic benefit of its treatment.

Table 17-6 Summarizes the Mineral Reserves and Mineral Resources. The Mineral Reserves have been segregated into the classifications of proven and probable as required under NI43-101. The total of the mill ore and leach ore is shown as the Total Mineral Reserve.

The presentation of equivalent copper on Table 17-6 is intended to provide a general basis for understanding the combined economic benefit of processing copper, moly, and silver. The calculation of equivalent copper on Table 17-6 is based on metal prices of: $1.00/lb copper, $10.00/lb Mo, and $5.50/oz silver. This results in an equivalent copper equation of: Eqcu = copper + 9.7 x moly + 0.007 x silver.

No credit for moly or silver was included in the equivalent copper calculation within the leach pad as those metals are not recoverable under acid leach.

The description of the Mineral Resource is summarized within the next section.

17-16

17.3 Mineral Resources

The block model was used as the primary input to determine the material that has “reasonable prospect for eventual economic extraction”. That material is reported in addition to the Mineral Reserves summarized on Table 17-6. The Mineral Resource was also developed by using the floating cone pit design algorithm. However, the resource floating cone was not constrained by the national highway or by surface ownerships that PCI believes can be acquired in the future.

The economics and recoveries applied to the determination of resources are the same as those used in the reserve cones as illustrated on Table 17-4. In developing the resource cones, IMC applied economic benefit to blocks of the measured and indicated category only. Once a theoretical pit geometry was developed, the material inside that pit was tabulated inclusive of the contained inferred category mineralization.

This resource is preliminary in nature and includes inferred mineral resources that are considered to speculative to have economic considerations applied to them. There is no certainty that this resource will be converted to reserve.

The process basis for the floating cone evaluation was flotation followed by conventional smelting. The mining costs are based on the assumption of large cable shovels and large 300 tonne haul trucks operated as a conventional hard rock open pit.

The resource cone contained both the prefeasibility mine plan and the Mineral Reserve in their entirety. So once the large cone was established, the incremental Mineral Resource was established by subtracting the Mineral Reserve from the resource cone volume.

The tabulation of resources within the floating cone theoretical pit geometry is summarized on Table 17-6. The resource categories of measured, indicated and inferred are shown on the table.

Mineral Resources are based on different cutoff grade criteria than the Mineral Reserves. A simple equivalent copper equation was used based on: $1.00/lb Copper, $10.00/lb Moly, and $5.50/oz Silver which results in an equation of: Eqcu = copper + 9.7 x moly + 0.007 x silver.

The total resource was established at a 0.27% equivalent copper cutoff which corresponds to internal cutoff including G&A at $1.00/lb copper or internal cutoff without G&A at $0.90/lb copper.

17-17

Table 17-6

Toromocho Project

Mineral Reserves and Resources as of 20 March 2006

Based on Oct, 2005 Drilling, and December 2005 Block Model

This Tabulation May Not Meet U.S. SEC Definitions

Mineral Reserves to Flotation including Low Grade Stockpile						Mineral Reserves to Heap Leach
Category	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%
Proven	418,318	0.581	0.022	6.47	0.84	47,066	0.433	0.011	7.14	0.43
Probable	780,547	0.500	0.017	7.25	0.72	129,024	0.346	0.008	7.78	0.35

Proven+Probable	1,198,865	0.528	0.019	6.98	0.76	176,090	0.369	0.009	7.61	0.37

	Total Mineral Reserves
Category	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%
Proven	465,384	0.57	0.021	6.54	0.80
Probable	909,571	0.48	0.016	7.33	0.67

Proven+Probable	1,374,955	0.51	0.018	7.06	0.71

	Mineral Resources in Addition to Reserves
Category 0.27% Eqcu Cutoff	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%
Measured	64,049	0.41	0.013	6.55	0.58
Indicated	537,312	0.37	0.016	6.85	0.57

Measured+lndicated	601,361	0.37	0.016	6.82	0.57

Inferred	151,000	0.46	0.010	7.85	0.61

Notes:

Metal Prices for Mineral Reserves and Resources $0.90/lb Copper, $6.00/lb Moly, $5.50/Oz Silver

Cutoff Grades for Mineral Reserves Vary by Year Flotation Cutoffs, $4.22 to $3.52 NSR / Tonne Leach Cutoffs, 0.44% to 0.085% Soluble Copper

Cutoff Grades for Resources 0.27% Equivalent Copper

Equivalent Copper on this Table based on Copper + 9.70 x Moly + 0.007 x Silver ($1.00/lb Copper, $10.00/lb Mo, $5.50/oz Silver)

Heap Leach Ore receives no credit for Moly or Silver in Equivalent Copper Calculation.

17-18

17.4 Vocabulary

Kriging

A statistical weighted average process whereby the grade of a block is estimated by weighted average from surrounding assay or composite samples. The weights are established to minimize the error of the estimate.

Variogram

A statistical tool that measures how similar samples are likely to be with various separation distances. The plot of a variogram shows variance versus distance between samples.

Spherical Model

A form of equation used to approximate the variogram function for input to other tools such as kriging.

Nugget

The variance of samples taken at the same location or with zero separation between the two samples. The nugget is usually referred to with the symbol of C0.

Sill

The total variance of widely spaced samples, approximately equal to the variance of the statistical population in general.

Range of Influence

The distance measured from the variogram, beyond which any two samples can be considered as statistically independent of each other.

Kriged Variance

The theoretical error of estimation when a block grade is calculated by kriging. Kriging minimizes this value when setting the weights for the surrounding samples.

18-1

18.0 OTHER RELAVENT DATA

Differences between this document and the March 6, 2006 press release

PCI issued a press release that summarized the results of the prefeasibility study and the Mineral Reserves and Mineral Resources on March 6, 2006. During the preparation of this Technical Report after the issuance of the press release, minor modifications were made to the statement of Mineral Reserves and Resources.

The material difference between the press release and the Technical Report was the transfer of the low grade leach stockpile from Mineral Resource to Mineral Reserve. The amount of this material changed after update of the block model and the prefeasibility study did incorporate this material into the heap leach process by rehandling it at a variable rate per year. The low grade leach stockpile was reported in resource during the press release prior to verification of the economic benefit of that material by the qualified person.

Other minor changes were primarily rounding differences in grade and the use of a consistent copper equivalent calculation in both the Mineral Reserves and Resources. Different equations of equivalent copper had been used for Mineral Reserves versus Mineral Resources within the press release.

Table 18-2 summarizes the table contained within the press release and the current Mineral Reserves and Mineral Resources as presented on Table 17-6 in this document. The causes for the changes are summarized on the table.

18-2

Table 18-1

Illustration of Changes Since 6 March Press Release

Press Release 6 March 2006						Changes	Revised Statement of Mineral Reserves and Resources 11 March 2006

	Total Mineral Reserves							Total Mineral Reserves
Category	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%		Category	Ktonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%
Proven	430,840	0.58	0.021	6.61	0.75	1) Rounding adjustments Last Decimal of Moly and Silver	Proven	465,384	0.57	0.021	6.54	0.80
Probable	829,860	0.50	0.016	7.45	0.64	2) Equivalent Recast at Copper + 9.7 Mo + 0.007 Ag	Probable	909,571	0.48	0.016	7.33	0.67

Proven+Probable	1,260,700	0.53	0.018	7.16	0.68	3) Move 114,255 Ktonnes Leach from Resource to Reserve	Proven+Probable	1,374,955	0.51	0.018	7.06	0.71

	Mineral Resources in Addition to Reserves							Mineral Resources in Addition to Reserves
Category 0.27% Eqcu Cutoff	Million Tonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%		Category 0.27% Eqcu Cutoff	Million Tonnes	Total Cu %	Moly %	Silver gm/t	Equivalent Copper%
Measured	98,160	0.42	0.020	6.030	0.96	1) Moly Grade Corrected to 3 decimals rather than 2 2) Silver Grade Corrected	Measured	64,049	0.41	0.013	6.55	0.58
Indicated	617,140	0.36	0.020	6.630	0.66	3) Tonnage rounded to Ktonnes	Indicated	537,312	0.37	0.016	6.85	0.57

Measured+Indicated	715,300	0.37	0.020	6.55	0.70	3) 114,255 Ktonnes to Reserve 4) Equivalent Recast at Copper + 9.7 Mo + 0.007 Ag	Measured+Indicated	601,361	0.37	0.016	6.82	0.57

Inferred	151,000	0.46	0.010	7.8	0.61	1) No Change to Inferred	Inferred	151,000	0.46	0.010	7.85	0.61

19-1

19.0 INTERPRETATION AND CONCLUSIONS

The body of work completed in the prefeasibility study indicate that the Toromocho project is a viable project for production copper, moly, and silver. Continued optimization is possible and will continue, but the primary conclusion is that there is over 1.3 billion tonnes of Mineral Reserves at Toromocho.

Project economic evaluation indicates a positive result for the project, even at conservative metal prices. The project non-discounted payback period at the base case metal prices of $1.10/lb copper, $10.00/lb Moly, and $6.50/oz silver is about 5 years after mill start up. At the same base case input data the project ROI is calculated to be 16.7%.

The prefeasibility study results in a life of 22 years processing the proven and probable Mineral Reserves. However, there are currently additional Mineral Resources of 601 million tonnes of measured and indicated category which could add 11 more years of life to the project. This material could become reserve category with additional work on: 1) community relations, 2) moving the national highway to the north, and 3) acquisition of surface properties on the east and south sides of the planned mine.

20-1

20.0 RECOMMENDATIONS

The Toromocho project represents a large copper and molybdenum reserve capable of being developed and produced economically. The proper course of action for the project depends on the strategic goals of PCI. The primary decision is the required speed of development to meet PCI goals.

IMC sees that a staged approach to continued project development is a prudent course of action. The items listed below should be accomplished in due course. The rate of their execution will depend on the PCI strategic plan.

Tasks for continued development of the Toromocho project.

1)	Environmental monitoring to establish all appropriate base line information for the eventual requirements of an EIA.

2)	Hydrologic work to confirm with higher confidence the water sources for the project.

3)	Continued community relations communication. Preliminary relocation planning should be started so that the potential timing can be more completely integrated into the project schedule.

4)	Long lead geotechnical measurements should be started. Water monitoring and seepage analysis, etc may take time to acquire reliable data. Those long lead data collection items should be started.

5)	Additional metallurgical testing should be completed. In particular, long lead time data such as column leach testing should be implemented.

6)	IMC understands that a substantial metallurgical pilot testing program is under consideration. That work should be completed prior to more detailed feasibility and engineering work. In light of the fact that it could be long lead time, it could be started in a timely fashion so that appropriate design data is available in the future.

7)	Negotiations should be continued with surface owners in the area. Surface access to additional areas has a substantial potential to add to the Mineral Reserve.

8)	Minor additional drilling should be completed, primarily in support of the tasks above.

The budget for these functions during 2006 is as follows:

USD Millions
Drilling, Sample preparation and related costs	5.2
Land Acquisition	5.9
Feasibility and Technical Consulting	0.6
Metallurgical Test	0.1
Administrative Costs	1.9

Total	13.7

IMC holds the opinion that the above budget estimates are reasonable and prudent for the planned work. Should pilot plant testing be moved ahead on the schedule, additional budget will be required for metallurgical testing.

21-1

21.0 REFERENCES

Information Memorandum, Toromocho, Empresa Minera del Centro del Peru S.A., Credit Suisse-First Boston-Macroinvest, March 1998

Proyecto Complejo Cuperifero de Toromocho, Kaiser Engineers International, Inc. 12 Feb 1982

Proyecto Toromocho, Resumen, Ing. Msc. Angel Alvarez Angulo, Gerente General de Centromin Peru, S.A. y Minero Peru S.A., 21 March 2001

Toromocho Project, Preliminary Metallurgical Assessment, KD Engineering Co.,Inc. 7 Oct 2003

IMC Pit and Northeast Extension Flotation Testing, METCON Research, Inc., January 2005

Rock Type Composites Flotation Testing, (Interim Report), METCON Research, Inc., January 2005

Pre-Feasibility Study for Toromocho Project (document No. 931-000-30IT-001), Feb. 3, 2006, SNC –Lavalin

Slope Design, Toromocho Project, Nov. 1, 2005, Call & Nicholas, Inc.

Geologic Cross Sections, September 2005, PCI,

22.0 DATE AND CERTIFICATES OF AUTHORS

The date of this Technical Report is: March 22, 2006

CERTIFICATE OF QUALIFIED PERSON

I, John M. Marek P.E. do hereby certify that:

1.	I am currently employed as the President and a Senior Mining Engineer by:

Independent Mining Consultants, Inc.

2700 E. Executive Drive # 140

Tucson, Arizona, USA 85706

2.	I graduated with the following degrees from the Colorado School of Mines

Bachelors of Science, Mineral Engineering -Physics 1974

Masters of Science, Mining Engineering 1976

3.	I am a Registered Professional Mining Engineer in the State of Arizona USA

Registration # 12772

I am a Registered Professional Engineer in the State of Colorado USA

Registration # 16191

I am a member of the American Institute of Mining and Metallurgical Engineers, Society of Mining Engineers

4.	I have worked as a Mining Engineer for a total of 30 years since my graduation from university.

5.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI43- 101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI43-101.

6.	I am responsible for the report titled Toromocho Project, Technical Report, dated 20 March 2006 relating to the Toromocho Copper Project in Peru. I visited the Toromocho property during the week 22 September 2003 and again during July of 2005.

7.	Independent Mining Consultants, Inc, has worked on the Toromocho project prior to this study with the preparation of an earlier Technical Report in August of 2004 and May of 2005.

8.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.	I am independent of the issuer applying all of the tests in Section 1.5 of NI 43-101.

10.	I have read national Instrument 43-101 and Form 43-101F1, and to my knowledge, the Technical Report has been prepared in compliance with that instrument and form.

11.	I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated 22nd day of March 2006.

John M. Marek P.E.

MINERALS ADVISORY GROUP, LLC

CONSULTANTS TO THE MINERALS INDUSTRY

SENIOR PRINCIPALS
P. J. CRESCENZO, P.E.	ONE W. WETMORE. SUITE 207	TELEPHONE: (520) 887-7357
MARTIN C. KUHN, PH.D., P.E	TUCSON, ARIZONA 85705	FAX: (520) 887-7420
WWW.MAGINTUCSON.COM
PRINCIPALS MICHAEL S. BICKERS, P.E. COURTNEY C. CHAMBERLAIN MICHAEL G. MORAN ROGER A. NEWELL, PH.D., P.E. W.K. PINCOCK, P.E.(D)

CERTIFICATE of QUALIFIED PERSON

I, Martin C. Kuhn, P.E. do hereby certify that:

1.	I am a Senior Principal of:

Minerals Advisory Group, LLC

1 W. Wetmore, #207

Tucson, Arizona 85705 USA

and:

Adjunct Professor-University of Arizona, Tucson, Arizona

2.	I graduated with a degree in Metallurgical Engineering from the Colorado School of Mines in 1963.

In addition, I have obtained the following degrees:

Master of Science, Metallurgical Engineering, Colorado School of Mines, 1967

Doctor of Philosophy, Metallurgical Engineering, Colorado School of Mines, 1969

3.	I am a Registered Professional Engineer, Metallurgical Engineering, State of Arizona, USA, Certificate Number 10560.

I am a member of the Society for Mining, Metallurgy and Exploration, Inc. (SME) and the Mining and Metallurgical Society of America (MMSA).

4.	I have worked as a Metallurgical Engineer for 37 years since leaving school.

5.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.	I am responsible for the preparation of an independent report on Toromocho metallurgy entitled “Summary of Metallurgical Investigations”, January, 2006. The contents of this report formed the basis for parts of the design criteria used in the preparation of the SNC-L Pre-feasibility Study: Toromocho Project dated December 2005. Based on information from others, I have calculated Life of Mine (LOM) estimates of copper, silver and molybdenum recovery.

I visited the Toromocho property 07/30/04 and collected data for 3 days.

I visited the Toromocho property on 05/17/05 for less than one day.

I visited the Toromocho property on 07/07/05 for less than one day.

I visited the Toromocho property on 11/16/05 for less than one day.

7.	I have had prior involvement with the property that is the subject of the Technical Report. The nature of my prior involvement was the generation of a Minerals Advisory Group report for Peru Copper entitled “Toromocho Project Preliminary Assessment” dated August 26, 2004, as amended September 16, 2004.

8.	I am not aware of any material fact or material change with respect to the subject matter of my Technical Report “Summary of Metallurgical Investigations” that is not reflected in the report, the omission to disclose which makes the Technical Report misleading.

9.	I am independent of Peru Copper Inc. applying all of the tests in section 1.5 of NI 43-101.

11.	I have read National Instrument 43-101 and form 43-101F1, and to my knowledge, the Technical Report “Summary of Metallurgical Investigations” has been prepared in compliance with that instrument and form.

12.	I consent to the filing of the IMC Toromocho Project Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public of the Preliminary Assessment.

Dated this 22nd day of March, 2006.

Martin C. Kuhn, PhD, P.E.

SNC LAVALIN

ENGINEERS & CONSTRUCTORS INC.

2200 Lakeshore Blvd. West

Toronto, Ontario

Canada M8V 1A4

Telephone 1 416 252 5311

CERTIFICATE of REVIEWER

I, James William Gulyas, P.Eng., do hereby certify that:

1.	I am Vice President, Technology of:

SNC Lavalin E & C Inc.

Mining & Metallurgy

Division

2200 Lakeshore Blvd W

Toronto, Ontario M8V 1A4

Canada

2.	I graduated with a degree in Chemical Engineering, BSc from the University of Alberta in 1962.

3.	I am a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia.

4.	I have worked as a process engineer for a total of 43 years since my graduation from university.

5.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.	I have reviewed the process plant portion (Volume I, Section 2) of the Pre-feasibility Study; Toromocho Project dated December 2005 (the “Technical Report”). The process plant consists of the primary crushing station, grinding and classification, flotation and regrind, concentrate thickening, filtration and drying, tailings thickening, molybdenum flotation and product handling, reagent systems and dump leach and SX-EW plant.

7.	I have not visited the site.

8.	I have not had prior involvement with the property that is the subject of the Technical Report.

9.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

1

10.	I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

11.	I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their website accessible by the public, of the Technical Report.

12.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 31st Day of January 2006

Signature of Qualified Person

Print name of Qualified Person

2

23-1

23.0 ADDITIONAL REQUIREMENTS

This section presents additional information based on the results of the pre-feasibility study. These discussions are intended to provide an overview of the project as developed in the feasibility study.

23.1 Mining and Processing Operations

Mining

The mine operation at Toromocho is planned as a conventional large scale open pit hard rock mine. Mine equipment sizes and types may change with additional engineering and optimization, but the general size and type of equipment presented within the pre-feasibility study are proven units that are capable of meeting the production goals.

IMC developed a mine feasibility study during December of 2005. Since completion of that feasibility study, several changes have occurred prior to the preparation of this Technical Report. Some of those changes were incorporated into the prefeasibility study.

Changes to the mine since the IMC Mine Plan in December 2005.

1)	The block mode was updated and the mine production schedule also updated based on the new model. The primary change is the addition of about 4% more mill feed ore and a reduction of strip ratio. This change was not in the prefeasibility study. It has however been incorporated into this Technical Report along with an updated economic analysis.

2)	Mine haul trucks will provide high quality waste rock to the tailing impoundment for a component of the impoundment construction. This change was incorporated into the pre-feasibility study.

Mining at Toromocho will utilize the following standard techniques.

1)	Blast hole drilling will be accomplished with large rotary blast hole rigs with drill holes of around 31 cm or 12.25 inch. Blasting is planned with conventional ANFO.

2)	Ore control will be accomplished based on assay of the blast hole cuttings. Assays for copper, moly, arsenic, and acid solubility are recommended at the ore control scale. Current plans show some high arsenic material should be eliminated from the mill feed and sent to the leach pad or the low grade leach stockpile to minimize arsenic penalties in concentrate.

3)	Loading will be with large cable shovels (43 cubic meter) mining on a 15m bench.

4)	Haulage is planned with 300 tonne haul trucks. Material will be hauled to 1 of several destinations:

a.	Direct mill ore to the primary crusher

b.	Direct leach material (about 5 million tonnes/yr) to the leach pad.

c.	Low grade mill ore to a low grade stockpile northeast of the mine

d.	Low grade material that may be either leached or milled in the future is sent to a low grade leach-mill stockpile. This material is then reloaded with the 994

23-2

auxiliary loader into 300 tonne trucks for delivery to the leach pad at a variable annual rate that will make a combined heap leach feed of 8215 ktonnes / year. The rehandle rate is consequently about 3215 ktonnes/year for the initial years of the mine life.

e.	Waste is hauled to one of two waste storage areas: Southwest or Southeast of the mine.

5)	Sufficient auxiliary equipment is provided to keep the mine in good working order so that the major mining units are kept productive.

The following major equipment fleet was estimated for the prefeasibility study. Year by year requirements inclusive of production requirements and replacements were provided in the prefeasibility study.

Major Mine Equipment Summary

Blast Hole Drills, 125,000 lb pull down	4 units
Cable Shovels, 43 cubic meter	4 units
Haul Trucks, 300 tonne	34 units initially building to 57 units by year 8
Track Dozers, D10R	6 units
Wheel Dozers, 834G	4 units
Motor Graders, 16 ft moldboard	4 units
Water Trucks, Cat 777 Frame	3 units

Additional support and maintenance equipment is provided totaling over 33 more units.

Processing

Processing was discussed in detail in Section 16. There will be two primary processes utilized at Toromocho. The main process facility is a 150,000 tpd sulfide mill operation utilizing conventional crushing, grinding, and flotation. This plant will produce a copper concentrate and a molybdenum concentrate.

The primary crusher system is currently planned to be located on the southeast edge of the mine. Alternative locations are being considered as part of ongoing engineering optimization. The grinding and flotation facility is planned to be located south of the mine and waste storage areas in the next valley to the south. This locates the mill and tailing facility in the same general area.

A heap leach facility is also provided to process ores with a high level of soluble copper, primarily secondary chalcocite. Part of the impetus for the leach facility is to provide a way of producing copper from the ores that contain high levels of arsenic. Most of the high arsenic material is also generally high in chalcocite.

The mine plan was developed based on calculating the income net of processing for both heap leach and flotation processes for each block in the model. Approximate estimates of arsenic penalties were applied to the arsenic bearing ores. Blocks were then allocated to a process based on the best income net of processing.

23-3

23.2 Recoverability

The process recovery information was presented within Section 16.0 In summary, mill flotation recovery for the prefeasibility study was calculated to be 89.5% for copper, 52.3% for moly, and 56.6% for silver.

Heap leach recoverability is estimated at 60% of total copper. This result is prudent considering the average component of soluble copper on the leach pad is 62.4%. It is not uncommon to leach 100% of soluble copper given sufficient time. IMC has adjusted the annual recoveries within the cash flow statement to reflect the metal in inventory in the leach pad and reflect a consistent stream of electrowon copper. The IMC modifications average 60% of total copper over the heap leach life.

The development of the mine plan utilized slightly different input information as indicated in Section 17 with the mine plan input tables. The explanation is that the mine plan was developed based on early estimates which were refined as the project evolved. It should be noted that the mine plan was based on lower copper recovery and slightly higher moly and silver recovery than the final results applied to the prefeasibility study.

The minor reductions in moly and silver recovery compared to the floating cone input is offset by the low metal prices used by IMC to set the mine plan. Copper is the primary metal driving the mine plan and the mine plan estimate of recovery is conservative compared to the final estimate of 89.5% flotation recovery.

23-4

23.3 Markets

The primary metals of economic benefit at Toromocho are copper and molybdenum. Each metal has different uses and the market responses are different for each.

Current demand for both metals is increasing due to the increased requirements for base metals coming from China and the rest of the world.

Brook Hunt, an independent mining and metal industry reporter, estimates in its December 2005 report that world copper consumption will increase by an average of 3.7% per annum until 2010. World production is expected to increase by an average of 1.8% per annum over the same period due to existing mines being depleted and just enough new mines being put into production to replace them. This is in contrast to the 1990’s when several large mines were brought into production.

In the global market, molybdenum is primarily traded in the form of technical grade molybdenum oxide (TMO) or ferromolybdenum (FeMo) because the steel industry is the main consumer of molybdenum products. TMO is also commonly referred to as roasted concentrates.

Molybdenum is primarily used in stainless steel and steel alloys because molybdenum enhances the strength, corrosion resistance, hardness, toughness, weldability, and heat resistant characteristics of the steel products. According to the Mineral Information Institute, stainless steels contain from 1% to 4% molybdenum, and alloy steels contain up to 1% molybdenum. Super alloys may contain up to 30% molybdenum. The iron and steel industries account for approximately 80% of global molybdenum consumption according to United States Geological Survey (USGS) statistics.

After steady global demand of approximately 310 million pounds of molybdenum per year from 2000 to 2003, global molybdenum demand increased 10% in 2004 to 341 million pounds (Roskill, 2003 and Ryan’s Notes). The significant molybdenum demand increase is due to economic growth in China and India as well as increased demand for stainless steel, chemicals, catalysts, and superalloys in the United States, South America, Europe, and China.

The base case metal prices for copper and moly within the economic analysis for Toromocho were $1.10/lb copper and $10.00/lb Mo (moly metal in TMO form) and $6.50/oz silver. These are substantially less than the current 3 year backward average for the two metals.

23.4 Contracts

IMC is not aware of any long term metals contracts entered into by PCI for Toromocho concentrates.

Contractual agreements between PCI and Centromin for the project ownership were presented in Section 4.

25-5

23.5 Environmental and Community Relations

Environmental

Knight Piésold S.A. as subcontractor of SNC developed the environmental analysis for the Toromocho Project Pre-Feasibility Report as requested by Peru Copper Inc. Available environmental baseline information (biological, physical and social) for the project area was reviewed which included an assessment of whether sufficient environmental baseline information is available to develop a project Environmental Impact Assessment (EIA). The review indicated that there is currently no baseline information for air quality, soils, geomorphology, noise and vibrations or landscape within the project area and baseline studies and monitoring should be undertaken for these components. Baseline information exists for surface and underground water, archaeological, socioeconomic and flora and fauna components. However, additional studies and monitoring are recommended to complement existing baseline information.

Potential sources of environmental impacts were identified and the effect of each impact on the environment was evaluated. The preliminary assessment indicated that geomorphology, air quality, water quality and the socioeconomic environment will be most significantly affected by project activities. A preliminary environmental management plan was developed to identify the measures necessary for the proper management of the project’s environmental impacts and risks. In addition to mitigation measures, preliminary waste management issues were identified and a conceptual closure plan was developed. The community relations program within this environmental management plan considers activities developed by Peru Copper for their current community and social programs and incorporates suggestions to improve the program in order to comply with EIA requirements.

A preliminary environmental monitoring plan was developed for meteorology, air quality, water quality, noise and vibrations and flora and fauna components within the project area. The monitoring program will be used to determine the effects of project emissions and mining activity through the measurement of environment components within the project area. This information can be used to adopt appropriate preventative and/or corrective measures in a timely manner in case of negative project impacts. The information gathered during the monitoring program can also be used to design and /or modify the mine closure plan. The preliminary monitoring plan detailed methodology, location of monitoring points, frequency and parameters to be monitored.

Peruvian environmental standards, guidelines and permits relevant to the Toromocho Project were identified in the ‘Environmental Permits’ report. The principal legal issues were related to development and approval of the EIA, Mine Closure or Abandonment Plan and an Environmental Liabilities Closure Plan. Additional permit requirements were also identified.

A preliminary cost analysis was undertaken for environmental studies required for project approval, additional environmental permits and environmental costs for construction and operation stages. The report included a description of project items and their estimated costs. Costs were identified as either capital or operational costs. The estimated environmental costs have been incorporated into the project economic analysis.

23-6

Community Relations

The project is surrounded by several large “communities” which are actually large tracts of land, each of which is communally owned by individual groups. The affairs of each community are managed by an elected president and a board of directors. Those communities that will be impacted in some way by the project are the municipalities of Morococha, Yauli, Pucará and San Antonio.

The municipality of Morococha, according to the 2005 census, has a population of 3720 inhabitants. An elected mayor and council oversee the government and administration of the municipality.

The municipality of Morococha is the most affected because the development of the open-pit mine will take place in the area within its jurisdiction. A considerable amount of area will be required for the development of the mine, plant and ancillary facilities creating the need to resettle the population in an area nearby but at sufficient distance to not be affected by the activities of the mine. This area is yet to be created. Yauli, where the proposed tailings disposal facility is to be located is the second community most impacted.

Community Relations Program

A community relations programs has been established by Peru Copper Inc. to:

1)	Create a plan that incorporates the communities impacted by the project.

2)	Promote collaboration, trust and respect between the Company and the communities.

3)	Establish an effective two-way dialogue and good relations with all the communities.

4)	Assist in the promotion of sustainable development in the communities.

5)	Keep the communities continually informed of the advances and status of the project.

6)	Receive information from the communities regarding their concerns about the project.

7)	Promote community participation in the decision making processes where the community is impacted.

8)	Create and execute a plan for the relocation of those living within the immediate impact area of the project.

Externally the objectives are to identify, understand and manage the key social issues that arise from the relationship between the Toromocho Project and the impacted communities.

Social Capital Group (SCG), a consulting group with expertise in community relations and population resettlement has been contracted to oversee the program and train community relations staff for the project. SCG is supervised by the President and CEO of PCI. The complete program will include the resettlement of the impacted population, communications and internal affairs and human relations.

ADRA, a non-governmental organization specializes in assisting communities to focus on their futures, has also been contracted. ADRA has more than forty years successful experience with these types of programs.

The population that will need to be resettled is actually the town of Morococha. The majority of these work for either Argentum (Pan American Silver; PAS) or Austria Duvaz (A-D). While some of the population does live in company owned housing, (either that of PAS or A-D), there are other properties, both residential or commercial, owned by third parties.

23-7

Communications are directed externally to those communities that are impacted by the project. Internal communications are directed towards the staff and workers in order to create and maintain a team-like atmosphere. External communications regarding the project are directed to the central, regional and local governments, to the public in general, the Catholic Church and the leaders in the economic, social and political sectors.

Besides contact with the individual members of the Morococha population, PCI is hosting communication workshops to further communicate the status and advance of the project as well as to discuss other issues of importance to the communities. These workshops are being conducted with considerable success by Horizonte, a Peruvian consulting firm.

The estimated costs for community relations, particularly resettlement have been included in the owners costs within the financial analysis.

23-8

23.6 Taxes

The basic corporate income tax rate used for the prefeasibility financial analysis is 30%. A workers participation tax of 8% is also applied. Capital cost allowance (CCA) and accounting depreciation are figured on a straight line basis with a useful life of 5 years.

23-9

23.7 Capital and Operating Cost

Capital Cost

The capital cost estimate was prepared for the entire project and the summarized into the following main areas. The responsible party for each area is shown.

•	Concentrator process plant (150,000 tpd) direct cost (SNC)

•	Concentrator process plant indirect cost (SNC)

•	Infrastructure Development (SNC and PCI)

•	Owner’s cost (PCI)

•	Mine cost (IMC)

•	Tailings dam (MWH)

•	ROM leaching and SXEW plant (MAG)

All components were integrated into one single estimate. The capital costs were estimated to be within a -10% +25% range with 90% probability of occurrence for CAPEX. No deferred costs in the concentrator plant were estimated.

Quantities for the concentrator cost estimate were developed based on the following Engineering documents:

•	A site plot plan

•	Equipment lists

•	Process flow diagrams

•	Simplified P&ID’s

•	Layout drawings / sketches

•	Electrical single line diagrams

Major equipment pricing was obtained from budgetary quotations and minor equipment unit prices were obtained from SNC in-house databases. Erection man hours were assigned according to SNC experience with recent similar projects. Material quotations for the main commodities were obtained from local suppliers and installation man hours were obtained from SNC data.

Process buildings quantities were sized according to the process equipment space required and design quantities were estimated based on similar designs executed recently. Offices, warehouses and housing complex were estimated based on similar mining projects and sized according to the space required in each case.

Mine capital costs were developed by estimating the mine equipment productivity and then calculating the number of units required to meet the required mine production. Truck calculations were developed from detailed haul time simulation. Haul profiles were measured for each material type by year and by destination for the entire mine life. Major mine equipment costs were obtained from vendor budget quotations. Minor equipment costs were based on recent quotes on file at IMC from the first quarter of 2005.

23-10

Capital costs for the tailings facility include all excavation and site preparation utilizing contractor rates for earthwork. Clean construction aggregate for the starter dam is provided from the mine preproduction stripping. Mining costs include delivery of the material to the dam, and compaction and placement is included within the tailing capital costs.

The following tables present the capital cost summaries by discipline and facility.

CAPITAL COST ESTIMATE SUMMARY REPORT BY DISCIPLINE

AREA	DESCRIPTION	Labor, C.Eqt. & Contracts (k USD)	Equipment & Materials ( k USD )	TOTAL ( k USD )
D	DIRECT COSTS

1	EARTHWORK & SITE PREPARATION	90,656	882	91,538
2	CONCRETE	111,785	12,510	124,296
3	STEEL	21,421	39,363	60,784
4	ARCHITECTURAL	20,008	5,248	25,256
5	MECHANICAL	28,882	221,648	250,530
6	PIPING	24,754	18,171	42,925
7	ELECTRICAL	20,955	36,052	57,006
8	INSTRUMENTATION	2,876	14,826	17,702

	SUBTOTAL - DIRECT COSTS	321,337	348,701	670,037

I	INDIRECT COSTS			207,491

	SUBTOTAL - DIRECT and INDIRECT COSTS			877,528

17.0%	CONTINGENCY			149,500

910	OWNER’S COST			87,918
910	MINE			209,982
10.4%	OWNER’S COST & MINE CONTINGENCY			30,930
	TAILINGS DAM (Contingency Included)			106,377
	ROM LEACHING & SXEW (15,000 t/y) (Contingency Incl.)			61,800

	TOTAL INVESTMENT CAPITAL COST			1,524,037

23-11

The same capital cost estimate is allocated by major project area below:

CAPITAL COST ESTIMATE SUMMARY REPORT BY AREA / FACILITY

AREA	DESCRIPTION	Labor, C.Eqt. & Contracts ( k USD )	Equipment & Materials ( k USD)	TOTAL ( k USD )
D	DIRECT COSTS

000	GENERAL AREA	2,917	6,313	9,230
100	PRIMARY CRUSHING, COARSE ORE HANDLING, & STOCKPILE	79,574	41,191	120,764
200	GRINDING PLANT	90,189	175,316	265,506
300	FLOTATION & REGRINDING PLANT	27,802	47,943	75,745
400	MOLY PLANT	4,075	5,793	9,869
500	CONCENTRATE THICKENING, FILTRATION & STORAGE	5,729	9,497	15,225
600	TAILINGS THICKENING & WATER RECOVERY	13,705	11,689	25,395
710	PLANT INFRASTRUCTURE	25,598	196	25,794
720	SERVICES	50,122	42,340	92,462
730	TRANSPORTATION & PORT FACILITIES	0	0	0
740	MINE INFRASTRUCTURE	21,625	8,422	30,047

	SUBTOTAL - DIRECT COSTS	321,337	348,701	670,037

	SUBTOTAL - INDIRECT COSTS			207,491

	SUBTOTAL - DIRECT and INDIRECT COSTS			877,528

17.0%	CONTINGENCY			149,500

910	OWNER’S COST			87,918
910	MINE			209,982
10.4%	OWNER’S COST & MINE CONTINGENCY			30,930
	TAILINGS DAM (Contingency Included)			106,377
	ROM LEACHING & SXEW (15,000 t/y) (Contingency Incl.)			61,800

	TOTAL INVESTMENT ESTIMATE			1,524,037

23-12

Operating Costs

The operating cost estimate for the concentrator was developed by SNC. They were developed as follows:

•	Labor: Personnel for management, operations and maintenance

•	Operations Materials: All materials required for normal operation, meaning; balls, liners, reagents, lime, fuel, filter cloths, minor materials and personal safety elements.

•	Consumables: power and potable water consumption.

•	External Services: All the services related to: communications, sampling and operational quality control, environmental monitoring and control, industrial cleaning, personal transportation and other non-operational services.

•	Maintenance: All materials, tools and spares parts and the external services requires in the equipment and installations maintenance.

•	Others and contingency.

Mine operating costs were based on the calculated equipment requirements and equipment operating hours or shifts. Operating costs per shift for the major equipment were calculated including all consumables such as fuel, electric power, parts, and wear items. Mine labor was provided to operate and maintain the equipment, as well as provide all mine supervisory and engineering functions.

Tailings dam operating costs were estimated by MWH and include labor, materials, power, and maintenance.

Mine operating costs include haulage of the high grade ROM ores to the leach pad. Operating costs for the leach pad were developed by MAG include placement and spreading of the ROM ores on the pad. Operating costs for the Run of Mine (ROM) leach and the SXEW plant include:

•	Acid consumption and solution pumping

•	And all labor, materials, power, maintenance and reagents required. Total on-pad costs estimated by MAG are $1.267/tonne of ore placed on the leach pad.

•	Additional re-handle and haulage cost to place the low grade leach stockpile material on the pad. IMC estimated this cost to be $0.83/tonne based on haul time simulation for the 300 tonne trucks and the productivity of the 994 loader.

Off site costs for smelting refining and freight of concentrates and freight of cathodes have been included in the costs estimates. Smelter terms were agreed between SNC and PCI at $70 per tonne plus $0.70/lb at the beginning of the prefeasibility study. IMC reviewed these costs and added $1.05 and $1.08 per tonne of concentrate respectively to years 1 and 2 to reflect the potential for arsenic penalties.

A royalty scheme to Centromin, is included in the cash flow analysis. The royalty is based on a percent of profit, and differs with copper price.

23-13

The following tables summarize the operating costs on site and off site.

ITEM	US$/t of Ore (Average)	Source
Concentrator	2.92	SNC-L
Tailing Dam	0.22	MWH
Mine	0.911 (per tonne of total material)	PCI
ROM Leach SX-EW	1.81	MAG, IMC, PCI

OTHER COSTS

Smelter Deducts - Metal Content
Copper	96.50%
Silver	10.00%	12 gr/t
Molybdenum	1.50%	2 Ib/t

Refining
Treatment	70	$/dmt Cu Conc.
Copper	0.07	$ per lb
Copper Price Participation +$0	0.1
Silver	0.25	$ per ounce
Molybdenum	0.5	$ per lb

Concentrate & Cathode
Rail Transport - Port	8.49	$/wmt conc. & cathode
Port Handling & Loading	7.18	$/wmt conc. & cathode
Handling Losses Concentrate	0.50%
Insurance	0.08%	of net payable

Centromin Royalty
	0.51% of NSR	Cu <=0.8
	1.31% of NSR	0.8 < Cu <= 1.09
	1.71% of NSR	Cu>=1.10

Mine operating costs presented above are an average of all years of mining. Mine operating costs vary from a low of $0.608/tonne to a high value of $1.307 per tonne over the course of the mine life. Mine operating costs include delivery of high grade ROM leach to the leach pad, and delivery of waste rock to the tailing dam during preproduction construction.

23-14

23.8 Economic Analysis

SNC prepared a cash flow analysis of the Toromocho project as part of the pre-feasibility study. IMC obtained a copy of that spreadsheet and completed a spot check of the calculations and procedures within the table. In particular, Year 5 was traced through from the mining plan through application of all mining and processing costs to confirm the calculated cash flow.

The prefeasibility study was utilized a mine plan that was based on a block model of the deposit completed in September 2005 and a mine plan completed in December 2005. Drilling by PCI continued through October of 2005. IMC updated the block model and mine plan during January and February of 2006. The reserves and resources presented within this Technical Report are based on the February 2006 mine plan.

IMC modified the input parameters to the cash flow table to reflect the February 2006 mine plan and the corresponding mineral reserves presented in this Technical Report. Consequently, there are minor differences between the SNC cash flow statement and the cash flow statement presented in this Technical Report.

IMC made the following changes to the cash flow calculation:

1)	The mine plan input data was modified to match the February 2006 mine plan.

2)	The heap leach tonnage was modified to reflect the ratios of high grade leach and low grade leach stockpile as established by the new February 2006 mine plan.

3)	Minor costs of $1.05 and $1.08 per tonne of concentrate were added to the smelter charges for years 1 and 2 to reflect potential arsenic penalties. This calculation was completed by IMC based on the same criteria for smelter charges as used in the mine plan development.

4)	Heap leach costs were estimated by IMC based on the MAG calculated leach cost pf $1.267 per tonne plus the IMC calculated cost of low grade leach stockpile reclamation of $0.83/tonne estimated by IMC.

5)	Heap leach recovery was modified by IMC to reflect inventory in pad and residual leach. Overall recovery matched that estimated by MAG.

All other unit costs were kept identical to those in the prefeasibility study and the prefeasibility cash flow table. Those unit costs have been applied to the new material tonnages from the new mine plan. IMC holds the opinion that the minor differences between the old and new mine plans allow the original unit costs to continue to be used.

Tables 23-1 and 23-2 present the input assumptions and mine plan utilized in the cash flow analysis. Table 23-3 presents the base case analysis at $1.10/lb copper, $10.00/lb Moly, and $6.50/oz silver.

23-16

Table 23-1

Toromocho Project

Cash Flow Input Data

PROJECT CONFIGURATION

First Year of the Project	-3
Last year of construction	-1
First Year of operation	1
First Year Of Amortization	1

NET SMELTER RETURN

	Base Ref. Price
Revenues - Metal Prices
Copper	1.10	$ per lb
Cathode Copper Premium	0.05	$ per lb
Silver	6.50	$ per ounce
Molybdenum	10.00	$ per lb

Smelter Deducts - Metals Content
Copper	96.5%
Silver	10.0%	12.00 g/t
Molybdenum	1.5%	2.00 lb/t

Refining
Treatment	70.00	$/dmt Cu conc
Copper	0.07	$ per lb
Copper Price Partcipation +$0.90/lb Cu	10.0%
Silver	0.25	$ per ounce
Molybdenum	0.50	$ per lb

Concentrate & Cathode
Rail Transport - Port	8.49	$/wmt conc & cathode
Port Handling & Loading	7.18	$/wmt conc & cathode
Handling Losses Concentrate	0.5%
Insurance	0.00083	of net payable

OPERATING COSTS

	-1	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	20	21	22
Mining - $/tonne mined	0.000	0.608	0.659	0.679	0.682	0.713	0.789	0.896	0.930	0.986	1.050	1.084	1.021	1.078	1.067	1.068	1.304	1.093	1.184	1.307	0.908	0.543	0.687
Milling - $/tonne milled	2.930	3.260	3.160	3.180	3.160	3.120	3.210	3.110	3.140	3.130	3.090	3.130	3.070	3.150	3.090	3.060	3.220	3.050	3.110	3.350	3.140	3.140	3.140
Leaching - $/tonne ore leached	0.000	1.910	1.933	2.046	1.948	2.091	1.976	2.045	2.118	2.050	2.051	2.079	2.077	2.042	2.091	2.019	2.002	1.978	1.994

G & A	0.340	$/tonne milled
	2.75%	last 4 years

ROYALTIES

Centromin Royalty	0.51%	of NSR	Cu <= 0.80
	1.31%		Cu <= 1.09
	1.71%		Cu >= 1.10

INITIAL CAPITAL COST (before inflation)

	CCA Method	CCA Rate	Accounting Depreciation	Total Capex	-3	-2	-1	1
					20%	30%	50%
Mining		0%	5	209,982	41,996	62,995	104,991	0
Direct Costs		0%	5	670,037	134,007	201,011	335,091	0
Indirect Costs		0%	5	207,492	41,498	62,248	103,746	0
Owner’s Costs - Tailings - ROM Leaching		0%	5	436,526	87,305	130,958	218,263	0
		0%	0	0				0

Total Initial Capital Cost				1,524,037	304,807	457,211	762,019	0

FISCAL AND BALANCE SHEET CONDITIONS

Income tax	30.00%
Worker’s Participation	8.00%
Investment Tax Credit	0.00%
Withholding tax on dividends	0.00%
Withholding tax on interest	0.00%

Tax Holiday ( In years of production)	0

Operating reserve	0	months of expenses
Receivables	30	days of sale
Inventory	0	days of sale
Payables	30	days of expenses
Minimum Cash for Working Capital	5,000

SUSTAINING CAPITAL COST (before inflation)

			Total	1	2	3	4	5	6	7	8	9	10	11	12
Sustaining capex	0%	5	311,212	74,886	7,766	6,507	0	3,813	27,339	32,535	10,195	2,474	513	77,728	29,557

				13	14	15	16	17	18	19	20	21	22	23	24
				28,974	6,577	278	1,883	37	150	0	0	0	0	0	0

23-17

Table 23-2

Toromocho Project

Cash Flow Production Schedule Data

PRODUCTION SCHEDULE

	Data	LOM	-1	1	2	3	4	5	6	7
Mine Production
Tonnes of Ore Per Day		150,000		150,000	150,000	150,000	150,000	150,000	150,000	150,000
Tonnes of LG., Leach P/D				141,474	114,342	64,082	93,148	88,477	59,997	52,995
Stripping Ratio (average)	0.47			0.22	0.29	0.54	0.35	0.38	0.57	0.62
Opr. Days per Year	365			365	365	365	365	365	365	365

High Grade Mill Ore		1,079,693,000	1,473,000	53,277,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000
Low Grade Mill Ore		119,172,000	2,311,000	6,612,000	14,621,000	7,674,000	13,109,000	25,643,000	5,959,000	13,314,000
Inferred Grade Mill Ore		—

Total Mill Ore		1,198,865,000	3,784,000	59,889,000	69,371,000	62,424,000	67,859,000	80,393,000	60,709,000	68,064,000

High Grade ROM Leach Ore		61,835,000	4,739,000	5,457,000	5,288,000	5,342,000	5,679,000	5,308,000	7,117,000	6,029,000
Low Grade ROM Leach Ore		114,255,000	7,859,000	39,569,000	21,826,000	10,374,000	15,211,000	1,343,000	8,823,000	3,372,000

Total Leach Material		176,090,000	12,598,000	45,026,000	27,114,000	15,716,000	20,890,000	6,651,000	15,940,000	9,401,000
Total Mineral Material		1,374,955,000	16,382,000	104,915,000	96,485,000	78,140,000	88,749,000	87,044,000	76,649,000	77,465,000
Waste Material		635,626,000	45,618,000	23,085,000	27,515,000	41,860,000	31,251,000	32,956,000	43,351,000	42,535,000

Total Material Mined		2,010,581,000	62,000,000	128,000,000	124,000,000	120,000,000	120,000,000	120,000,000	120,000,000	120,000,000

Processing (tonnes)
Ore Milled (HG+LG+INF)		1,198,865,000		54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000
Mill Stockpile			3,784,000	8,923,000	23,544,000	31,218,000	44,327,000	69,970,000	75,929,000	89,243,000

Head Grades: Copper (%)		0.527%		0.617%	0.616%	0.650%	0.673%	0.552%	0.549%	0.533%
Silver (g/t)		6.97		6.97	7.98	6.79	7.81	8.19	5.78	6.85
Molybdenum (%)		0.018%		0.016%	0.018%	0.018%	0.019%	0.013%	0.018%	0.015%

Heap Leach
Ore Leached		176,090,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000
Copper Grade		0.369%	0.364%	0.631%	0.493%	0.351%	0.430%	0.312%	0.440%	0.486%
Copper Recovery, Reflects Residual *	60% Average		0.0%	39.0%	50.0%	71.0%	60.0%	80.0%	60.0%	51.0%
Cathode Copper, mt/y		389,859	—	20,216	20,250	20,473	21,195	20,505	21,688	20,362
Lbs. of Copper, Recovered		859,490,281	—	44,569,245	44,643,500	45,134,307	46,726,260	45,204,939	47,812,917	44,889,809

Recoveries: Copper Flotation	89.5%			89.5%	89.5%	89.5%	89.5%	89.5%	89.5%	89.5%
Silver	56.5%			56.5%	56.5%	56.5%	56.5%	56.5%	56.5%	56.5%
Molybdenum	52.3%			52.3%	52.3%	52.3%	52.3%	52.3%	52.3%	52.3%

Copper in Copper Concentrate, mt/y		5,657,486		302,338	301,848	318,508	329,778	270,487	269,017	261,177
Silver in Copper Concentrate, Oz/y		151,790,388		6,931,961	7,936,448	6,752,943	7,767,376	8,145,302	5,748,455	6,812,616
Mo in Molybdenum Concentrate, mt/y		115,160		4,581	5,154	5,154	5,441	3,722	5,154	4,295

1 oz =	31.1035 g
1 t =	2,204.62 Lb

	Data	LOM	8	9	10	11	12	13	14	15
Mine Production
Tonnes of Ore Per Day		150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000
Tonnes of LG., Leach P/D			25,721	20,173	26,038	18,521	8,033	10,266	4,759	9,310
Stripping Ratio (average)	0.47		0.56	0.61	0.56	0.63	0.73	0.71	0.77	0.72
Opr. Days per Year	365		365	365	365	365	365	365	365	365

High Grade Mill Ore		1,079,693,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000
Low Grade Mill Ore		119,172,000	9,022,000	4,313,000	4,639,000	4,627,000	1,586,000	2,553,000	1,031,000	2,158,000
Inferred Grade Mill Ore		—

Total Mill Ore		1,198,865,000	63,772,000	59,063,000	59,389,000	59,377,000	56,336,000	57,303,000	55,781,000	56,908,000

High Grade ROM Leach Ore		61,835,000	366,000	3,050,000	4,865,000	2,133,000	1,346,000	1,194,000	706,000	1,240,000
Low Grade ROM Leach Ore		114,255,000	38,000	443,000	2,425,000	1,043,000	135,000	533,000	201,000	494,000

Total Leach Material		176,090,000	404,000	3,493,000	7,290,000	3,176,000	1,481,000	1,727,000	907,000	1,734,000

Total Mineral Material		1,374,955,000	64,176,000	62,556,000	66,679,000	62,553,000	57,817,000	59,030,000	56,688,000	58,642,000
Waste Material		635,626,000	35,824,000	37,444,000	33,321,000	37,447,000	42, 183,000	40,970,000	43,312,000	41,358,000

Total Material Mined		2,010,581,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000

Processing (tonnes)
Ore Milled (HG+LG+INF)		1,198,865,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000
Mill Stockpile			98,265,000	102,578,000	107,217,000	111,844,000	113,430,000	115,983,000	117,014,000	119,172,000

Head Grades: Copper (%)		0.527%	0.560%	0.538%	0.524%	0. 571%	0.533%	0.496%	0.547%	0.537%
Silver (g/t)		6.97	6.06	6.07	7.35	7.11	6.44	7.53	6.66	8.65
Molybdenum (%)		0.018%	0.018%	0.019%	0.019%	0.021%	0.034%	0.013%	0.016%	0.010%

Heap Leach
Ore Leached		176,090,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000
Copper Grade		0.369%	0.333%	0.394%	0.370%	0.394%	0.324%	0.345%	0.355%	0.303%
Copper Recovery, Reflects Residual *	60% Average		75.0%	60.0%	67.0%	60.0%	76.0%	72.0%	70.0%	82.0%
Cathode Copper, mt/y		389,859	20,517	19,420	20,365	19,420	20,229	20,406	20,414	20,411
Lbs. of Copper, Recovered		859,490,281	45,232,106	42,814,294	44,897,053	42,814,294	44,596,411	44,987,608	45,005,719	44,998,475

Recoveries: Copper Flotation	89.5%		89.5%	89.5%	89.5%	89.5%	89.5%	89.5%	89.5%	89.5%
Silver	56.5%		56.5%	56.5%	56.5%	56.5%	56.5%	56.5%	56.5%	56.5%
Molybdenum	52.3%		52.3%	52.3%	52.3%	52.3%	52.3%	52.3%	52.3%	52.3%

Copper in Copper Concentrate, mt/y		5,657,486	274,407	263,627	256,767	279,797	261,177	243,046	268,037	263,137
Silver in Copper Concentrate, Oz/y		151,790,388	6,026,927	6,036,872	7,309,887	7,071,197	6,404,853	7,488,904	6,623,652	8,602,792
Mo in Molybdenum Concentrate, mt/y		115,160	5,154	5,441	5,441	6,013	9,736	3,722	4,581	2,863

1 oz =	31.1035 g
1 t =	2,204.62 Lb

	Data	LOM	16	17	18	19	20	21	22
Mine Production
Tonnes of Ore Per Day		150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000
Tonnes of LG., Leach P/D			1,274	1,507	2,633
Stripping Ratio (average)	0.47		0.18	0.10	0.17	0.10
Opr. Days per Year	365		365	365	365	365	365	365	365

High Grade Mill Ore		1,079,693,000	54,750,000	54,750,000	54,750,000	54,750,000	39,443,000
Low Grade Mill Ore		119,172,000	—	—	—	—	—
Inferred Grade Mill Ore		—

Total Mill Ore		1,198,865,000	54,750,000	54,750,000	54,750,000	54,750,000	39,443,000	—	—

High Grade ROM Leach Ore		61,835,000	465,000	550,000	961,000	—
Low Grade ROM Leach Ore		114,255,000	64,000	154,000	348,000

Total Leach Material		176,090,000	529,000	704,000	1,309,000	—	—	—	—

Total Mineral Material		1,374,955,000	55,279,000	55,454,000	56,059,000	54,750,000	39,443,000	—	—
Waste Material		635,626,000	9,718,000	5,457,000	8,975,000	5,721,000	5,725,000	—	—

Total Material Mined		2,010,581,000	64,997,000	60,911,000	65,034,000	60,471,000	45,168,000	—	—

Processing (tonnes)
Ore Milled (HG+LG+INF)		1,198,865,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	54,750,000	49,115,000
Mill Stockpile			119,172,000	119,172,000	119,172,000	119,172,000	103,865,000	49,115,000	—

Head Grades: Copper (%)		0.527%	0.589%	0.418%	0.415%	0.567%	0.412%	0.340%	0.344%
Silver (g/t)		6.97	8.00	6.59	4.85	8.33	7.80	5.70	5.70
Molybdenum (%)		0.018%	0.020%	0.035%	0.019%	0.020%	0.026%	0.008%	0.008%

Heap Leach
Ore Leached		176,090,000	8,215,000	8,215,000	8,215,000	8,215,000	8,215,000	3,575,000
Copper Grade		0.369%	0.290%	0.288%	0.285%	0.295%	0.295%	0.295%
Copper Recovery, Reflects Residual *	60% Average		64.0%	64.0%	65.0%	63.0%	63.0%	74.4%
Cathode Copper, mt/y		389,859	15,247	15,142	15,218	15,268	15,268	7,846
Lbs. of Copper, Recovered		859,490,281	33,613,929	33,382,109	33,550,541	33,659,207	33,659,207	17,298,352

Recoveries: Copper Flotation	89.5%		89.5%	89.5%	89.5%	89.5%	89.5%	89.5%	89.5%
Silver	56.5%		56.5%	56.5%	56.5%	56.5%	56.5%	56.5%	56.5%
Molybdenum	52.3%		52.3%	52.3%	52.3%	52.3%	52.3%	52.3%	52.3%

Copper in Copper Concentrate, mt/y		5,657,486	288,167	204,825	203,355	277,837	201,855	166,604	151,215
Silver in Copper Concentrate, Oz/y		151,790,388	7,956,339	6,554,035	4,823,531	8,284,538	7,757,431	5,668,892	5,085,436
Mo in Molybdenum Concentrate, mt/y		115,160	5,727	10,022	5,441	5,727	7,445	2,291	2,055

1 oz =	31.1035 g
1 t =	2,204.62 Lb

	Data	LOM	-1	1	2	3	4	5	6	7	8	9	10	11
Concentrate Produced
Copper (dmt)	26.5%	21,349,003		1,140,897	1,139,048	1,201,917	1,244,447	1,020,705	1,015,158	985,572	1,035,498	994,818	968,930	1,055,838
Molybdenum (dmt)	50%	230,321		9,163	10,308	10,308	10,881	7,445	10,308	8,590	10,308	10,881	10,881	12,026
Copper (wmt)	8.0%	23,056,924		1,232,169	1,230,172	1,298,071	1,344,003	1,102,362	1,096,371	1,064,418	1,118,338	1,074,403	1,046,445	1,140,305
Molybdenum (wmt)	1.0%	232,622		9,255	10,411	10,411	10,990	7,519	10,411	8,676	10,411	10,990	10,990	12,147

Total Concentrates- Wet		23,289,546		1,241,424	1,240,583	1,308,482	1,354,993	1,109,881	1,106,782	1,073,094	1,128,749	1,085,393	1,057,435	1,152,452

SX-EW Copper Produced (Lbs)		859,490,281		44,569,245	44,643,500	45,134,307	46,726,260	45,204,939	47,812,917	44,889,809	45,232,106	42,814,294	44,897,053	42,814,294

	Data	LOM	12	13	14	15	16	17	18	19	20	21	22
Concentrate Produced
Copper (dmt)	26.5%	21,349,003	985,572	917,155	1,011,460	992,969	1,089,122	772,925	767,378	1,048,442	761,831	628,695	570,624
Molybdenum (dmt)	50%	230,321	19,471	7,445	9,163	5,727	11,454	20,044	10,881	11,454	14,890	4,581	4,110
Copper (wmt)	8.0%	23,056,924	1,064,418	990,528	1,092,377	1,072,406	1,176,252	834,759	828,768	1,132,317	822,777	678,991	616,274
Molybdenum (wmt)	1.0%	232,622	19,666	7,519	9,255	5,784	11,568	20,244	10,990	11,568	15,039	4,627	4,151

Total Concentrates- Wet		23,289,546	1,084,084	998,047	1,101,632	1,078,190	1,187,820	855,003	839,758	1,143,885	837,816	683,618	620,425

SX-EW Copper Produced (Lbs)		859,490,281	44,596,411	44,987,608	45,005,719	44,998,475	33,613,929	33,382,109	33,550,541	33,659,207	33,659,207	17,298,352	—

23-18

Table 23-3

Toromocho Project

Cash Flow, Financial Analysis

Pro Forma in ‘000$ US except where indicated

INCOME STATEMENT	-3	-2	-1	1	2	3	4	5	6	7	8	9
Cathode Copper	0	0	0	51,255	51,340	51,904	53,735	51,986	54,985	51,623	52,017	49,236
Copper	0	0	0	733,194	732,005	772,408	799,740	655,953	652,388	633,375	665,459	639,316
Silver	0	0	0	45,058	51,587	43,894	50,488	52,944	37,365	44,282	39,175	39,240
Molybdenum	0	0	0	101,004	113,630	113,630	119,943	82,066	113,630	94,691	113,630	119,943

Total Gross Revenue	0	0	0	930,510	948,562	981,837	1,023,905	842,949	856,368	823,972	870,281	847,735

Smelter deductions Copper	0	0	0	(25,662)	(25,620)	(27,034)	(27,991)	(22,958)	(22,834)	(22,168)	(23,291)	(22,376)
Smelter deductions Silver	0	0	0	(7,367)	(8,015)	(7,404)	(8,170)	(7,854)	(6,282)	(6,900)	(6,514)	(6,419)
Smelter deductions Molybdenum	0	0	0	(1,698)	(1,911)	(1,911)	(2,017)	(1,380)	(1,911)	(1,592)	(1,911)	(2,017)

Total Smelter Deductions	0	0	0	(34,727)	(35,546)	(36,348)	(38,177)	(32,192)	(31,026)	(30,660)	(31,716)	(30,812)
Refinery - Treatment, Years 1, 2 add As Penalty	0	0	0	(81,061)	(80,964)	(84,134)	(87,111)	(71,449)	(71,061)	(68,990)	(72,485)	(69,637)
Refinery - Cu	0	0	0	(45,025)	(44,952)	(47,433)	(49,111)	(40,281)	(40,063)	(38,895)	(40,865)	(39,260)
Refinery - Cu price participation	0	0	0	(14,151)	(14,128)	(14,907)	(15,435)	(12,660)	(12,591)	(12,224)	(12,843)	(12,339)
Refinery - Ag	0	0	0	(1,450)	(1,676)	(1,403)	(1,628)	(1,734)	(1,195)	(1,438)	(1,256)	(1,262)
Refinery - Mo	0	0	0	(4,965)	(5,586)	(5,586)	(5,896)	(4,034)	(5,586)	(4,655)	(5,586)	(5,896)

Total Refinery costs	0	0	0	(146,651)	(147,305)	(153,464)	(159,181)	(130,159)	(130,496)	(126,202)	(133,036)	(128,395)
Rail Transport - Port Concentrate	0	0	0	(10,540)	(10,533)	(11,109)	(11,504)	(9,423)	(9,397)	(9,111)	(9,583)	(9,215)
Port Handling & Loading Concentrate	0	0	0	(8,913)	(8,907)	(9,395)	(9,729)	(7,969)	(7,947)	(7,705)	(8,104)	(7,793)
Handling Losses Concentrate	0	0	0	(3,489)	(3,572)	(3,701)	(3,864)	(3,143)	(3,209)	(3,077)	(3,268)	(3,196)
Insurance Concentrate	0	0	0	(701)	(715)	(742)	(774)	(630)	(641)	(616)	(653)	(637)

Total Shipping & Handling Concentrate	0	0	0	(23,643)	(23,727)	(24,946)	(25,870)	(21,165)	(21,194)	(20,508)	(21,608)	(20,842)
Total Net Revenue - Net Smelter Return	0	0	0	725,489	741,984	767,078	800,676	659,433	675,651	646,601	683,922	667,687

Rail Transport - Port Cathode	0	0	0	(172)	(172)	(174)	(180)	(174)	(184)	(173)	(174)	(165)
Port Handling & Loading Cathode	0	0	0	(145)	(145)	(147)	(152)	(147)	(156)	(146)	(147)	(139)
Insurance Cathode	0	0	0	(43)	(43)	(43)	(45)	(43)	(46)	(43)	(43)	(41)

Total Shipping & Handling Cathode	0	0	0	(359)	(360)	(364)	(377)	(364)	(385)	(362)	(365)	(345)
Total Net Revenue - Including Cathode Costs	0	0	0	725,130	741,624	766,714	800,300	659,868	675,266	646,239	683,557	667,342

Mining	0	0	0	(77,824)	(81,716)	(81,480)	(81,840)	(85,560)	(94,680)	(107,520)	(93,000)	(98,600)
Milling	0	0	0	(178,485)	(173,010)	(174,105)	(173,010)	(170,820)	(175,748)	(170,273)	(171,915)	(171,368)
Leaching	0	0	(13,292)	(12,700)	(12,840)	(12,791)	(4,296)	(12,824)	(11,320)	(12,224)	(16,923)	(14,697)
G & A	0	0	0	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)

Total Operating Costs	0	0	(13,292)	(287,624)	(286,181)	(286,991)	(277,761)	(287,819)	(300,363)	(308,631)	(300,453)	(303,279)
Royalties	0	0	0	(12,406)	(12,688)	(13,117)	(13,692)	(11,276)	(11,554)	(11,057)	(11,695)	(11,417)

Total Expenses	0	0	(13,292)	(300,030)	(298,869)	(300,108)	(291,453)	(299,095)	(311,916)	(319,688)	(312,148)	(314,697)

EBITDA	0	0	(13,292)	425,099	442,755	466,606	508,847	359,973	363,349	326,551	371,409	352,645

Interest expense	0	0	0	0	0	0	0	0	0	0	0	0
Withholding tax on interest	0	0	0	0	0	0	0	0	0	0	0	0
Advisor Fee	0	0	0	0	0	0	0	0	0	0	0	0
Management Fee	0	0	0	0	0	0	0	0	0	0	0	0
Commitment Fee	0	0	0	0	0	0	0	0	0	0	0	0
Soft Cost	0	0	0	0	0	0	0	0	0	0	0	0
Interest income	0	0	0	0	0	0	0	0	0	0	0	0
Expenses Capitalized	0	0	13,292	0	0	0	0	0	0	0	0	0
Depreciation	0	0	0	(322,443)	(323,996)	(325,298)	(325,298)	(326,060)	(9,085)	(14,039)	(14,776)	(15,271)

Income Before Taxes	0	0	0	102,656	118,759	141,309	183,549	33,913	354,264	312,512	356,633	337,374

Worker’s Participation Tax	0	0	0	(8,213)	(9,501)	(11,305)	(14,684)	(2,713)	(28,341)	(25,001)	(28,531)	(26,990)
Income Tax - Current	0	0	0	(28,333)	(32,778)	(39,001)	(50,660)	(9,360)	(97,777)	(86,253)	(98,431)	(93,115)
Income Tax - Deferred	0	0	0	0	0	0	0	0	0	0	0	0

Net Income	0	0	0	66,111	76,481	91,003	118,206	21,840	228,146	201,258	229,671	217,269

CASHFLOW	-3	-2	-1	1	2	3	4	5	6	7	8	9
Net Income	0	0	0	66,111	76,481	91,003	118,206	21,840	228,146	201,258	229,671	217,269
Depreciation	0	0	0	322,443	323,996	325,398	325,298	326,060	9,085	14,039	14,776	15,271
Non Cash Interest Portion	0	0	0	0	0	0	0	0	0	0	0	0
Income Tax - Deferred	0	0	0	0	0	0	0	0	0	0	0	0
Change in working capital	0	0	0	(34,940)	(1,451)	(1,960)	(3,472)	12,236	(277)	(3,025)	3,687	1,542

Operating Activities	0	0	0	353,614	399,026	414,340	448,031	360,136	236,954	218,321	240,761	234,082

Capital Expenditure	(304,807)	(457,211)	(762,019)	(74,886)	(7,766)	(6,507)	0	(3,813)	(27,339)	(32,535)	(10,195)	(2,474)

Cashflow without financing	-304807	-457211	-775310	273727.95	391259.96	407833.06	440031.34	356323.39	209614.79	185786.16	230565.85	231608.43
IRR Equity	16.7%

INCOME STATEMENT	10	11	12	13	14	15	16	17	18	19	20	21	22
Cathode Copper	51,632	49,236	51,286	51,736	51,757	51,748	38,656	38,389	38,583	38,708	38,708	19,893	0
Copper	622,680	678,531	633,375	589,407	650,011	638,128	699,921	496,718	493,153	673,778	489,588	404,029	366,709
Silver	47,514	45,963	41,632	48,678	43,054	55,918	51,716	42,601	31,353	53,849	50,423	36,848	33,055
Molybdenum	119,943	132,568	214,634	82,066	101,004	63,128	126,255	220,947	119,943	126,255	164,132	50,502	45,304

Total Gross Revenue	841,768	906,298	940,926	771,887	845,826	808,922	916,548	798,655	683,032	892,591	742,851	511,272	445,069

Smelter deductions Copper	(21,794)	(23,749)	(22,168)	(20,629)	(22,750)	(22,334)	(24,497)	(17,385)	(17,260)	(23,582)	(17,136)	(14,141)	(12,835)
Smelter deductions Silver	(7,181)	(7,244)	(6,635)	(7,168)	(6,842)	(8,082)	(7,903)	(6,198)	(5,060)	(8,014)	(6,953)	(5,261)	(4,737)
Smelter deductions Molybdenum	(2,017)	(2,229)	(3,609)	(1,380)	(1,698)	(1,061)	(2,123)	(3,715)	(2,017)	(2,123)	(2,760)	(849)	(762)

Total Smelter Deductions	(30,992)	(33,222)	(32,412)	(29,177)	(31,291)	(31,478)	(34,523)	(27,299)	(24,337)	(33,719)	(26,848)	(20,252)	(18,333)
Refinery - Treatment, Years 1, 2 add As Penalty	(67,825)	(73,909)	(68,990)	(64,201)	(70,802)	(69,508)	(76,239)	(54,105)	(53,716)	(73,391)	(53,328)	(44,009)	(39,944)
Refinery - Cu	(38,238)	(41,668)	(38,895)	(36,195)	(39,917)	(39,187)	(42,981)	(30,503)	(30,284)	(41,376)	(30,065)	(24,811)	(22,519)
Refinery - Cu price participation	(12,018)	(13,096)	(12,224)	(11,376)	(12,545)	(12,316)	(13,508)	(9,587)	(9,518)	(13,004)	(9,449)	(7,798)	(7,077)
Refinery - Ag	(1,551)	(1,489)	(1,346)	(1,597)	(1,393)	(1,840)	(1,685)	(1,400)	(1,011)	(1,763)	(1,672)	(1,215)	(1,089)
Refinery - Mo	(5,896)	(6,517)	(10,551)	(4,034)	(4,965)	(3,103)	(6,207)	(10,862)	(5,896)	(6,207)	(8,069)	(2,483)	(2,227)

Total Refinery costs	(125,529)	(136,678)	(132,006)	(117,402)	(129,622)	(125,954)	(140,620)	(106,456)	(100,426)	(135,740)	(102,583)	(80,315)	(72,857)
Rail Transport - Port Concentrate	(8,978)	(9,784)	(9,204)	(8,473)	(9,353)	(9,154)	(10,085)	(7,259)	(7,130)	(9,712)	(7,113)	(5,804)	(5,267)
Port Handling & Loading Concentrate	(7,592)	(8,275)	(7,784)	(7,166)	(7,910)	(7,741)	(8,529)	(6,139)	(6,029)	(8,213)	(6,016)	(4,908)	(4,455)
Handling Losses Concentrate	(3,168)	(3,436)	(3,626)	(2,868)	(3,166)	(2,999)	(3,514)	(3,133)	(2,598)	(3,422)	(2,874)	(1,954)	(1,769)
Insurance Concentrate	(630)	(684)	(711)	(574)	(633)	(602)	(700)	(608)	(515)	(681)	(562)	(391)	(354)

Total Shipping & Handling Concentrate	(20,368)	(22,179)	(21,325)	(19,081)	(21,061)	(20,496)	(22,827)	(17,139)	(16,272)	(22,028)	(16,564)	(13,057)	(11,846)
Total Net Revenue - Net Smelter Return	664,880	714,220	755,183	606,227	663,852	630,994	718,578	647,762	541,997	701,103	596,856	397,648	342,034

Rail Transport - Port Cathode	(173)	(165)	(172)	(173)	(173)	(173)	(129)	(129)	(129)	(130)	(130)	(67)	0
Port Handling & Loading Cathode	(146)	(139)	(145)	(147)	(147)	(147)	(109)	(109)	(109)	(110)	(110)	(56)	0
Insurance Cathode	(43)	(41)	(43)	(43)	(43)	(43)	(32)	(32)	(32)	(32)	(32)	(17)	0

Total Shipping & Handling Cathode	(362)	(345)	(360)	(363)	(363)	(363)	(271)	(269)	(270)	(271)	(271)	(139)	0
Total Net Revenue - Including Cathode Costs	664,518	713,874	754,823	605,864	663,489	630,631	718,307	647,493	541,726	700,832	596,585	397,509	342,034

Mining	(105,000)	(108,400)	(102,100)	(107,800)	(106,700)	(106,800)	(84,756)	(66,576)	(77,000)	(79,036)	(41,013)	0	0
Milling	(169,178)	(171,368)	(168,083)	(172,463)	(169,178)	(167,535)	(176,295)	(166,988)	(170,273)	(183,413)	(171,915)	(171,915)	(154,221)
Leaching	(13,185)	(15,452)	(16,110)	(16,233)	(16,644)	(16,200)	(16,841)	(16,767)	(16,430)	(17,227)	(17,227)	(7,497)	0
G & A	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(18,615)	(16,699)

Total Operating Costs	(305,978)	(313,835)	(304,907)	(315,110)	(311,136)	(309,150)	(296,507)	(268,945)	(282,318)	(298,290)	(248,769)	(198,027)	(170,920)
Royalties	(11,369)	(12,213)	(12,914)	(10,366)	(11,352)	(10,790)	(12,288)	(11,077)	(9,268)	(11,989)	(10,206)	(6,800)	(5,849)

Total Expenses	(317,347)	(326,048)	(317,821)	(325,477)	(322,488)	(319,940)	(308,795)	(280,022)	(291,586)	(310,279)	(258,976)	(204,827)	(176,769)

EBITDA	347,171	387,826	437,002	280,387	341,001	310,692	409,513	367,471	250,140	390,553	337,609	192,682	165,265

Interest expense	0	0	0	0	0	0	0	0	0	0	0	0	0
Withholding tax on interest	0	0	0	0	0	0	0	0	0	0	0	0	0
Advisor Fee	0	0	0	0	0	0	0	0	0	0	0	0	0
Management Fee	0	0	0	0	0	0	0	0	0	0	0	0	0
Commitment Fee	0	0	0	0	0	0	0	0	0	0	0	0	0
Soft Cost	0	0	0	0	0	0	0	0	0	0	0	0	0
Interest income	0	0	0	0	0	0	0	0	0	0	0	0	0
Expenses Capitalized	0	0	0	0	0	0	0	0	0	0	0	0	0
Depreciation	(14,611)	(24,689)	(24,093)	(27,849)	(28,670)	(28,623)	(13,454)	(7,550)	(1,785)	(470)	(414)	(37)	(30)

Income Before Taxes	332,560	363,137	412,909	252,538	312,331	282,069	396,059	359,921	248,355	390,084	337,195	192,645	166,235

Worker’s Participation Tax	(26,605)	(29,051)	(33,033)	(20,203)	(24,986)	(22,565)	(31,685)	(28,794)	(19,868)	(31,207)	(26,976)	(15,412)	(13,219)
Income Tax - Current	(91,786)	(100,226)	(113,963)	(69,700)	(86,203)	(77,851)	(109,312)	(99,338)	(68,546)	(107,663)	(93,066)	(53,170)	(45,605)
Income Tax - Deferred	0	0	0	0	0	0	0	0	0	0	0	0	0

Net Income	214,168	233,860	265,913	162,634	201,141	181,652	255,062	231,789	159,941	251,214	217,154	124,063	106,411

CASHFLOW	10	11	12	13	14	15	16	17	18	19	20	21	22
Net Income	214,168	233,860	265,913	162,634	201,141	181,652	255,062	231,789	159,941	251,214	217,154	124,063	106,411
Depreciation	14,611	24,689	24,093	27,849	28,670	28,623	13,454	7,550	1,785	470	414	37	30
Non Cash Interest Portion	0	0	0	0	0	0	0	0	0	0	0	0	0
Income Tax - Deferred	0	0	0	0	0	0	0	0	0	0	0	0	0
Change in working capital	450	(3,342)	(4,042)	12,872	(4,982)	2,491	(8,122)	3,455	(9,644)	(11,541)	(4,352)	11,912	2,253

Operating Activities	229,230	255,208	285,965	203,356	224,829	212,766	260,393	242,794	171,369	240,143	221,919	136,012	108,695

Capital Expenditure	(513)	(77,728)	(29,557)	(28,974)	(6,577)	(278)	(1,883)	(37)	(150)	0	0	0	0

Cashflow without financing	228716.51	177479.9	256407.98	174382.1	218252.09	212488.23	258510.38	242757.46	171219.42	240142.61	221919.11	136012.33	108694.56
IRR Equity

23-18

In summary, the impact of the new mine plan and the other changes incorporated by IMC into the cash flow analysis is to increase the prefeasibility ROI from 16% to 16.7% and to increase the NPV 8% from $814 million to $921.7 million.

SNC provided a comprehensive financial sensitivity analysis within the feasibility study. Due to the changes to the cash flow and financial analysis presented herein, IMC has updated and presented a simple sensitivity analysis as summarized in the figure below:

Figure 23-1

Econonomic Sensitivity Summary

23-19

23.9 Payback Period

The cash flow analysis on Table 23-3 indicates that the non-discounted payback period at the base case metal prices of $1.10/lb copper, $10.00/lb moly, and $6.50/oz silver is year 5 of the mine and mill operation.

23.10 Mine Life

The prefeasibility study results in a life of 22 years processing the proven and probable Mineral Reserves. However, there are currently additional Mineral Resources of 601 million tonnes of measured and indicated category which could add 11 more years of life to the project. This material could become reserve category with additional work on: 1) community relations, 2) moving the national highway to the north, and 3) acquisition of surface properties on the east and south sides of the planned mine.

Additional planning and evaluation could add more material to the reserve category without the addition of more drilling.